Exhibit 10.1

Execution Version

FARMOUT AGREEMENT

between

ERHC ENERGY KENYA LIMITED

and

CEPSA KENYA LIMITED
Relating to

Block 11A, Kenya

CLAUSE 1 DEFINITIONS	4

CLAUSE 2 TRANSFER OF INTEREST	8

CLAUSE 3 CONDITIONS TO TRANSFER	10

CLAUSE 4 CONSIDERATION	15

CLAUSE 5 INTERIM PERIOD	22

CLAUSE 6 REPRESENTATIONS AND WARRANTIES OF THE PARTIES	24

CLAUSE 7 TAX	33

CLAUSE 8 CONFIDENTIALITY	35

CLAUSE 9 NOTICES	36

CLAUSE 10 LAW AND DISPUTE RESOLUTION	37

CLAUSE 11 FORCE MAJEURE	39

CLAUSE 12 DEFAULT	39

CLAUSE 13 GENERAL PROVISIONS	41

EXHIBITS:

A	Joint Operating Agreement – Main Principles
B	Transitional Agreement – Main Principles
C	Contract
D	Deed of Transfer Model Form

FARMOUT AGREEMENT

THIS AGREEMENT is entered into on the 7th day of October 2013 by and between

ERHC ENERGY KENYA LIMITED, a company registered in Kenya and having its registered office at P.O Box 38649-00623, Nairobi, Kenya (hereinafter referred to as the “Farmor”); and

CEPSA KENYA LIMITED, a company organized and existing under the laws of Kenya and having its registered office at  P.O Box 10643-00100, Nairobi, Kenya (hereinafter referred to as the “Farmee”);

The companies named above, and their respective successors and assignees (if any), may sometimes individually be referred to as “Party” and collectively as the “Parties”.

WHEREAS, ERHC Energy (AGC Profond) Ltd (“ERHC Energy”), an Affiliate of the Farmor, entered into a Production Sharing Contract with the Government of the Republic of Kenya on 28 June 2012 (such agreement, as amended, is hereafter referred to as the “Contract”);

WHEREAS, ERHC Energy and the Farmor entered into a transfer agreement on 30 September 2013 wherein ERHC Energy transferred to the Farmor its Participating Interest in the Contract and the Farmor agreed to accept such Participating Interest (such transfer agreement being the “Contract Transfer”);

WHEREAS, the Farmor is willing to assign and transfer the Farmout Interest (as defined below) in and under the Contract to the Farmee in accordance with the terms set forth herein and Farmee wishes to acquire the same; and

WHEREAS, the Farmor is also willing to assign and transfer the Operatorship (as defined below) to the Farmee and the Farmee wishes to acquire the same;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and obligations set out below and to be performed, the Farmor and Farmee agree as follows:

CLAUSE 1
DEFINITIONS

As used in this Agreement, the following capitalized words and terms shall have the meaning ascribed to them below. Any capitalized term used in this Agreement and not specifically defined in this Agreement shall have the same meaning as in the Contract.

1.1	Affiliate means a legal entity which Controls, or is Controlled by, or which is Controlled by an entity which Controls, a Party; where “Control” means the ownership directly or indirectly of more than fifty percent (50%) of the voting rights in a legal entity or the power, by contract or otherwise, to direct or cause the direction of the management or policies of a legal entity, and “Controls” and “Controlled by” shall be construed accordingly.

1.2	Agreed Interest Rate means interest compounded on a monthly basis, at the rate per annum equal to the one (1) month term, London Interbank Offered Rate (LIBOR rate) for U.S. dollar deposits, as published in London by the Financial Times or if not published, then by The Wall Street Journal, plus one percent (1%), applicable on the first Working Day prior to the due date of payment and thereafter on the first Working Day of each succeeding calendar month. If the aforesaid rate is contrary to any applicable usury law, the rate of interest to be charged shall be the maximum rate permitted by such applicable law.

1.3	Agreement means this Farmout Agreement together with the Exhibits, schedules and other attachments hereto, and any extension, renewal or amendment hereof agreed to in writing by the Parties.

1.4	Appraisal Well has the meaning given to it in Clause 4.1(iii)(b).

1.5	Attributable Costs has the meaning given to it in Clause 4.1(vi).

1.6	Bank Guarantee has the meaning given to it in Clause 4.1(v).

1.7	Carry Obligation has the meaning given to it in Clause 4.1(ii).

1.8	Closing Date has the meaning given to it in Clause 3.4.

1.9	Conditions has the meaning given to it in Clause 3.1.

1.10	Consent means the prior written consent of the Government Representative to the transfer of the Farmout Interest and the Operatorship, in accordance with Clause 35(2) of the Contract.

1.11	Consent Date means the date on which the Government Representative provides its Consent.

1.12	Contract has the meaning given to it in the Recitals hereto. A copy of the Contract is attached hereto as Exhibit C.

1.13	Contract Area means the area of Petroleum Operations more particularly described in Appendix A to the Contract, as the same may be amended following any relinquishments thereunder or any other amendments thereto.

1.14	Contract Transfer has the meaning given to it in the Recitals hereto.

1.15	Consent Period has the meaning given to it in Clause 3.3(i).

1.16	Consideration has the meaning given to it in Clause 4.1.

1.17	Deed of Novation means the document to be entered into between ERHC Energy and the Farmor wherein ERHC Energy shall transfer by way of novation all its liabilities and obligations pursuant to and in respect of the Contract to the Farmor and the Farmor agrees to accept such liabilities and obligations.

1.18	Deed of Transfer means the document by which the Farmout Interest and the Operatorship is transferred and conveyed to the Farmee or one of its Affiliates by the Farmor as provided hereunder. The Deed of Transfer Model Form is attached hereto as Exhibit D.

1.19	Defaulting Party has the meaning given to it in Clause 3.3(ii)

1.20	Effective Date means the date of execution of this Agreement.

1.21	EIA Project Report means the environmental impact assessment project report to be carried out by or on behalf of ERHC for the Block and to be submitted to NEMA for NEMA’s approval.

1.22	ERHC Energy has the meaning given to it in the Recitals hereto.

1.23	Exploratory Well has the meaning given to it in Clause 4.1(ii)(b)(1).

1.24	Farm-in Fee has the meaning given to it in Clause 4.1(i).

1.25	Farmor’s Guarantee has the meaning given to it in Clause 2.6(c)

1.26	Farmout Interest means a fifty five percent (55%) Participating Interest in the Contract, representing sixty one point eleven percent (61.11%) of the Farmor’s Participating Interest in the Contract.

1.27	First Attributable Costs has the meaning given to in Clause 4.1(vi).

1.28	First Attributable Costs Letter of Credit means the letter of credit to be provided by the Farmor or an Affiliate to the Farmee to guarantee the repayment to the Farmee of the First Attributable Costs pursuant to Clause 3.3(vi).

1.29	Force Majeure has the meaning given to it in Clause 11.

1.30	FTG Survey has the meaning given to it in Clause 4.1(vi)(b).

1.31	Government means the Government of the Republic of Kenya and any political subdivision, agency or instrumentality thereof.

1.32	Government Election has the meaning given to it in Clause 13.1(iv).

1.33	Government Representative means the permanent secretary of the cabinet of the Minister of Energy of the Government or any other Government official authorised to approve the assignment of Farmout Interest under Clause 35(2) of the Contract.

1.34	incurred as used in this Agreement shall be interpreted in accordance with the provisions of the Accounting Procedure attached to the JOA.

1.35	Interim Period means the period commencing on the Effective Date and ending on the Closing Date or the date of the termination of this Agreement, whichever occurs sooner.

1.36	JOA means the Joint Operating Agreement to be entered into between the Parties based substantially on the 2012 AIPN Model Form Joint Operating Agreement and incorporating the JOA Main Principles.

1.37	JOA Main Principles means the main principles for the Joint Operating Agreement as attached hereto as Exhibit A.

1.38	knowledge of a Party refers to the actual knowledge of each of the individuals comprising the management of that Party.

1.39	Laws/Regulations means those laws, statutes, rules and regulations governing activities under the Contract.

1.40	LCIA has the meaning given to it in Clause 10.2(ii).

1.41	Minimum Work and Expenditure Obligations shall mean those work and expenditure obligations detailed in Clause 4 of the Contract.

1.42	NEMA means the National Environment Management Authority of the Government.

1.43	Non-Transferring Party has the meaning given to it in Clause 13.1(i).

1.44	Operator means the entity designated to conduct operations in the Contract Area in accordance with the terms of the JOA, as referred to in the Contract.

1.45	Operator Requirements has the meaning given to it in Clause 2.4(ii).

1.46	Operatorship has the meaning given to it in Clause 2.1(ii).

1.47	Participating Interest means (i) in relation to the Contract, as to any Party that is a party under the Contract the undivided interest of such party expressed as a percentage of the total interest of all parties in the rights and obligations in and under from the Contract; and (ii) in relation to the JOA, as to any party to the JOA, the undivided interest of such party expressed as a percentage of the total interest of all parties in the rights and obligations in and under the JOA.

1.48	Past Costs has the meaning given to it in Clause 4.1(iv).

1.49	Parent Company Guarantee has the meaning given to it in Clause 4.1(v).

1.50	Permits means all easements, permits, licences, certificates, servitudes, surface leases, rights-of-way and other rights pertaining to, or used or held for use in connection with the Contract and operations under the JOA.

1.51	Post Closing Termination Right has the meaning given to it in Clause 4.3.

1.52	Records means all Kenyan accounting records, tax records, agreements, documents, computer files and tapes, maps, books, records, accounts, geological, geophysical, reservoir and engineering data, environmental reports, studies and all other files of Farmor relating to the Farmout Interest, the Operatorship and the Contract. This definition shall not include any information, over which legal privilege would extend, Farmor's interpretation of the Records or managerial reports and decision-making documents.

1.53	Retained Interest means the thirty five percent (35%) Participating Interest in the Contract, held by the Farmor after the transfer of the Farmout Interest.

1.54	Rules has the meaning given to it in Clause 10.2(iii).

1.55	Security means any parent company guarantee or any other guarantee which may be provided by a Party in favour of the Government, if so required by the Government, with respect to the discharge of its obligations under the Contract.

1.56	Supplementary Attributable Costs has the meaning given to in Clause 4.1(vi).

1.57	Supplementary Attributable Costs Letter of Credit means an letter of credit to be provided by the Farmor or an Affiliate to the Farmee to guarantee the repayment to the Farmee of any Supplementary Attributable Costs pursuant to Clause 3.3(vi).

1.58	3D Acquisition has the meaning given to it in Clause 4.1(ii)(b)(2).

1.59	Transferring Party has the meaning given to in Clause 13.1(iii).

1.60	Transitional Agreement means the agreement to be entered into between the Parties, based on the Transitional Agreement Main Principles that provides for the conduct of operations between the Closing Date and the end of the Transitional Period.

1.61	Transitional Agreement Main Principles means the main principles for the Transitional Agreement as attached hereto as Exhibit B

1.62	Transitional Period has the meaning set out in Clause 2.5.

1.63	Working Day means a day other than a Saturday, a Sunday or a day on which the banks are closed for business in (i) Nairobi, Kenya; (ii) Houston, Texas; or (iii) Madrid, Spain.

CLAUSE 2
TRANSFER OF INTEREST
2.1	Grant

Subject to the satisfaction of the Conditions, in exchange for the Consideration and pursuant to the terms and conditions of this Agreement, the Farmor shall assign and transfer to the Farmee, and the Farmee agrees to accept:

(i)	the Farmout Interest; and

(ii)	the character, rights and obligations of the Operator (such character, rights and obligations being the “Operatorship”).

2.2	Binding Effect

The Farmor and the Farmee shall be bound by this Agreement on and from the Effective Date and shall fully perform all of their respective obligations under this Agreement.

2.3	Ownership

After the transfer of the Farmout Interest, the Participating Interests in the Contract and the JOA shall be:

FARMEE (CEPSA)	55% FARMOUT INTEREST
FARMOR (ERHC)	35% RETAINED INTEREST
GOVERNMENT	10%
TOTAL	100%

2.4	Operatorship

(i)	After the transfer of the Operatorship in accordance with this Agreement, Farmee shall act as the Operator during each Exploration Period under the Contract.

(ii)	The Parties acknowledge that whereas the formal transfer of the Operatorship would be made effective upon the Farmee complying with all of the requirements of Kenyan Laws/Regulations or of the Government to establish a local presence in Kenya to enable it to be the Operator (the “Operator Requirements”), the full transition of the Operatorship to the Farmee and the responsibility for carrying out or directing the exploration work program in the Contract Area would only be complete at the end of the Transitional Period.

2.5	Transitional Period

The Parties agree that there will be a period from and including the Closing Date until a date to be agreed between the Parties to allow for the smooth transition of the Operatorship from the Farmor to the Farmee (the “Transitional Period”). The relationship between the Parties concerning the Block and the Petroleum Operations during the Transitional Period and the duration of such Transitional Period shall be governed by the Transitional Agreement.

2.6	Effective Date and Interim Period

Notwithstanding the Consent Date and the Transitional Period, as of the Effective Date and during the Interim Period:

(a)	the Farmee shall pay the Past Costs and the Attributable Costs in the manner described in Clause 4;

(b)	the Farmee shall be deemed to own beneficially the fruits deriving from the Farmout Interest and the Operatorship in the same manner and with all of the same economic and legal rights, attributes and benefits, as if the Deed of Transfer had been executed and delivered. The Farmor shall hold such Farmout Interest and the Operatorship in trust for the exclusive benefit of the Farmee until the end of the Transitional Period, and shall exercise due diligence and good faith in taking all reasonable measures necessary to insure that the Farmee receives all economic and legal rights, benefits and attributes to which the Farmee is entitled;

(c)	upon receipt of the Consent the Farmee shall provide, to the Government, the Bank Guarantee and the Parent Company Guarantee (as referred to in Clause 4(7) of the Contract) provided that where the Farmor or an Affiliate has previously provided any such guarantee (“Farmor’s Guarantee”) the guarantees provided pursuant hereto by the Farmee shall replace the Farmor’s Guarantee which the Farmor shall then withdraw from the Government; and

(d)	Operations in the Contract Area shall be carried out in the manner provided for in Article 5.

CLAUSE 3
CONDITIONS TO TRANSFER
3.1	Conditions

The transfer of the Farmout Interest and the Operatorship is subject to the following conditions:

(i)	the Parties having obtained the Consent;

(ii)	the Parties having obtained the written consent of the Competition Authority of Kenya to the transfer of the Farmout Interest and the Operatorship;

(iii)	the EIA Project Report having been approved by NEMA and written evidence of such approval having been received by ERHC and provided to CEPSA;

(iv)	the Farmor having provided the Farmee with a full and complete copy of the Deed of Novation; and

(v)	the Farmor having obtained from the Government and provided to the Farmee either:

(a)	a letter addressed to ERHC from the Government providing that the Contract is in full force and effect and that there has been no breach of applicable Kenyan Laws/Regulations resulting from the Contract having been in the name of a non-Kenyan registered entity prior to the Contract Transfer or, alternatively, if such breach of applicable Kenyan Laws/Regulations is outstanding that (1) the breach can be remedied or (2) that the Government will waive any further rights of enforcement with regard to such breach; or

(b)	a Certificate of Compliance from the Government confirming that as of the date of the Agreement the Farmor has complied with all applicable Kenyan Laws/Regulations with regard to the Contract and that there is no outstanding breach thereof, provided that any such document obtained by the Farmor shall be reasonably satisfactory to CEPSA, with CEPSA acting reasonably at all times,

with each of the above being a “Condition” and together being the “Conditions”.

Subject to such terms, conditions, and obligations herein as are contingent upon the fulfillment of the Conditions, this Agreement and all the obligations of the Parties hereunder shall be effective as from the Effective Date, including but not limited to (a) the Farmor’s obligation to proceed with the transfer of the Farmout Interest and the Operatorship and (b) the Farmee’s obligation to pay the Past Costs and Attributable Costs as provided herein.

3.2	Acts to be Performed

(i)	Each Party shall use best endeavours to execute all documents, and do and procure to be done all such acts and things as are reasonably within its power, to ensure the Conditions are satisfied as soon as is reasonably practicable after the Effective Date, provided that with regard to the Condition referred to in Clause 3.1(v) the primary responsibility for obtaining either of the documents referred to therein shall be for the Farmor, subject at all times to the Farmee using its reasonable efforts to cooperate with the Farmor to ensure that the relevant document is received if the Farmor requests such cooperation from the Farmee.

(ii)	As soon as practicably possible after the Effective Date, the Farmor and the Farmee shall duly execute as required under Kenyan Laws/Regulations those certificates and instruments necessary to formalize the transfer of both the Farmout Interest and the Operatorship, including but not limited to the Deed of Transfer, if required, and any Security, if required by the Government. The duly executed certificates and instruments shall be diligently submitted by the Farmor to the Government requesting the Consent.

(iii)	Promptly following the Effective Date the Farmor shall use commercially reasonable efforts to deliver to the Farmee all Records. The Farmor may retain copies of the Records. Use and disclosure of such Records by the Parties shall be subject to the confidentiality provisions set out under Clause 8 of this Agreement and under the JOA.

(iv)	Each Party shall notify the other immediately upon the satisfaction of any Condition.

3.3	Termination

(i)	If the Conditions are not satisfied or waived by both Parties within a period of ninety (90) days from the Effective Date, or such longer period as the Parties may mutually agree to (the “Consent Period”), then either Party has the right to terminate this Agreement by giving notice to the other Party, provided that at the end of the Consent Period if either Party is aware that any Condition which has not been granted by the end of the Consent Period is likely to be satisfied within thirty (30) days of the end of the Consent Period and can provide written justification of such to the other Party (including, where appropriate all relevant written correspondence with the Government) the right of termination included in this Clause 3.3(i) shall not apply.

(ii)	Notwithstanding the above, either Party may terminate this Agreement by notice to the other if the Conditions have not been satisfied as a result of the failure of that other Party (the “Defaulting Party”) to fulfill in any material respect any undertaking or commitment given by the Defaulting Party in this Agreement, provided that such breach cannot be cured to the satisfaction of the non-defaulting party within a reasonable period from the date of the breach not to exceed forty five (45) days, or the Government has expressly denied Consent for any reason solely attributable to the Defaulting Party.

(iii)	If the Government or any governmental authority imposes conditions for the Consent, including those imposing licence fees, transfer taxes/fees, royalties and bank guarantee requirements, in excess of those which are or have been usually imposed in similar circumstances or which Consent contains unusual or onerous conditions which either Party is not willing to accept, then the affected Party may terminate this Agreement on notice to the other Party without any further obligation or liability to the other Party.

(iv)	If there are any material changes to the Laws/Regulations prior to the granting of the Consent which would have a material effect on the business of either Party or the Petroleum Operations to be undertaken in the Contract Area, then either Party may terminate this Agreement on notice to the other Party without any further obligation or liability to the other Party.

(v)	In the event of any termination pursuant to this Clause 3.3 the proposed transfer of the Farmout Interest and the Operatorship shall terminate, shall be rendered void and shall have no force and effect and Farmee shall have no interest whatsoever in the Contract and neither the payment of the Farm-in Fee by the Farmee or the provision of the Bank Guarantee and the Parent Guarantee by the Farmee shall be due.

(vi)	Provided that upon either Party’s termination of this Agreement in accordance with Clause 3.3 the Farmee is neither a Defaulting Party nor otherwise in breach of its material obligations under this Agreement, the Farmor shall repay both the Past Costs and any of the Attributable Costs paid by the Farmee to the Farmor as of the date of such termination. In addition to the above, in the event that the Farmor is the Defaulting Party and the Farmee exercises its rights to terminate this Agreement under Clause 3.3(ii), the Farmor shall repay both the Past Costs and any of the Attributable Costs paid by the Farmee to the Farmor as of the date of such termination plus any accrued interest thereon at the Agreed Interest Rate within thirty (30) days of the date of the termination right by wire transfer into the bank account notified in writing by the Farmee to the Farmor. The Parties agree that to guarantee the refund to the Farmee of the Atributable Costs , the Farmor or an Affiliate shall provide in accordance with Clause 4.2(v):

(a)	the First Attributable Costs Letter of Credit for the repayment of the First Attributable Costs; and

(b)	for the repayment of any Supplementary Attributable Costs, a Supplementary Attributable Costs Letter of Credit.

(vii)	Notwithstanding the previous provisions of this Clause 3.3, in the event that any Condition is not satisfied or waived, prior to either Party exercising any right to terminate this Agreement, such Party shall provide the other Party an opportunity within forty-five (45) days of receiving such notice of termination to remedy the matter or circumstance being the cause of such non-satisfaction or non-waiver, if such matter or circumstance is capable of such remedy.

3.4	Satisfaction of Conditions and Closing Date

Within five (5) Working Days of the date on which all of the Conditions have been satisfied or waived, the closing of the transfer of the Farmout Interest shall occur at a location to be agreed between the Parties (the date of such closing being the “Closing Date”).  At the Closing Date:

(i)	the Parties shall execute the Deed of Transfer; and

(ii)	the Farmee shall make the payments of the Farm-in Fee.

CLAUSE 4
CONSIDERATION

4.1	Consideration

As total consideration (the “Consideration”) for the transfer of the Farmout Interest and the Operatorship, the Farmee agrees to bear and pay the following:

(i)	Farm-in Fee

The Farmee shall pay to the Farmor or an Affiliate a one-off payment in cash as a farm-in fee in the amount of two million United States Dollars (US$2,000,000) net of any documentary stamp tax, sales, use, real property, goods and services or value added registration taxes, withholding tax or any transfer tax/fees (the “Farm-in Fee”).

(ii)	Carry Obligation

The Farmee shall pay and bear a carry obligation (the “Carry Obligation”) of:

(a)	one hundred percent (100%) of the Farmor’s costs, expenses, expenditure and liabilities during the Initial Exploration Period chargeable to the joint account under the JOA whether subject to the Contract or otherwise which is attributable to Farmor’s Retained Interest;

(b)	provided that by the end of the Initial Exploration Period the Farmee has neither exercised its Post Closing Termination Right nor any termination right pursuant to the Contract, seventy five percent (75%) of the costs incurred by the Farmor either to:

(1)	drill one (1) exploration well to a depth of 3,000m (an “Exploratory Well”); or

(2)	acquire seven hundred and fifty square kilometres (750km2) of 3D seismic data (the “3D Acquisition”),

during the First Additional Exploration Period in accordance with Clause 4(1)(b) of the Contract;

(c)	provided that (1) no Exploratory Well has been drilled during the First Additional Exploration Period and (2) the Parties have agreed to proceed to a Second Additional Exploration Period, hundred percent (100%) of the costs incurred by Farmor for any Exploratory Well drilled by the Parties during any such Second Additional Exploration Period; and

(d)	the Farmor’s carry obligations to the Government pursuant to the Contract with regard to the activities referred to in sub-clauses (a) to (c) of this Clause 4.1(ii).

For the avoidance of doubt, the Carry Obligation:

(1)	shall be nominated only to the Farmor, borne by the Farmee for the Farmor’s costs, expenses, expenditures, liabilities and obligations referred to in paragraphs (a) to (d) of this Clause 4.1(ii) and shall not be borne by the Farmee for costs, expenses, expenditures, liabilities and obligations of any third party, including any third party transferee to whom the Farmor transfer any portion of its Retained Interest;

(2)	shall only apply to activities during the Initial Exploration Period and the First Additional Exploration Period as listed in sub-clauses (a) to (d) of this Clause 4.1(ii); and

(3)	shall not exceed twenty million five hundred thousand United States Dollars (US$20,500,000).

(iii)	Costs of the Appraisal Well

Provided that the Farmee decides at its own discretion, following its analysis and evaluation of the Exploratory Well or the 3D Acquisition, that sufficient hydrocarbons exist to justify:

(a)	the declaration of a commercial project pursuant to the Contract; and

(b)	the drilling of an appraisal well (the “Appraisal Well”),

the Farmee shall pay one hundred percent (100%) of the costs, expenses, expenditure and liabilities incurred by the Parties for such Appraisal Well.

(iv)	Past Costs:

The Farmee, either directly or through an Affiliate, shall pay to the Farmor or an Affiliate:

(a)	three hundred and ten thousand United States Dollars (US$310,000) representing a refund of the Signature Bonus as referred to in Clause 5(1) of the Contract paid by the Farmor to the Government on the signature of the Contract;

(b)	sixteen thousand and seventy three United States Dollars (US$16,073) representing a refund of the costs of data acquisition incurred by the Farmor prior to the Effective Date;

(c)	fifty four thousand five hundred and sixty nine United States Dollars (US$54,569) representing a refund of the costs for the surface fees incurred by the Farmor pursuant to Clause 5(2) of the Contract prior to the Effective Date; and

(d)	one hundred and seventy five thousand United States Dollars (US$175,000) representing a refund of the costs for the Ministry Training Fund incurred by the Contractor under Clause 13(2) of the Contract prior to the Effective Date.

The costs referred to in sub-paragraphs (a) to (d) of this Clause 4.1(iv) shall be the “Past Costs”.

(v)	Provision of a Bank Guarantee and Parent Company Guarantee

The Farmee shall provide the bank guarantee to the Government referred to in Clause 4(7) of the Contract covering fifty percent (50%) of the minimum work and expenditures described in sub-clause 4(1) of the Contract (the “Bank Guarantee”), and provide the parent company guarantee to the Government referred to in Clause 4(7) of the Contract covering fifty percent (50%) of the minimum work and expenditures described in sub-clause 4(1) of the Contract (the “Parent Company Guarantee”).

(vi)	Payment of Attributable Costs

Subject at all times to the provisions of Clause 3.3(vi), upon the receipt of the appropriate invoices from the Farmor, the Farmee, either directly or through an Affiliate, shall pay the following to the Farmor or an Affiliate in accordance with Clause 4.2(v):

(a)	One hundred and five thousand one hundred and eighty-six United States Dollars (US$105,186) representing the payments for the EIA Project Report, including the costs associated with the commissioning of such EIA Project Report, its submission to NEMA, the NEMA license fee, the advertisement to be placed in a Kenyan newspaper notifying the start of the EIA and the stakeholders’ meeting or meetings;

(b)	Two million twenty four thousand four hundred and sixty United States Dollars (US$2,024,460) representing the costs associated with the contract for the FTG Airborne Geophysical Survey (the “FTG Survey”) for the Block signed with Bellgeo Enterprises Limited;

(c)	Forty six thousand three hundred and twenty United States Dollars (US$46,320) representing the costs associated with the quality control services for the FTG Survey to be provided by Bridgeporth Limited; and

(d)	all costs preapproved by the Farmee and incurred by the Farmor attributable to or arising in carrying out the Contract’s work programme and performing the Contractor’s obligations under the Contract, including the Minimum Work Obligations, provided that the Farmor delivers to the Farmee’s satisfaction, with the Farmee acting reasonably at all times, all of the appropriate documentation justifying the payment of such costs.

In this Clause 4.1(vi):

(i)	the costs referred to in sub-paragraphs (a) to (c) shall be the “First Attributable Costs”; and
(ii)	the costs referred to in sub-paragraph (d) shall be the “Supplementary Attributable Costs”,

with the First Attributable Costs and the Supplementary Attributable Costs together being the “Attributable Costs”.

4.2	Payments

(i)	Upon the JOAbecoming effective, the Farmor shall pay or bear the Carry Obligation on the basis of periodic computations of expenditure under the Carry Obligation expressed in cash calls issued by the Farmee to the Farmor according to the procedures established in the JOA. Upon the Farmee becoming the Operator, the Farmee shall periodically issue and send to both Parties the necessary cash calls as required for Joint Operations under the JOA. The cash calls will be borne one hundred percent (100%) by the Farmee, until the Farmee’s obligations with regard to the Carry Obligation have been satisfied. Thereafter, cash calls will be borne by each Party in proportion to their Participating Interest. Without prejudice to the foregoing, the Party who is the Operator for the time being shall provide the other Party (the “Other Party”), within thirty (30) days of demand by the Other Party, an account of actual expenditure made with regard to the Carry Obligation.

(ii)	Payment of the Past Costs shall be made on the Effective Date by wire transfer into the bank account notified in writing by the Farmor to the Farmee.

(iii)	Payment of the First Attributable Costs shall be made on the Effective Date by wire transfer into the bank account notified in writing by the Farmor to the Farmee.

(iv)	Payment of the Supplementary Attributable Costs shall be made within ten (10) Working Days of the receipt by the Farmee of the appropriate invoices for such Supplementary Attributable Costs and any other documentation as reasonably requested by the Farmee to the bank account notified in writing by the Farmor to the Farmee, provided that the payment by the Farmee of any Supplementary Attributable Costs, shall be subject to the Farmor or an Affiliate providing to the Farmee a Supplementary Attributable Costs Letter of Credit in accordance with Clause 4.2(v).

(v)	Payment of the Farm-in Fee shall be made on the Closing Date by wire transfer into the bank account notified in writing by the Farmor to Farmee.

(vi)	The Farmor or an Affiliate shall provide:

(a)	the First Attributable Costs Letter of Credit to the Farmee on the Effective Date.

(b)	for any Supplementary Attributable Costs, a Supplementary Attributable Costs Letter of Credit to the Farmee on the same date that the Farmor provides to the Farmee all appropriate invoices for such Supplementary Attributable Costs and any other documentation as reasonably requested by the Farmee.

4.3	Termination Right

(i)	Following the Consent Date, the Farmee shall retain a right, to be exercised at its sole discretion and considering the results of the Petroleum Operations carried out during the Initial Exploration Period to terminate the Agreement at the end of the Initial Exploration Period (the “Post Closing Termination Right”).

(ii)	If the Farmee exercises its Post Closing Termination Right, or any other right pursuant to the Contract Farmor agrees to repurchase from Farmee, and Farmee agrees to sell, assign, and transfer re-sell to the Farmor the Farmout Interest free of all costs and encumbrances and the Operatorship for US$1. The Farmee shall bear all income, profits, capital gains, withholding or transfer taxes/fees imposed with regard to the transfer pursuant to this Clause 4.3 of the Farmout Interest and/or the Operatorship. The Parties further agree that if Farmee elects to exercise its Post Closing Termination Right and re-sells to Farmor the Farmout Interest and the Operatorship and withdraw entirely from the this Agreement and the JOA after the completion of the Initial Exploration Period, any preemption rights, preferential purchase rights, or similar provisions shall not apply to the Farmout Interest. Provided that the Farmee has by the date of the exercise of the Post Closing Termination Right complied with the Minimum Work and Expenditure Obligations the Farmee shall have no further liability to the Farmor, and the Farmee shall have no interest whatsoever in the Contract and shall be deemed to have transferred to the Farmor any rights or equitable interest it may have acquired under this Agreement. If the Farmee has not complied with the Minimum Work and Expenditure Obligations at the date of the exercise of the Post Closing Termination Right than it shall indemnify the Farmor for any costs, expenditures, and legal fees that the Farmor may incur to comply with the Minimum Work and Expenditure Obligations pursuant to Clause 4 of the Contract.

4.4	Apportionment of Liability

Except as otherwise provided in this Agreement:

(i)	Subject to the Farmee’s obligations under Clause 4, the Farmor shall be liable for all damages, losses, costs, claims, expenses, liabilities and obligations attributable to the Farmout Interest in respect of all periods prior to the Effective Date and the Farmee shall be liable for all such damages, losses, costs, claims, expenses, liabilities and obligations so attributable thereafter, all in accordance with the provisions of the JOA and this Agreement.

(ii)	Subject to the Farmee’s obligations under Clause 4, the Farmor shall be entitled to all income, receipts, rebates and other amounts attributable to the Farmout Interest in respect of the period prior to the Effective Date and the Farmee shall be entitled to all income, receipts, rebates and other amounts so attributable thereafter, all in accordance with the provisions of the JOA and this Agreement.

CLAUSE 5
INTERIM PERIOD

5.1	Farmor Obligations

During the Interim Period, the Farmor shall continue to meet all of its material obligations under the Contract, agree to be bound by the terms of the JOA as if the same were in effect and shall comply with the following:

(i)	Material Developments

The Farmor shall promptly notify the Farmee and provide details upon the occurrence of: (a) any written notice of default or termination received or given by the Farmor with respect to the Contract, (b) any written notice of any pending or threatened claim, demand, action, suit, inquiry or proceeding related to the Farmor or the Contract, or (c) any event or condition between the Effective Date and the Consent Date that (i) would have a material adverse effect on the business, operations, financial condition or results of operations under the Contract, taken as a whole, or (ii) would render impossible the Farmee’s right to the transfer contemplated herein.

(ii)	Material Decisions

The Farmor agrees to consult with the Farmee before the taking of any material decisions under the Contract until the end of the Transitional Period.

(iii)	Contract

The Farmor agrees to maintain in full force and effect the Contract, comply fully with its obligations under the Contract and not amend or waive any material rights thereunder without the Farmee’s consent.

5.2	Mutual Obligations

During the Interim Period the Farmee and the Farmor shall comply with each of the following undertakings:

(i)	Each Party, as applicable, agrees to use reasonable endeavors to satisfy, in an expeditious manner, the Conditions.

(ii)	The Parties shall not take any action nor fail to take any action prior to the Consent Date that would result in a breach of any of its representations and warranties under this Agreement.

5.3	Interim Period Committee

During the Interim Period, the Parties shall establish an Interim Period coordination committee, with a maximum of three (3) representatives from each of the Farmor and the Farmee, to coordinate the activities of both Parties hereto in relation to the Contract, the Contract Area and the Operations to be carried out thereon.

5.4	JOA

During the Interim Period, the Parties agree to negotiate in good faith and execute the JOA.

5.5	Transitional Agreement

During the Interim Period, the Parties agree to negotiate in good faith and execute the Transitional Agreement based upon the Transitional Agreement Main Principles listed in Exhbit B hereto not later than the Closing Date.  Until the execution of the Transitional Agreement, the Parties shall comply with the Transitional Agreement Main Principles.

CLAUSE 6
REPRESENTATIONS AND WARRANTIES OF THE PARTIES

6.1	Farmor’s Representations and Warranties

The Farmor makes the following representations and warranties to the Farmee as of the Effective Date:

(i)	Farmor’s Rights

The Farmor holds the rights to a ninety percent (90%) undivided Participating Interest in the Contract, free and clear of any liens, claims, burdens or encumbrances, other than the liens, claims, burdens or encumbrances in favour of the Government or according to the terms of the Contract, and applicable Laws/Regulations. The Contract is in full force and effect and no notice of default, termination, or breach under the Contract has been received by the Farmor or, to the knowledge of the Farmor, any other party to the Contract. No event has occurred or failed to occur which constitutes, or which, with the giving of notice or the passage of time or both, would constitute a material default, violation or breach under the Contract. To the knowledge of the Farmor, no other party to the Contract has given or threatened to give notice of any action to alter, terminate or rescind such Contract or to procure a judicial reformation thereof.  The Contract, the Security, relevant Permits, together with applicable Laws/Regulations, contain the entirety of the obligation of the Farmor to the Government, and no other understanding or agreement exists between the Farmor and the Government in relation to the subject matter of the Contract except as otherwise disclosed under this Agreement.

(ii)	Documents

The Farmor has provided the Farmee with complete and correct copy of the Contract and its appendices. Where the Farmor has provided any translation of a document, the Farmor has done so as a courtesy to the Farmee and the Farmor makes no representation or warranty as to the accuracy of the translation.

(iii)	Claims and Litigation

There are no claims, demands (including any demand under the Security), actions, suits, governmental inquiries, or proceedings pending or to the Farmor’s knowledge threatened in connection with the Contract, which would have an adverse effect upon the consummation of the transactions contemplated by this Agreement.

(iv)	Broker Fees and Payments

The Farmee shall not directly or indirectly have any responsibility, liability, or expense as a result of undertakings or agreements of the Farmor for fees, finder’s fees, agent’s commissions, performance payments or other similar forms of compensation in connection with this Agreement.

(v)	Financial and Accounting

All books of account and other Records of the Farmor related to the Contract, whether of a financial or accounting nature, have been maintained in accordance with generally accepted accounting principles, procedures and methods.

(vi)	Business

To the best of the Farmor’s knowledge, the Farmor’s business with respect to the Contract has been conducted, operated and maintained, in compliance in all material respects with all applicable Laws/Regulations (including those relating to the protection of the environment) and the Contract.

(vii)	Authorizations

To the best of the Farmor’s knowledge, the Farmor has obtained and is maintaining all authorizations of the Government that are necessary or required in connection with operations under the Contract and the JOA and the Contract has been operated in accordance with the conditions and provisions of all such authorizations and in compliance with all obligations thereunder or imposed thereby, and no notices of violation have been received by the Farmor or, to the Farmor’s knowledge, any third party, and no proceedings are pending or, to the Farmor’s knowledge, threatened that might result in any modification, revocation, termination, or suspension of any such authorizations of the Government or which would require any corrective or remediation action by the Farmor.

(viii)	Intellectual Property

The Farmor possesses all necessary rights or licenses to with respect to any intellectual property used by it in operations under the Contract.   The execution of this Agreement and consummation of the transactions contemplated by this Agreement will not affect the validity, continuation, or effectiveness of any such rights or licenses on their present terms. The Farmor has received no notice, and has no knowledge of, any infringements or unauthorized or unlawful use of such intellectual property by the Farmor or any allegation that the Farmor’s use of such intellectual property has infringed similar properties of others.

(ix)	Force Majeure

There is no event, condition, or circumstance currently ongoing or present, or reasonably expected, with respect to performance of rights or obligations which constitutes Force Majeure under the Contract.

(x)	No Option or Pre-emption Rights

No person has any call upon, option to purchase, or similar right to obtain production from or attributable to the Contract, or to acquire any of the assets which are subject to the Contract from the Farmor, other than such rights as the Government may have pursuant to the Contract and/or Laws/Regulations and the rights of the Farmee pursuant to this Agreement.

(xi)	Payments and filings under the Contract

All payments, costs and fees required to be paid by the Farmor under the Contract have been made by the Farmor and all regulatory filings and registrations required under the Contract have been made correctly by the Farmor as and when due under the Contract.

(xii)	Tax and customs exemptions

To the best of the Farmor’s knowledge, each of the tax and customs exemptions referred to in the letter from the Minister of Finance of the Government to the Minister of Energy of the Government dated 24 December 2012 have been obtained validly and that there are no other tax or customs exemptions to which the Farmor may benefit and any tax due and payable by the Farmor as at the Effective Date has been paid by the Farmor.

(xiii)	Security

To the best of the Farmor’s knowledge, no event, condition or circumstances incorporating any threats to the security of the Contract Area, the Operations to be undertaken at the Contract Area, the Farmor’s employees, the Farmor’s consultants, the Farmor’s representative office in Kenya or the equipment or assets at the Contract Area or the Farmor’s representative office has occurred, is currently ongoing or is reasonably likely to occur.

(xiv)	Land

To the best of the Farmor’s knowledge, no private land owners have any rights over any part of the Contract Area, no claims exist or are likely to be brought by any third parties with regard to any part of the Contract Area and the Contractor will not need to enter into agreements with private land owners to allow the Petroleum Operations to be undertaken on the Contract Area.

6.2	Farmee’s Representations and Warranties

The Farmee makes the following representations and warranties to the Farmor as of the Effective Date:

(i)	Claims and Litigation

There are no claims, demands, actions, suits, governmental inquiries, or proceedings pending, or to the Farmee’s knowledge, threatened, against the Farmee which would have an adverse effect upon the consummation of the transactions contemplated by this Agreement.

(ii)	Financing

The Farmee has sufficient cash, available lines of credit or other sources of immediately available funds to enable it to fulfill all of its obligations under this Agreement, including its payment obligations under Clause 4.1 hereof, as well as its obligations as a party under the Contract and as a party under the JOA.

(iii)	Technical Capability

The Farmee has the technical capability, personnel and resources to fulfill its obligations as Operator.

6.3	Mutual Representations and Warranties

The Parties make the following representations and warranties to each other as of the Effective Date:

(i)	Corporate Authority

Each Party is duly organized and validly existing under the laws of the country where it is organized.  To the extent required, each Party is qualified to conduct business in the jurisdiction as necessary to perform the Contract and the JOA. Each Party has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by each Party and constitutes a legal, valid and binding obligation of each Party, enforceable against each Party in accordance with its terms.

(ii)	Improper Payments

Each Party warrants that it and its Affiliates and any of their respective directors, officers, employees or agents acting on behalf of such Party have not made, offered, or authorized and will not make, offer, or authorize with respect to the matters which are the subject of this Agreement, any payment, gift, promise or other advantage, whether directly or through any other person or entity, to or for the use or benefit of any public official (i.e., any person holding a legislative, administrative or judicial office, including any person employed by or acting on behalf of a public agency, a public enterprise or a public international organization) or any political party or political party official or candidate for office, where such payment, gift, promise or advantage would violate (i) the applicable laws of the United States of America, Spain, and Kenya (ii) the laws of the country of incorporation of such Party or such Party’s ultimate parent company and of the principal place of business of such ultimate parent company; or (iii) the principles described in the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed in Paris on December 17, 1997, which entered into force on February 15, 1999, and the Convention’s Commentaries.  Each Party agrees to (i) maintain adequate internal controls, (ii) properly record and report all transactions, (iii) comply with the laws applicable to it and (iv) respond in reasonable detail to any written notice from the other Party reasonably connected with the above-stated warranty.  No Party is in any way authorized to take any action on behalf of another Party that would result in an inadequate or inaccurate recording and reporting of assets, liabilities or any other transaction, or which would put such Party in violation of its obligations under the laws applicable to the operations under this Agreement.

(iii)	Other Representations and Warranties

The execution, delivery, and performance of this Agreement by each Party, the consummation of the transactions contemplated hereby, and the compliance with the provisions hereof will not, to the best of each Party’s knowledge and belief:

(a)            Violate any applicable Laws/Regulations, judgment, decree or award;

(b)            Contravene the organization documents of a Party; or

(c)            Result in a violation of a term or provision, or constitute a default or accelerate the performance of an obligation under any contract or agreement executed by a Party hereto.

6.4	Repetition of Representations and Warranties

All representations and warranties given under this Clause 6 shall be deemed repeated and valid, true and correct as of the Closing Date, and each Party agrees to inform the other Party of any material changes to the facts in the representations and warranties prior to the Closing Date.

6.5	Disclaimer of Other Representations and Warranties

Except for the representations and warranties provided in this Clause, the Farmor and the Farmee make no, and disclaim all liability for any, warranty or representation of any kind, either express, implied, statutory, or otherwise, including, without limitation, any warranty or representation with respect to:

(i)	the accuracy or completeness of any data, reports, Records, projections, information, or materials now, heretofore, or hereafter furnished or made available to the Farmee in connection with this Agreement, and

(ii)	the existence of prospects or their geographical, geological or geophysical characteristics, the existence, quality or recovery rate of hydrocarbons or the future investments, costs and revenues for the development or exploitation of reserves.

Furthermore, the Parties acknowledge that the transfer of the Farmout Interest and the Operatorship and the payment of the Consideration are not subject to the results of operations to be carried out during the Interim Period.

6.6	Limitations

The representations and warranties made in Clause 6.1 to Clause 6.3 inclusive shall:

(i)	survive until the expiry of twelve (12) months after the Consent Date and shall thereafter be of no further force and effect except with respect to matters that have been the subject of a bona fide written claim asserted pursuant to this Agreement prior to the expiry of the said twelve (12) month period; and

(ii)	not give rise to any claim or claims for damages by a Party except to the extent the aggregate amount of damages claimed by that Party pursuant to this Clause 6.6 exceeds one million United States Dollars (US$1,000,000) and provided that neither Party shall in any circumstances have any liability to the other Party for damages in excess of a sum equal to one hundred percent (100%) of the amount of the Consideration.

6.7            General Indemnity

Subject to Clause 6.5:

(i)	Each Party shall defend, indemnify and hold the other Parties harmless from any and all claims, damages, losses, penalties, costs and expenses arising from or related to, any breach by such Party in respect of the warranties made in Clause 6.3(ii) hereof. Such indemnity obligation shall survive termination or expiration of this Agreement.

(ii)	The Farmor:

(A)	shall be liable to the Farmee for the Farmee’s losses; and

(B)	as a separate covenant shall indemnify and save Farmee harmless from and against all losses that may be brought against it or which it may otherwise suffer, sustain, pay or incur;

as a direct result of or arising out of, resulting from, attributable to, or connected with:

(A)	any misrepresentation or breach of a representation, warranty or covenant of the Farmor contained herein; provided, however, that nothing in this Clause 6.7 shall be construed so as to cause the Farmor to be liable to the Farmee or to indemnify the Farmee or its representatives in connection with any misrepresentation or breach of any such representation, warranty or covenant if and to the extent that the Farmee or its representatives had express knowledge thereof prior to the Closing Date; or

(B)	any event of fraud by the Farmor in connection with the transaction;

except any losses insofar as they are caused by a breach of the Farmee`s representations, warranties or covenants contained herein for which the Farmee is liable to indemnify the Farmor or by the gross negligence, fraud or wilful misconduct of either the Farmee or any of its representatives.

(iii)	The Farmee:

(A)	shall be liable to the Farmor for the Farmor's losses; and

(B)	as a separate covenant shall indemnify and save the Farmor harmless from and against all losses that may be brought against it or which it may otherwise suffer, sustain, pay or incur;

as a direct result of or arising out of, resulting from, attributable to, or connected with:

(A)	any misrepresentation or breach of a representation, warranty or covenant of the Farmee contained herein, provided, however, that nothing in this Clause 6.7 shall be construed so as to cause the Farmee to be liable to the Farmor or to indemnify the Farmor or its representatives in connection with any misrepresentation or breach of such representation, warranty or covenant if and to the extent that the Farmor or its representatives had express knowledge thereof prior to the Closing Date;

(B)	any event of fraud by Farmee in connection with the transaction; and

(C)	the assets, but only to the extent arising or accruing from and after the Closing Date;

except any losses insofar as they are caused by a breach of the Farmor's representations, warranties or covenants contained herein for which the Farmor is liable to indemnify the Farmee, or by the gross negligence, fraud or wilful misconduct of either the Farmor or its representatives.

(iv)	Except as otherwise provided in Clause 6.7(i), from and after the Consent Date, this Clause 6.7 contains the Parties’ exclusive remedy against each other with respect to breaches of the representations, warranties, covenants, and agreements of the Parties that occur prior to the Consent Date. Except with regard to the warranties in Clause 6.3(ii), any claim for indemnity hereunder must be made prior to the expiry of twelve (12) months from the Consent Date.

(v)	The indemnity to which each Party is entitled under this Clause 6.7 shall be for the benefit of and extend to such Party’s present and former Affiliates, and its and their respective directors, officers, employees and agents. Any claim for indemnity under this Clause 6.7 by any such Affiliate, director, officer, employee or agent must be brought and administered by the applicable Party to this Agreement.

CLAUSE 7
TAX

7.1	Tax Obligations

(i)	The Farmee shall bear all documentary stamp tax, sales, use, real property, goods and services or value added registration taxes or any transfer tax/fees imposed on the transfer of the Farmout Interest and/or the Operatorship which are not levied on the income, capital gain or profit resulting from the transfer of the Farmout Interest and/or the Operatorship.

(ii)	With the exception of any income, profits, capital gains or withholding taxes imposed on the Farm-in Fee which shall be borne by the Farmee, the Farmor shall bear all income, profits, capital gains or withholding taxes imposed with regard to the transfer of the Farmout Interest and/or the Operatorship.

(iii)	All sums referred to in this Agreement, in whatever currency, are stated exclusive of any taxes.

(iv)	Each Party shall be responsible for reporting and discharging its own tax measured by its own profit or income of the Party and the satisfaction of such Party’s share of all contract obligations under the Contract, the JOA and under this Agreement. Each Party shall protect, defend and indemnify the other Party from any and all loss, cost or liability arising from the indemnifying Party’s failure to report and discharge such taxes or satisfy such obligations. The Parties intend that all income and all tax benefits (including deductions, depreciation, credits and capitalization) with respect to the expenditures made by the Parties hereunder will be allocated to the Parties based on the share of each tax item actually received or borne by each Party. If such allocation is not accomplished due to the application of the Laws/Regulations or other Government action, the Parties shall attempt to adopt mutually agreeable arrangements that will allow the Parties to achieve the financial results intended. The Parties (where one is the Operator) shall, or (where neither is Operator) shall seek to procure that Operator shall, provide each Party, in a timely manner and at such Party’s sole expense, with such information with respect to Joint Operations as such Party may reasonably request for preparation of its tax returns or responding to any audit or other tax proceedings.

(v)	United States Tax Election. If, for United States federal income tax purposes, this Agreement and the operations under this Agreement are regarded as a partnership, the Parties have agreed not to form a tax partnership. Each Party elects to be excluded from the application of all of the provisions of Subchapter “K”, Chapter 1, Subtitle “A” of the United States Internal Revenue Code of 1986, as amended (the “Code”), to the extent permitted and authorized by Section 761(a) of the Code and the regulations promulgated under the Code. Operator, if it is a U.S. Party, is authorized and directed to execute and file for each Party such evidence of this election as may be required by the Internal Revenue Service, including all of the returns, statements, and data required by United States Treasury Regulations Sections 1.761-2 and 1.6031(a)-1(b)(5) and shall provide a copy thereof to each U.S. Party. However, if Operator is not a U.S. Party, the Party who holds the greatest Participating Interest among the U.S. Parties shall fulfill the obligations of Operator under this Article. Should there be any requirement that either Party give further evidence of this election, each Party shall execute such documents and furnish such other evidence as may be required by the Internal Revenue Service or as may be necessary to evidence this election. Neither Party shall give any notice or take any other action inconsistent with the foregoing election. If any income tax laws of any state or other political subdivision of the United States or any future income tax laws of the United States or any such political subdivision contain provisions similar to those in Subchapter “K”, Chapter 1, Subtitle “A” of the Code, under which an election similar to that provided by Section 761(a) of the Code is permitted, each Party shall make such election as may be permitted or required by such laws. In making the foregoing election or elections, each U.S. Party states that the income derived by it from operations under this Agreement can be adequately determined without the computation of partnership taxable income. Unless approved by every Non-U.S. Party, no activity shall be conducted under this Agreement that would cause any Non-U.S. Party to be deemed to be engaged in a trade or business within the United States under United States income tax laws and regulations.

CLAUSE 8
CONFIDENTIALITY

8.1	Each Party agrees that the terms of this Agreement and all information disclosed under this Agreement, except information that is publicly available or lawfully in possession of a Party prior to the date of execution hereof, shall be considered confidential and shall be held confidential on the same terms and for the same period as set out in the JOA.

8.2	All data and information received by the Farmee under the Confidentiality Agreement between the Farmor and Farmee dated 10 October 2012 shall be held on the terms set out in this Clause 8.

CLAUSE 9
NOTICES

All notices authorized or required between the Parties by any of the provisions of this Agreement shall be in writing (in English) and delivered in person or by courier service or by any electronic means of transmitting written communications which provides written confirmation of complete transmission, and properly addressed to the other Party.  Oral communication does not constitute notice for purposes of this Agreement, and, except as hereinabove provided for electronic transmission of written communications, e-mail addresses for the Parties are listed below as a matter of convenience only.  A notice given under any provision of this Agreement shall be deemed delivered only when received by the Party to whom such notice is directed, and the time for such Party to deliver any notice in response to such originating notice shall run from the date the originating notice is received.  “Received” for purposes of this Clause shall mean actual delivery of the notice to the address of the Party specified hereunder.

If to the Farmor:

Name:  ERHC Energy Kenya  Limited.
Address: c/o ERHC Energy, Inc.
c/5444 Westheimer Road, Ste. 1440
Houston, Texas 77056
USA
Attention:  Sylvan Odobulu
Telephone:  +713 554 3061
Email: slyodobulu@erhc.com

If to the Farmee:

Name: CEPSA Kenya Limited
Address:  c/o Compañía Española de Petróleos, S.A.U
Ribera del Loira, 50
28042 Madrid, Spain
Attention:  Jagoba Cubes
Telephone:  +34 91 337 7355
E-Mail:  jagoba.cubes@cepsa.com

CLAUSE 10
LAW AND DISPUTE RESOLUTION

10.1	Governing Law

The substantive laws of England and Wales, exclusive of any conflicts of laws principles that could require the application of any other law, shall govern this Agreement for all purposes, including the resolution of all disputes between or among Parties.

10.2	Dispute Resolution

(i)	The Parties agree, as a severable and independent arbitration agreement separately enforceable from the remainder of this Agreement, that any dispute, controversy or claim arising out of or in relation to or in connection with this Agreement, including, without limitation, any dispute as to the construction, validity, interpretation, enforceability, or breach of this Agreement, or of any guaranty issued pursuant to or in connection with this Agreement, that cannot be settled through good-faith discussions between the senior management of the Parties shall be exclusively and finally settled by arbitration in accordance with this Clause 10.2.

(ii)	Any Party may submit such a dispute, controversy, or claim to arbitration by notice to the other Party and the administrator for the London Court of International Arbitration (“LCIA”).

(iii)	The arbitration proceedings shall be conducted in London, United Kingdom in the English language in accordance with the Rules of the LCIA as in effect on the date of this Agreement (“Rules”). The applicable authorities in respect to procedural matters, in order of precedence for purposes of the arbitration, shall be this Agreement, the Rules, and laws of England and Wales.

(iv)	The arbitration shall be heard and determined by three (3) arbitrators.

(v)	Each Party shall appoint an arbitrator of its choice within twenty (20) days of the submission of the notice of arbitration.

(vi)	The Party appointed arbitrators shall in turn appoint a presiding arbitrator for the tribunal within twenty (20) days following the appointment of the second Party appointed arbitrator.

(vii)	If any Party fails to appoint its Party appointed arbitrator and/or the Party appointed arbitrators cannot reach agreement on a presiding arbitrator for the tribunal within the applicable period, the LCIA shall act as appointing authority to appoint an independent arbitrator with at least ten (10) years (including at least five (5) years’ experience international) experience in the legal and/or commercial aspects of the petroleum industry.

(viii)	None of the arbitrators shall have been an employee of or consultant to either Party to this Agreement or any of its Affiliates within the five (5) year period preceding the arbitration, or have any financial interest in the dispute, controversy, or claim.

(ix)	The arbitrators shall not be bound by the rules of evidence and civil procedure. If a Party fails or refuses to appear at and participate in an arbitration hearing after due notice, the arbitrators may hear and determine the dispute on evidence produced by the Party that does appear. The arbitrators shall be required to give written reasons for their decision.

(x)	The award shall be issued in writing within sixty (60) days after the later of the close of the hearing, or the last day for submittal of information or other documents as requested for submittal by the arbitrators.

(xi)	The decision of the majority of the arbitrators shall constitute an award and said award shall be final and binding upon the Parties, and shall be without right of appeal.

(xii)	The award of the arbitrators shall take the form of an order to pay money damages in US Dollars, shall not include consequential, punitive or other special damages, and shall include interest from the date of dispute until paid.

(xiii)	The fees of the arbitrators and costs incidental to arbitration proceedings, including legal expenses of the Parties, shall be borne in accordance with the award of the arbitrators.

(xiv)	Any arbitration award rendered pursuant to this Agreement shall be enforceable in accordance with the provisions of the 1958 Convention on the Enforcement of Foreign Arbitration Awards of the United Nations to which the United States of America and Spain are signatories, and may be entered and confirmed in any court having jurisdiction.

(xv)	Any governmental body, agency, or government-owned entity which is or becomes a Party to this Agreement agrees to waive all sovereign immunity by whatever name or title with respect to disputes, controversies or claims arising out of or in relation to or in connection with this Agreement, including without limitation, the jurisdiction of the arbitration panel, the enforcement and execution of any arbitration decision and award, and the issuance of any attachment or other interim remedy.

(xvi)	Privileges protecting attorney-client communications and attorney work product from compelled disclosure or use in evidence, as recognized by the jurisdiction in which each Party’s parent is located, shall apply to and be binding in any arbitration proceeding conducted under this Clause 10.2.

CLAUSE 11
FORCE MAJEURE

If as a result of Force Majeure, any Party is rendered unable, wholly or in part, to carry out its obligations under this Agreement, other than the obligation to pay any amounts due, then the obligations of the Party giving such notice, so far as and to the extent that the obligations are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused and for such reasonable period thereafter as may be necessary for the Party to put itself in the same position that it occupied prior to the Force Majeure, but for no longer period.  The Party claiming Force Majeure shall notify the other Parties of the Force Majeure within a reasonable time after the occurrence of the facts relied on and shall keep all Parties informed of all significant developments.  Such notice shall give reasonably full particulars of the Force Majeure and also estimate the period of time which the Party will probably require to remedy the Force Majeure.  The affected Party shall use all reasonable diligence to remove or overcome the Force Majeure situation as quickly as possible in a commercially reasonable manner but shall not be obliged to settle any labor dispute except on terms acceptable to it. All such disputes shall be handled within the sole discretion of the affected Party.  For the purposes of this Agreement, “Force Majeure” shall have the same meaning as given to in the Contract.

CLAUSE 12
DEFAULT

12.1	Default

(i)	If (a) the Farmee fails to pay in whole or in part the amounts due under Clause 4.1 of this Agreement to the Farmor by the applicable dates or (b) the Farmor fails to make the refund of any Past Costs or Attributable Costs to the Farmee pursuant to this Agreement, then either the Farmee or the Farmor as the case may be shall be in default and such amounts so due and payable shall accrue interest from the time of default at the Agreed Interest Rate. At any time after a default, the Party not in default shall have the right to send the Party in default a written notice stating the amount and cause of such default and the Party in default shall have no more than fifteen (15) days after receiving such notice to remedy such default or send a written counter-notice to the Party not in default stating the reasons why it disputes such default. If the Parties do not reach agreement on the resolution of the default within thirty (30) days after receipt of either such notice, then either Party may refer the dispute to arbitration in accordance with Clause 10.2 hereof. If the arbitrator determines the existence of the default but does not cause such Party in default to cure the default by payment of the amounts due, then the Party not in default shall be entitled to all remedies that would be available to a non-defaulting party under the JOA, applied mutatis mutandis to this Agreement.

(ii)	Notwithstanding any other provisions of this Agreement, in no event shall anyParty be liable to the other Party for special, indirect or consequential damages inconnection with this Agreement or with respect to any operations related thereto

12.2	Re-transfer

Without prejudice to the JOA and any other rights available to the Farmor in this Agreement, in the event that the Farmee fails to perform its obligations under Clause 3 and/or 4 herein, the Farmee shall have a period of forty five (45) Working Days from receipt of the Farmor’s written notice of default to cure such default. If the Farmee fails to timely cure the default, then the transfer of the Farmout Interest and the Operatorship pursuant to this Agreement shall not occur. In this event, the Farmee agrees to (a) execute any and all such documents as are necessary to be submitted to the Government in order to reflect the fact that, even if the Parties had previously submitted the request for Consent, the Farmout Interest and the Operatorship is not to be transferred to the Farmee; and (b) diligently undertake all necessary actions and requests to obtain any authorizations of the Government or any other governmental approval which may be required to ensure that the request for Consent is annulled and revoked and consequently have no effect as between the Parties and between the Parties and any third party.

CLAUSE 13
GENERAL PROVISIONS
13.1	Transfer

(i)	Prior to the Consent Date, other than to an Affiliate, neither Party may assign or transfer its interest and obligations in or under this Agreement without the prior written consent of the other Party (with such non-transferring Party being the “Non-Transferring Party”).

(ii)	Prior to or following the Consent Date, neither Party may assign, transfer or otherwise dispose of, all or part of its Participating Interest to any third party (the “Third Party Transferee”) without the prior written consent of the Non-Transferring Party, provided that:

(a)	the Non-Transferring Party shall act reasonably at all times;

(b)	such consent of the Non-Transferring Party shall not be refused if the proposed Third Party Transferee satisfies all technical, operational, regulatory (including financial and security regulators) and financial requirements to enable it to comply with its obligations as a Contractor under the Contract and the JOA.

Notwithstanding the above, if ERHC wishes to assign, transfer  or otherwise dispose of, all or part of its Participating Interest to a Third Party Transferee that does not satisfy all technical, operational, regulatory (including financial and security regulators) and financial requirements to enable such Third Party Transferee to comply with its obligations as a Contractor under the Contract and the JOA, ERHC shall agree in a document reasonably satisfactory to CEPSA to remain liable for all of the Third Party Transferee’s technical, operational, regulatory (including financial and security regulators) and financial obligations under the Contract and the JOA.

(iii)	If either Party (the “Transferring Party”) wishes to negotiate with or enter into any agreement with a Third Party Transferee for the assignment, transfer or otherwise disposal of all or part of its Participating Interest, the Non-Transferring Party shall have the right at all times to match any offer made by such Third Party Transferee for the relevant Participating Interest and to have a right of first refusal over the acquisition of such Participating Interest on the same terms as those proposed by the Third Party Transferee to the proposed Transferring Party. If a Transferring Party transfers any portion of its rights and obligations herein or under the Contract to a Third Party Transferee, any payment and other obligations of the Transferring Party in favour of the Non-Transferring Party shall remain the obligations of the Transferring Party unless the Transferring Party secures an undertaking from Third Party Transferee in favour of the Non-Transferring Party obliging the Third Party Transferee to make such payments and bear such obligations (or in the case of a partial transfer, a pro rata share of such payments and obligations) to the Non-Transferring Party in accordance with the terms of this Agreement.

(iv)	If the Government elects to acquire an additional interest in the Contract pursuant to Clause 28(1) of the Contract (the “Government Election”), the Parties agree that each Party will transfer a portion of their Participating Interest to the Government pro-rata to their Participating Interest as at the Consent Date to ensure that such quantum of additional interest acquired by the Government under the Government Election is satisfied. Each Party covenants and undertakes hereby that if it seeks to transfer any part of its interest in the Contract after the Consent Date, it will ensure that the transferee shall be bound by an identical provision to relinquish to the Government upon the Government Election such pro-rata portion of the transferred interest as will enable the Government to acquire the additional interest it elects to acquire.

13.2	Relationship of Parties

The rights, duties, obligations and liabilities of the Parties under this Agreement shall be individual, not joint or collective.  It is not the intention of the Parties to create, nor shall this Agreement be deemed or construed to create, a mining or other partnership, joint venture or association or (except as explicitly provided in this Agreement) a trust.  This Agreement shall not be deemed or construed to authorize either Party to act as an agent, servant or employee for the other Party for any purpose whatsoever except as explicitly set forth in this Agreement.  In their relations with each other under this Agreement, the Parties shall not be considered fiduciaries except as expressly provided in this Agreement.

13.3	Further Assurances

Each of the Parties shall do all such acts and execute and deliver all such documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.

13.4	Waiver

No waiver by one Party of any one or more defaults by the other Party in the performance of any provision of this Agreement shall operate or be construed as a waiver of any future default or defaults by the same Party whether of a like or of a different character.  Except as expressly provided in this Agreement, neither Party shall be deemed to have waived, released or modified any of its right under this Agreement unless such Party has expressly stated, in writing, that it does waive, release or modify such right.

13.5	Joint Preparation

Each provision of this Agreement shall be construed as though both Parties participated equally in the drafting of the same.  Consequently, the Parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable to this Agreement.

13.6	Severance of Invalid Provisions

If and for so long as any provision of this Agreement shall be deemed to be judged invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other provision of this Agreement except only so far as shall be necessary to give effect to the construction of such invalidity, and any such invalid provision shall be deemed severed from this Agreement without affecting the validity of the balance of this Agreement.

13.7	Modifications

There shall be no modification of this Agreement except by written consent of the Parties.

13.8	Priority of Agreement

In the event of any conflict between the provisions of the main body of this Agreement and its Exhibits, the provisions of the main body of the Agreement shall prevail. In the event of any conflict between this Agreement and the JOA, this Agreement shall prevail. In the event of any conflict between this Agreement and the Contract, this Agreement shall prevail unless such would be in violation of the Laws/Regulations or the terms of the Contract.

13.9	Damages

Notwithstanding anything else to the contrary in this Agreement, neither Party shall be liable to the other Party for loss of profits, business interruption, or incidental, consequential, special, or punitive damages, regardless of negligence or fault.

13.10	Interpretation

(i)	Headings. The topical headings used in this Agreement are for convenience only and shall not be construed as having any substantive significance or as indicating that all of the provisions of this Agreement relating to any topic are to be found in any particular Clause.

(ii)	Singular and Plural. Reference to the singular includes a reference to the plural and vice versa.

(iii)	Gender. Reference to any gender includes a reference to all other genders.

(iv)	Clause and Exhibit. Unless otherwise provided, reference to any Clause or any Exhibit is a reference to a Clause or Exhibit of this Agreement.

(v)	“include” and “including” shall be taken to be inclusive and without limiting the generality of the description preceding such term and are used in an illustrative sense and not a limiting sense.

13.11	Counterpart Execution

This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed an original Agreement for all purposes; provided that neither Party shall be bound by this Agreement unless and until both Parties have executed a counterpart. For purposes of assembling all counterparts into one document, the Farmor is authorized to detach the signature page from one or more counterparts and, after signature thereof by the respective Party, attach each signed signature page to a counterpart.

13.12	Public Announcements

No public announcement or statement regarding the terms or existence or this Agreement shall be made without prior written consent of both Parties; provided that, notwithstanding any failure to obtain such approval, neither Party shall be prohibited from issuing or making any such public announcement or statement to the extent it is necessary to do so in order to comply with the applicable laws, rules or regulations of any government, legal proceedings or stock exchange having jurisdiction over such Party or its Affiliates, however, any such required public announcement shall include only that portion of the information which the disclosing Party is advised by written opinion of counsel (including in-house counsel) is legally required to announce.  Such opinion shall be delivered to the other Parties prior to any such public announcement.

13.13	Entirety

With respect to the subject matter contained herein, this Agreement (i) is the entire agreement of the Parties; and (ii) supersedes all prior understandings and negotiations of the Parties.

13.14	Rights of Third Parties

The Parties to this Agreement do not intend that any term of this Agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person that is not a Party.

[signing blocks on next page]

IN WITNESS of their agreement, each Party has caused its duly authorized representative to sign this instrument on the date set out in the first sentence of this Agreement.

ERHC ENERGY KENYA LIMITED

BY:	/s/ Sylvan Odobulu
NAME:	Sylvan Odobulu
TITLE:	Vice President/Controller

CEPSA KENYA LIMITED

BY:	/s/ (illegible)
NAME:	(illegible)
TITLE:	Director

EXHIBIT A
Joint Operating Agreement – Main Principles
(Main principles for the JOA to be executed between the Parties)

As provided in Clause 5.4 of the Agreement the Parties agree to negotiate in good faith and execute no later than the Closing Date a Joint Operating Agreement (“JOA”) based substantially on the 2012 AIPN Model Form International Operating Agreement and including the following Main Principles.

I.	Scope.

The purpose of the JOA is to establish the respective rights and obligations of the Parties concerning operations and activities under the Contract, including the joint exploration, appraisal, development, production of hydrocarbons (including treatment, storage, and handling of produced hydrocarbons upstream of the delivery Point), the determination of entitlements at the delivery point and decommissioning.

II.	Term.

The JOA shall have effect from the Closing Date and shall continue in effect until the following occur: the Contract terminates; all materials, equipment and personal property used in connection with Joint Operations or Exclusive Operations have been disposed of or removed; and final settlement (including settlement in relation to any financial audit carried out pursuant to the Accounting Procedure) has been made. Notwithstanding, certain provisions regarding abandonment obligations, indemnities, applicable law and dispute resolution, liabilities and accounting procedure, shall remain in effect until all obligations have been extinguished and all disputes have been resolved.

III.	Operator.

1.	The Farmee shall be designated as Operator under the JOA.

2.	Operator may resign as Operator at any time by so notifying the other Parties at least one hundred and twenty (120) days prior to the effective date of such resignation.

3.	(A) Neither Operator nor any other Indemnitee (as defined below) shall bear (except as a Party to the extent of its Participating Interest share) any damage, loss, cost, expense or liability resulting from performing (or failing to perform) the duties and functions of Operator, and the Indemnitees are hereby released from liability to Non-Operators for any and all damages, losses, costs, expenses and liabilities arising out of, incident to or resulting from such performance or failure to perform, even though caused in whole or in part by a pre-existing defect, or the negligence (whether sole, joint or concurrent), gross negligence, willful misconduct, strict liability or other legal fault of Operator (or any such Indemnitee).

(B)    The Parties shall (in proportion to their Participating Interests) defend and indemnify Operator and its Affiliates, and their respective directors, officers, and employees (collectively, the “Indemnitees”), from any and all damages, losses, costs, expenses (including reasonable legal costs, expenses and attorneys’ fees) and liabilities incident to claims, demands or causes of action brought by or on behalf of any person or entity, which claims, demands or causes of action arise out of, are incident to or result from Joint Operations, even though caused in whole or in part by a pre-existing defect, or the negligence (whether sole, joint or concurrent), gross negligence, willful misconduct, strict liability or other legal fault of Operator (or any such Indemnitee).

(C) Despite (A) or (B), if any Senior Supervisory Personnel of Operator or its Affiliates engage in Gross Negligence / Willful Misconduct that proximately causes the Parties to incur damage, loss, cost, or liability for claims, demands or causes of action referred to in (A) or (B), then, in addition to its Participating Interest share, Operator shall bear all such damages, losses, costs, and liabilities.

IV.	Operating Committee.

1.	The Parties will establish an operating committee under the JOA composed of representatives of each Party holding a Participating Interest to provide for the overall supervision and direction of joint operations. Each Party shall appoint one (1) representative and one (1) alternate representative to serve on the Operating Committee. The Operating Committee may establish such subcommittees, including technical subcommittees, as the Operating Committee may deem appropriate. The functions of such subcommittees shall be in an advisory capacity or as otherwise determined unanimously by the Parties. Each Party shall have the right to appoint a representative to each subcommittee.

2.	Except as otherwise expressly provided in the JOA, all decisions, approvals and other actions of the Operating Committee on all proposals coming before it shall be decided by the affirmative vote of two (2) or more Parties which are not Affiliates then having collectively at least sixty-five percent (65%) of the Participating Interests.

3.	(A)If a Joint Operation has been properly proposed to the Operating Committee and the Operating Committee has not approved such proposal in a timely manner, then any Party that voted in favor of such proposal shall have the right to propose an Exclusive Operation involving operations essentially the same as those proposed for such Joint Operation.

(B)    If a Party voted against any proposal which was approved by the Operating Committee and which could be conducted as an Exclusive Operation, then such Party shall have the right not to participate in the operation contemplated by such approval.  If a Party exercises this right of non-consent, the Parties who were not entitled to give or did not give notice of non-consent shall be Consenting Parties as to the operation contemplated by the Operating Committee approval, and shall conduct such operation as an Exclusive Operation.

V.	Work Programs and Budgets.

1.	On or before the 28th day of April of each year, Operator shall deliver to the Parties a proposed Work Program and Budget detailing the Joint Operations to be performed for the following Contract Year. Within Thirty (30) Days of such delivery, the Operating Committee shall meet to consider and to endeavor to agree on a Work Program and Budget. This budget should be approved no later than June 28, at which date WP&B are due to be presented to the Kenyan government

2.	The Work Program and Budget agreed by the Operating Committee shall include at least that part of the Minimum Work Obligations required to be carried out during the Contract Year in question under the terms of the Contract. If the Operating Committee is unable to agree on such a Work Program and Budget, then Operator shall choose between the competing proposals, always in the understanding that it must contain at least the operations as are necessary to maintain the Contract in full force and effect, including such operations as are necessary to fulfill the Minimum Work Obligations required for the given Contract Year.

3.	For the award of all contracts less than or equal to US$500,000 in value, the relevant provisions of the Contract shall apply. For all contracts valued at more than US$500,000 Operator shall be required to utilize tender procedure.

4.	(A) Prior to incurring any commitment or expenditure for the Joint Account, which is estimated to be in excess of US$500,000 Operator shall send to each Non-Operator an Authorization For Expenditures (AFE).

(B) Notwithstanding the above, Operator shall not be obliged to furnish an AFE to the Parties with respect to any Minimum Work Obligations, workovers of wells and general and administrative costs that are listed as separate line items in an approved Work Program and Budget.

(C) All AFEs shall be for informational purposes only.  Approval of an operation in the current Work Program and Budget shall authorize Operator to conduct the operation without further authorization from the Operating Committee.

(D)   For expenditures on any line item of an approved Work Program and Budget, Operator shall be entitled to incur without further approval of the Operating Committee an over expenditure for such line item up to ten percent (10%) of the authorized amount for such line item; provided that the cumulative total of all over expenditures for a Calendar Year shall not exceed five percent (5%) of the total annual Work Program and Budget in question.

VI.	Exclusive Operations

1.	No operations may be conducted in furtherance of the Contract except as Joint Operations or as Exclusive Operations. No Exclusive Operation shall be conducted which conflicts with a previously approved Joint Operation or with a previously approved Exclusive Operation. Operations which are required to fulfill the Minimum Work Obligations must be proposed and conducted as Joint Operations and may not be proposed or conducted as Exclusive Operations.

2.	(A) A Non-Consenting Party which wishes to reinstate the rights it relinquished shall reimburse in immediately available funds to the Consenting Parties an amount equal to such Non-Consenting Party’s Participating Interest share of all liabilities and expenses that were incurred in the Exclusive Operation and that were not previously paid by such Non-Consenting Party.

(B) In addition, each such Non-Consenting Party shall be liable to pay in immediately available funds to the Consenting Parties an amount equal to the total of:

(1)	Five hundred percent (500%) of such Non-Consenting Party’s Participating Interest share of all liabilities and expenses that were incurred in any Exclusive Operation relating to the obtaining of the G & G Data; plus

(2)	One thousand percent (1000%) of such Non-Consenting Party’s Participating Interest share of all liabilities and expenses that were incurred in any Exclusive Operation relating to the drilling, Deepening, Testing, Completing, Sidetracking, Plugging Back, Recompleting and Reworking of the Exploration Well or Appraisal Well.

3.	If Operator is a Non-Consenting Party to an Exclusive Operation, then Operator may resign as Operator for such Exclusive Operation, and the Consenting Parties shall select a Consenting Party to serve as Operator for such Exclusive Operation only.

VII.	Default

1.	Any Party that fails to pay when due its share of joint account charges (including cash calls and interest), or provide when due and maintain any security required of such Party under the Contract or the JOA, or perform its indemnity obligations under the JOA, shall be in default.

2.	The Agreed Interest Rate applicable to any amount in default shall be an interest compounded on a monthly basis, at the rate per annum equal to the one (1) month term, London Interbank Offered Rate (LIBOR rate) for U.S. dollar deposits, as published in London by the Financial Times or if not published, then by The Wall Street Journal, plus six (6) percentage points, applicable on the first Business Day prior to the due date of payment and thereafter on the first Business Day of each succeeding calendar month. If the aforesaid rate is contrary to any applicable usury law, the rate of interest to be charged shall be the maximum rate permitted by such applicable law.

3.	The defaulting Party may not transfer all or part of its participating interest, except to non-defaulting Parties.

4.	The Defaulting Party has no right, during the Default Period, to:

a.	Call or attend Operating Committee or subcommittee meetings;
b.	Vote on any matter coming before the Operating Committee or any subcommittee;
c.	Have access to any data or information relating to any operations under the JOA;
d.	Consent to or reject data trades between the Parties and third parties, nor access any data received in such data trades;
e.	Consent to or reject any Transfer or otherwise exercise any other rights with respect to Transfers;
f.	Receive its Entitlement of production; or
g.	Take assignment of any portion of another Party’s Participating Interest if such other Party is either in default or withdrawing from the JOA and the Contract.

5.	If a Defaulting Party fails to fully remedy all its defaults by the thirtieth (30th) Day of the Default Period, then, without prejudice to any other rights available to each non-defaulting Party to recover its portion of the Total Amount in Default, at any time afterwards until the Defaulting Party has cured its defaults any non-defaulting Party shall have the option, exercisable in its discretion at any time, to require that the Defaulting Party offer to completely withdraw from the JOA and assign all of its Participating Interest.

VIII.	Venture Information – Confidentiality – Intellectual Property.

Each Party will be entitled to receive all Venture Information related to operations in which such Party is a participant.  “Venture Information” means any information and results developed or acquired as a result of joint operations and shall be joint property.  The Parties agree that all information in relation with joint operations shall be considered confidential and shall be kept confidential, and shall not be disclosed during the term of the Contract and for a period of three (3) years afterwards to any person or entity not a Party to the JOA, except conventional disclosures as provided by the AIPN Model Form.  All intellectual property rights in the Venture Information shall be joint property.

IX.	Transfers of Interest and Change of Control

1.	A transferee shall have no rights in the Contract or the JOA unless and until:

(1)	it expressly undertakes in an instrument reasonably satisfactory to the other Parties to perform the obligations of the transferor under the Contract and the JOA in respect of the Participating Interest being transferred and obtains any necessary Government approval for the Transfer and furnishes any guarantees required by the Government or the Contract on or before the applicable deadlines; and

(2)	each Party has consented in writing to such transfer, which consent may be denied if the transferee fails to establish to the reasonable satisfaction of each Party its financial capability to perform its payment obligations under the Contract and the JOA and its technical capability to contribute to the planning and conduct of Joint Operations.

2.	No consent shall be required if the transferring Party agrees in a document reasonably satisfactory to the non-Transferring Party to remain liable for all of the Third Party Transferee’s technical, operational, regulatory (including financial and security regulators) and financial obligations under the Contract and the JOA.

3.	No consent shall be required for a transfer to an Affiliate if the transferring Party agrees in an instrument reasonably satisfactory to the other Parties to remain liable for its Affiliate’s performance of its obligations.

4.	Transfer shall mean any sale, assignment, encumbrance or other disposition by a Party of any rights or obligations derived from the Contract or the JOA (including the assignment of its Participating Interest and any direct or indirect, total or partial, sale of shares of a Party.), other than its entitlement to production and its rights to any credits, refunds or payments under the JOA.

5.	Any Transfer of all or a portion of a Party's Participating Interest, other than a Transfer to an Affiliate or the granting of an Encumbrance, shall be subject to a preferential right to acquire by the other Parties. Once the final terms and conditions of a transfer have been fully negotiated, the transferor shall disclose all such final terms and conditions as are relevant to the acquisition of the Participating Interest in a notice to the other Parties, which notice shall be accompanied by a copy of all instruments or relevant portions of instruments establishing such terms and conditions. Each other Party shall have the right to acquire the Participating Interest subject to the proposed Transfer from the transferor on the terms and conditions described if, within thirty (30) days of the transferor's notice, such Party delivers to all other Parties a counter-notification that it accepts such terms and conditions without reservations or conditions. If no Party delivers such counter-notification, the transfer to the proposed transferee may be made, under terms and conditions no more favorable to the transferee than those set forth in the notice to the Parties, provided that the Transfer shall be concluded within one hundred eighty (180) days from the date of the notice plus such additional period as may be required to secure governmental approvals.

X.	Governing Law and Dispute Resolution.

1.	The substantive laws of England and Wales, exclusive of any conflicts of laws principles that could require the application of any other law, shall govern the JOA for all purposes, including the resolution of all Disputes between or among Parties.

2.	The Parties shall engage in good-faith discussions to seek to resolve any dispute by negotiation between Senior Executives. A Senior Executive shall mean any individual who has authority to negotiate the settlement of the Dispute by a Party.

3.	Any dispute not finally resolved by negotiation shall be resolved through final and binding arbitration in accordance with the Rules of the London Court of International Arbitration.

XI.	Accounting Procedures.

1.	Operator shall charge the Joint Account for all costs and expenditures incurred by Operator for the conduct of Joint Operations within the limits of approved Work Programs and Budgets or as otherwise specified in the JOA.

2.	The cost of services performed by Operator's Affiliates technical and professional staffs not located within the Country of Operation shall be chargeable to the Joint Account according to the time for such services documented on time sheets. The individual rates shall include salaries and wages of such technical and professional personnel, lost time, governmental assessments, and employee benefits. Costs shall also include all support costs necessary for such technical and professional personnel to perform such services, such as, but not limited to, rent, utilities, support staff, drafting, telephone and other communication expenses, computer support, supplies, depreciation, and other reasonable expenses. Examples of such services include the following:

Geological Studies and Interpretation
Seismic Data Processing
Well Log Analysis, Correlation and Interpretation
Laboratory Services
Ecological and Environmental Engineering
Decommissioning (Abandonment) and Reclamation
Well Site Geology
Project Management and Engineering
Source Rock Analysis
Petrophysical Analysis
Geochemical Analysis
Drilling Supervision
Development Evaluation
Project Accounting and Professional Services
Other Data Processing

3.	Operator shall charge the Joint Account monthly for the cost of indirect services and related office costs of Operator and its Affiliates not otherwise provided in the Accounting Procedure, which represent the cost of general assistance and support services provided by Operator and its Affiliates. No cost or expenditure included as direct cost shall be included or duplicated as indirect charge. These charges will not subject to audit other than to verify that the overhead percentages are applied correctly as per the Operating Committee approval.

4.	Unless exceeded by the minimum assessment mentioned below, the aggregate Year-to-Date indirect charges shall be a percentage of the Year-to-Date expenditures, calculated on the following scale:

Annual Expenditures
FIRST US$10,000,000	5%
NEXT US$10,000,000	4%
IN EXCESS OF US$20,000,000	2%

5.	A minimum amount of US$120,000 shall be assessed each calendar year calculated from the Effective Date of the JOA and shall be reduced pro rata for periods of less than a year.

EXHIBIT B
Transitional Agreement – Main Principles
(Main principles for the Transitional Agreement to be executed between the Parties)

The transitional agreement (the “Agreement”) between ERHC Energy Kenya Limited (“ERHC” or the “Farmor”) and CEPSA Kenya Limited (“CEPSA” or the “Farmee”) developing the relationship between them concerning the Block and the Petroleum Operations from the Consent Date (as defined in the Farmout Agreement between the Parties, as defined below) shall include, and be based upon, the following main principles:

i)	The overriding principle on which the Agreement will be based shall be need for each of CEPSA and ERHC (the “Parties”) to work together to ensure the smooth transition of CEPSA’s Participating Interest in the project and the Operatorship to CEPSA, with ERHC providing all reasonable assistance and advice to CEPSA in Kenya that CEPSA may reasonably require to ensure that:

(a)	the Contract’s Work Programme obligations can be complied with;

(b)	any planned work and Operations are not delayed or interrupted; and

(c)	CEPSA is able to comply with its Operator obligations

ii)	The services to be provided during the Transitional Period by the Farmor to the Farmee (the “Services”). These Services shall include the following:

(a)	assistance on the acquisition and interpretation of 1,000 km2 or more of gravity and magnetic data (pursuant to the FTG Contract to be signed with Bell Geospace) if such activity is not completed by the Closing Date; and

(b)	assistance on the acquisition of 1,000 km/line of 2D seismic data either during the period from January to March 2014 or during the first 2014 weather window;

(c)	the undertaking and acquisition of any EIA licenses and reports required under Kenyan legislation to enable the project to proceed, pursuant to the EIA Contract to be signed with Africa Renaissance Solutions Ltd, as well as assistance on the acquisition of any further EIA reports that may be required pursuant to the applicable Laws/Regulations of Kenya; and

(d)	general assistance concerning the development of CEPSA’s physical presence in Kenya from the Consent Date, including all reasonable assistance and advice on the employment and contracting of personnel, procurement processes, contact and correspondence with Kenyan authorities, contracting of services etc.

iii)	Services shall be provided by Farmor in substantially the same way and with the same level of care and effort as used by the Farmor in the twelve (12) months previous to the Consent Date;

iv)	The Services shall be provided for a period of twelve (12) months from the Consent Date (such period being the “Transitional Period”), notwithstanding the fact that both Parties shall use their reasonable endeavours to ensure that the Operations are transitioned out from ERHC to CEPSA (thereby ending the Transitional Period) as soon as possible after the Consent Date;

v)	A procedure shall be put in place allowing for the extension of the Transitional Period, if such extension is deemed necessary by both Parties;

vi)	CEPSA may terminate all or any of the Services at any time during the Transitional Period by giving notice to ERHC five (5) business days prior to the planned date of termination;

vii)	Termination by either Party if the other Party is:

(a)	in material default of any provision of the Agreement; or

(b)	is dissolved, liquidated or declared insolvent or bankrupt;

viii)	ERHC shall take all the reasonable steps, and ERHC shall give CEPSA all assistance as may be reasonably necessary, to take all the steps necessary to enable CEPSA to comply with any Kenyan regulatory and corporate requirements as to the setting up and good operations of CEPSA’s Kenyan office (or other physical presence) to enable it to act as the Operator for the purposes of the Contract and the JOA, if such requirements have not been completed prior to the Consent Date. Those requirements on which CEPSA may require the assistance of ERHC would include all those needed to enter into sub-contracts, procurement contracts, engineering and construction contracts or environmental reports and assessments;

ix)	Both Parties will cooperate on the provision of the Services, including the exchange of data, documentation and IT;

x)	ERHC shall invoice CEPSA for the Services, according to a costs and invoicing procedure (which shall include a dispute resolution process), provided that ERHC shall notify CEPSA promptly when the estimated costs for the Services have been exceeded;

xi)	Procedures on data ownership and access;

xii)	No liability for indirect damages;

xiii)	Standard provisions such as tax payments, compliance with law and regulations, notices, contact details, dispute resolution process, governing law and jurisdiction.

EXHIBIT C
Contract
- 58

PART I SCOPE AND INTERPRETATION	6

1A SCOPE	6

The Contractor shall	6

1B INTERPRETATION	6

PART II TERM, EXPLORATION OBLIGATIONS AND TERMINATION	12

2. TERM	12

3. SURRENDER	13

4. MINIMUM EXPLORATION WORK AND EXPENDITURE OBLIGATIONS	14

5. SIGNATURE BONUS AND SURFACE FEES	16

6. TERMINATION AND WITHDRAWAL	17

PART III RIGHTS AND OBLIGATIONS OF THE CONTRACTOR	18

7. RIGHTS OF THE CONTRACTOR	18

8. GENERAL STANDARDS OF CONDUCT	19

9. JOINT LIABILITY AND INDEMNITY	20

10. WELLS AND SURVEYS	20

11. OFFSHORE OPERATIONS	22

12. FIXTURES AND INSTALLATIONS AND TITLE TO ASSETS	22

13. LOCAL EMPLOYMENT, TRAINING AND COMMUNITY DEVELOPMENT PROJECT	23

14. DATA AND SAMPLES	24

15. REPORTS	25

PART IV RIGHTS AND OBLIGATIONS OF THE GOVERNMENT AND THE MINISTER	26

16. RIGHTS OF THE GOVERNMENT	26

Production Sharing Contract Block 11A	Ministry of Energy Page 1

17. OBLIGATIONS OF THE GOVERNMENT	26

PART V WORK PROGRAMME, DEVELOPMENT AND PRODUCTION	27

18. EXPLORATION WORK PROGRAMME	27

19. DISCOVERY AND EVALUATION WORK PROGRAMME	28

20. DEVELOPMENT PLAN AND DEVELOPMENT WORK PROGRAMME	29

21. UNITISATION	30

22. MARGINAL AND NON-COMMERCIAL DISCOVERIES	31

23. NATURAL GAS	31

24. PRODUCTION LEVELS AND ANNUAL PRODUCTION PROGRAMME	32

25. MEASUREMENT OF PETROLEUM	32

26. VALUATION OF CRUDE OIL AND NATURAL GAS	33

PART VI COST RECOVERY, PRODUCTION SHARING, MARKETING AND PARTICIPATION	34

27. COST RECOVERY, PRODUCTION SHARING, WINDFALL AND INCOME TAX ...	34

28. GOVERNMENT PARTICIPATION	39

29. DOMESTIC CONSUMPTION	40

PART VII BOOKS, ACCOUNTS, AUDITS, IMPORTS, EXPORTS AND FOREIGN EXCHANGE	41

30. BOOKS, ACCOUNTS AND AUDITS	41

31. PREFERENCE TO KENYAN GOODS AND SERVICES	42

32. EXPORTS AND IMPORTS	43

33. EXCHANGE AND CURRENCY CONTROLS	44

PART VIII GENERAL	45

34. PAYMENTS	45

35. ASSIGNMENT	46

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36. MANAGER, ATTORNEY AND JOINT OPERATION AGREEMENT	46

37. CONFIDENTIALITY	46

38. FORCE MAJEURE	47

39. WAIVER	48

40. GOVERNING LAW	48

41. ARBITRATION	49

42. ABANDONMENT AND DECOMMISSIONING OPERATIONS	50

43. NOTICES	54

44. HEADING AND AMENDMENTS	55

APPENDIX “A”	56

THE CONTRACT AREA – BLOCK	58

APPENDIX "B"	59

ACCOUNTING PROCEDURE	60

APPENDIX "C"	72

PARTICIPATION AGREEMENT	72

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Block Map of Kenya: Arrow Showing Location of Block 11A

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PRODUCTION SHARING CONTRACT

BETWEEN

THE GOVERNMENT OF THE REPUBLIC OF KENYA

AND
ERHC AGC PROFOND LTD.

This CONTRACT is made and entered into on the ________________________ day of _______________________ by and between the Government of the Republic of Kenya (hereinafter referred to as the "Government") represented for the purpose of this Contract by the Minister for the time being responsible for energy (hereinafter referred to as the "Minister"); and ERHC AGC Profond Ltd. a company registered in the British Virgin Islands and a wholly owned subsidiary of ERHC Energy Inc. A Colorado Corporation with a place of business at 5444 Westheimer Road, Houston Texas, 77056, USA (hereinafter referred to as “The Contractor”).

The Government and the Contractor herein are referred to either individually as "Party" or collectively as "Parties".

WITNESSETH:

WHEREAS the title to all Petroleum resources existing in their natural conditions in Kenya is vested in the Government; and

WHEREAS the Government wishes to promote and encourage the exploration and the development of Petroleum resources in and throughout the Contract Area, as defined herein; and

WHEREAS the Contractor desires to join and assist the Government in accelerating the exploration and development of the potential Petroleum resources within the Contract Area; and

WHEREAS the Contractor has the financial ability, technical competence and professional skills necessary to carry out the Petroleum Operations hereinafter described; and

WHEREAS in accordance with the Petroleum (Exploration and Production) Act (Cap 308) laws of Kenya, 1986, enacted by the Parliament of the Republic of Kenya, agreements, in the form of production sharing contracts, may be entered between the Government and capital investors;

NOW THEREFORE in consideration of the undertaking and covenants herein contained, the Parties hereby agree as follows:

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PART I SCOPE AND INTERPRETATION

1A SCOPE

This Contract is a production-sharing contract, in accordance with the provisions herein contained and is within the meaning of the term “petroleum agreement” under section 2 of the Act, and is an enforceable contract between the Government and the Contractor.

The Contractor shall -

(a)          Be responsible to the Government for the execution of the Petroleum Operations contemplated hereunder in accordance with the provisions of this Contract and is hereby appointed and constituted the exclusive legal Contractor to conduct Petroleum Operations in the Contract Area for the term hereof;

(b)        Provide all capital, machinery, equipment, technology and personnel necessary for the conduct of Petroleum Operations;

(c)        Bear the risk of Petroleum Costs required in carrying out Petroleum Operations and shall therefore have an economic interest in the development of the Petroleum deposits in the Contract Area. Such costs shall be included in Petroleum Costs recoverable as provided in clause 27 hereof.

During the term of this Contract, the total production achieved in the conduct of the Petroleum Operations shall be divided between the parties hereto in accordance with the provisions of clause 27 hereof.

1B INTERPRETATION

In this Contract, words in the singular include the plural and vice versa, and except where the context otherwise requires:

"Accounting Procedure" means the accounting procedures and requirements set out in Appendix "B" attached hereto and made an integral part hereof;

"The Act" means the Petroleum (Exploration and Production) Act (Cap 308) laws of Kenya, 1986, enacted by the Parliament of the Republic of Kenya;

“Additional Exploration Period” means the First Additional Exploration Period and/or Second Additional Exploration Period;

"Affiliate" means a Person directly or indirectly controlling or controlled by or under direct or indirect common control with another Person and "Control" means the ownership of at least fifty percent (50%) of voting rights in that Person;

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“Appointee” means a body corporate wholly owned or Controlled by the Government of the Republic of Kenya and appointed for the purposes of this Contract;

"Barrel" means a quantity consisting of 158.987 litres at standard atmospheric pressure of 1.01325 bars and temperature of fifteen degrees centigrade (15 C);

“Barrel of Oil Equivalent” means that 6000 standard cubic feet of Natural Gas at standard temperature (15oC) and pressure (1.01325 bars) is equivalent to one Barrel of Crude Oil for the purposes of volumetric calculations under this Contract;

“Blocks” means area covered by separate production sharing contracts between the Government and the Contractor;

"Calendar Quarter" or "Quarter" means a period of three (3) consecutive months commencing with the first day of January, April, July and October;

"Calendar Year" means a period of twelve (12) consecutive months commencing with the first day of January in any year and ending the last day of December in that year, according to Gregorian calendar;

“Change in Control” means any direct or indirect change in Control of a Party (whether through merger, sale of shares or other equity interests, or otherwise) through a single transaction or series of related transactions, from one (1) or more transferors to one (1) or more transferees;

"Commercial Discovery" means a tested and delineated accumulation of Petroleum in an Exploratory Well which has been duly evaluated in accordance with the provisions of clause 19, and whose reserves are certified by a competent 3rd party, appointed by the Contractor, as being capable of Commercial Production according to good international financial and petroleum industry practice, after the consideration of all pertinent technical and economic data;

"Commercial Production" means the quantity of Petroleum produced on a regular basis from a Commercial Discovery, not used in Petroleum Operations, but saved and sold at a value exceeding the combined exploring, finding, appraising, developing, producing, transporting and marketing costs of that production;

"Constitution" means the Constitution of the Republic of Kenya;

“Contract” means this agreement upon execution;

"Contract Area" means Block 11A the geographic area covered by this Contract, and described in Appendix "A" and any part thereof not previously surrendered;

"Contract Year" means twelve (12) consecutive calendar months from the Effective Date or from the anniversary thereof;

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"Contractor" means the Entities and their respective successors or any assignee or assignees of any paying Participating Interest, provided that the assignment of any such paying Participating Interest is accomplished pursuant to the provisions of clauses 6(4) or 35 hereof, and such term will include the Government, or its Appointee, in those certain Development Areas in which the Government exercises its right to acquire a fully paying Participating Interest in accordance with Clause 28(2);

“Cost Oil” shall have the meaning set out in sub-clause 27(1);

"Crude Oil" means all hydrocarbons regardless of gravity that are produced at the wellhead in liquid state at atmospheric pressure, asphalt ozokerites and the liquid hydrocarbons known as distillates or Natural Gas Liquids obtained from Natural Gas by condensation or extraction;

“Customs Duties” means duties, levies and other taxes on imports, which are payable as a result of the importation of the item or items under consideration;

“Decommissioning Plan” means the plan for the decommissioning, abandonment, recovery and removal, or if applicable redeployment, of wells, flow lines, pipelines, facilities, infrastructure and assets related to Petroleum Operations;

“Delivery Point” means the inlet flange point F.O.B. Kenya export pipeline or loading facility at which Natural Gas or Crude Oil reaches the metering station of a pipeline or the inlet flange of the lifting tank ship’s intake pipe, or such other point that may be agreed by the Parties;

"Development Area" means the area delimited in a Development Plan adopted under Clause 20 hereof;

“Development Period” means the period for the development of a Commercial Discovery, which begins on the date of the designation of a Development Area in accordance with the provisions of Clause 20 hereof and continues for the term set out in clause 2(6);

“Development Plan” means the programme for drilling, testing and completing all wells meant for production or pressure maintenance, installation of a gathering system between wells, and installation and commissioning of any processing and transportation facilities necessary to deliver production to the Point of Sale, all of which are contained in a plan for development that is prepared and adopted under Clause 20 hereof;

“Discount Rate” means the sum of one (1) and the decimal equivalent of the percentage increase in the United States Consumer Price Index, as reported for the first time in the monthly publication "International Finance Statistics" of the International Monetary Fund, between the month of the Effective Date and the month when such costs were incurred;

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“Discovery” means the Discovery of Petroleum;

“Economic Limit” means that point in the life of field where expected Revenue to Contractor from Petroleum Operations is insufficient to cover the operating costs to continue Petroleum Operations in accordance with the requirements of the Contract. In this context “Revenue” means the expected revenues derived from the conveyance and sale of Petroleum at the Delivery Point together with any firm tariff income earned by the field facilities, if any;

"Effective Date" means the date falling ninety days after this Contract is executed by the Government and the Contractor;

“Evaluation” means the logical cataloguing, interpretation and assessment of economic and or technical data and information in order to understand the implications and impact of such data and information on technical and business decisions with respect to Petroleum Operations and shall be inclusive of logging, coring and testing an Exploratory Well, but exclusive of drilling, reaming, sidetracking or similar activities;

"Execution Date" means the date this Contract is signed by the Government and the Contractor;

“Expert Determination” means the process whereby a technical dispute is resolved by the appointment of an internationally recognized technical expert who shall be appointed by  mutual agreement of the Government and the Contractor, or, failing mutual agreement within thirty (30) days, by the International Chamber of Commerce for the purpose of making a determination related to disputes on technical matters or technical differences under sub-clause 26(1)(b), which determination shall be made within twenty (20) days of the appointment and shall be final and binding upon the Government and the Contractor

“Exploration Period” means the Initial Exploration Period and the Additional Exploration Period (as extended), as the case may be, during which Exploration Operations are undertaken by the Contractor;

"Exploration Operations" include geological, geophysical and Geochemical surveys and analyses, aerial mapping, investigations of subsurface geology, stratigraphic tests, drilling Exploratory Wells and work necessarily connected therewith;

"Exploratory Well" means a well drilled or to be drilled (as the case may be) in search of Petroleum to test a geological feature, which has not been determined to contain producible Petroleum sufficient for Commercial Production;

“First Additional Exploration Period” means the additional period of two (2) Contract Years after the Initial Exploration Period pursuant to sub-clause 2(3), as may be extended under this Contract;

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"Fiscal Year" means a period of twelve (12) consecutive months corresponding to the year of income as defined in the Income Tax Act of Kenya;

“Government” means the Government of the Republic of Kenya;

"Income Tax Act" means the Income Tax Act of Kenya, as from time to time amended;

“Initial Exploration Period” means the period of two (2) Contract Years commencing on the Effective Date of the Contract, as defined in sub-clause 2(1);

“Joint Account” shall have the meaning set out in subpart 1.1.1 of the Accounting Procedure;

“Joint Operating Agreement” (JOA) means the operating and participating agreement between the Parties constituting the Contractor that governs their operational activities, obligations and responsibilities under this Contract,

"LIBOR" means London Inter-Bank Offered Rate of interest on six (6) months United States dollars deposit quoted at 11 a.m. by the National Westminster Bank Plc, or any other bank agreed by the parties on the first banking day of each month for which interest is due;

“Lower Thermal Heat Rate” means the Btu content of a fuel by international Standards used for comparison of thermal value of a hydrocarbon;

“Market Evaluation Report” means a report for a potentially commercial Natural Gas Discovery by the Contractor including but not limited to identifying potential markets for the Natural Gas, expected volumes for such markets, infrastructure potentially required to access such markets and expectations of price for the Natural Gas supplied to such markets;

"Maximum Efficient Rate" means the rate at which the maximum ultimate economic petroleum recovery is obtained from a commercial field without excessive rate of decline in reservoir pressure and consistent with good international petroleum industry practice;

“Minimum Expenditure” means the minimum expenditure obligations of the Contractor during each of the Exploration Periods as specified in Clause 4 herein;

"Minister" means the Minister for the time being responsible for energy or his designated representative;

"Ministry" means the Ministry for the time being responsible for energy or its designated representative;

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"Natural Gas" means hydrocarbons that are in a gaseous phase at atmospheric conditions of temperature and pressure, including wet mineral gas, dry mineral gas, casing head gas and residue gas remaining after the extraction or separation of liquid hydrocarbons from wet gas, and non-hydrocarbon gas produced in association with liquid or gaseous hydrocarbons

“Natural Gas Liquids” or “NGLs” means liquefiable hydrocarbons obtained from Natural Gas by condensation or extraction, including, but not limited to, ethane, propane, butane, pentanes and heavies;

“Normal Cubic Meter” means the volume of gas that occupies a cubic meter when this gas is at a temperature of 15 degrees Celsius and a pressure of 1013.25 millibar;

“Offshore” shall mean any area which lies below the elevation of the lowest tide level of the shoreline in question for the 10 years preceding this Contract;

“Participation Agreement” means that model agreement as set out in Appendix C between the Government and Contractor that sets guidelines with respect to the relationship between the Government and Contractor in connection with their respective activities, obligations and responsibilities and which shall only come into force after negotiation of a mutually acceptable form and on signature by the Parties upon the election of the Government to acquire, hold and execute a fully paying working Participating Interest in one (1) or more Development Areas in accordance with Clause 28 of this Contract;

“Participation Interest or Participating Interest” shall mean, as the context requires, the fully paying Participating Interest, expressed as a percentage, and held by the Entities in and to this Contract and the Contract Area, and will include the Government, or its Appointee, in those certain Development Areas in which the Government exercises its right to acquire such a fully paying Participating Interest in accordance with Clause 28.

“Person” means any legal Contractor, corporeal or otherwise;

"Petroleum" means Crude Oil and Natural Gas.

"Petroleum Costs" means those expenditures made and obligations incurred by the Contractor in carrying out Petroleum Operations hereunder, determined in accordance with this Contract and the Accounting Procedure attached hereto in Appendix "B" and made a part hereof;

"Petroleum Operations" means all or any of the operations, authorised under this Contract, related to the exploration for, finding, appraisal, development, extraction, production, decommissioning, separation and treatment, storage, transportation, and sale or disposal of, Petroleum up to the point of export or the agreed Delivery Point in Kenya or the point of entry into a refinery and includes Natural Gas processing, liquefaction and compressed Natural Gas operations but does not include petroleum refining operations;

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“Point of Sale” means Delivery Point unless otherwise specified;

“Profit Oil” shall have the meaning set out in sub-clause 27(3);

"Regulations" mean the Petroleum (Exploration and Production) Regulations;

“Second Additional Exploration Period” means the second period of two (2) contract years after the First Additional Exploration Period pursuant to sub-clause 2(4), as may be extended under this Contract;

“Second Tier Amount” shall have the meaning set out in sub-clause 27(3);

"Semester" means a period of six (6) consecutive months commencing with the first day of January or the first day of July of a Calendar Year;

“Stub Year” shall mean that portion of the first Contract Year between the Effective Date and the last day of the Calendar Year then in progress;

“Threshold Price” shall have the meaning set out in sub-clause 27(3)(e).

PART II TERM, EXPLORATION OBLIGATIONS AND TERMINATION

2. TERM

(1)	The Contractor is authorized to conduct Exploration Operations in the Contract Area during an Initial Exploration Period of Two (2) Contract Years from the Effective Date.

(2)	The Contractor shall begin Exploration Operations within three (3) months of the Effective Date.

(3)	Upon written application by the Contractor made not later than one (1) month prior to the expiry of the Initial Exploration Period, the Minister shall, if the Contractor has fulfilled his work and expenditure obligations under this Contract, grant a First Additional Exploration Period of two (2) Contract Years.

(4)	Upon written application by the Contractor made not later than one (1) month prior to the expiry of the First Additional Exploration Period, the Minister shall, if the Contractor has fulfilled all its work obligations under this Contract, grant a Second Additional Exploration Period of two (2) Contract Years.

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(5)	In order to enable the Contractor to complete the drilling and testing of an Exploratory Well actually being drilled or tested at the end of the any Additional Exploration Period, the Minister shall, on written application by the Contractor made not later than three (3) months before the expiry of such Additional Exploration Period, unless another period of notice is agreed by the Parties, extend the period in which the work is to be expeditiously completed, which in any event shall not extend such period by more than four (4) months.

(6)	This Contract shall expire automatically at the end of the Initial Exploration Period or at the end of any Additional Exploration Period as extended in accordance with this Contract, except as to any Development Area. If the Contractor reports, pursuant to sub-clause 19(6) hereof, that a Commercial Discovery has been made before the expiry of the Initial Exploration Period stipulated in sub-clause 2(1) hereof or any Additional Exploration Period thereof, this Contract shall not expire in respect to the relevant Development Area, but shall continue as to such Development Area for Crude Oil for a Development Period term of Twenty Five 25 years from the date the Development Plan for that Development Area is adopted under sub-clause 20(3) hereof, provided that the Development Period for a Natural Gas Development Area shall continue for a term of twenty five (35) from the date the Development Plan for such Natural Gas Development Area is adopted under sub-clause 20(3) hereof.

3.  SURRENDER

(1)	The Contractor shall surrender:

(a) Twenty Five (25%) Percent of the original contract area at or before the end of the Initial Exploration Period;

(b)  Twenty Five (25%) Percent of the remaining contract area at or before the end of the First Additional Exploration Period.

(2)	When calculating surrender under sub-clause 3(1), a Development Area shall be excluded from the original Contract Area.

(3)	Notwithstanding the terms of surrender set forth under sub-clause 3(1) herein the Contractor may surrender an additional part of the Contract Area and such a voluntary surrender shall be credited against the next surrender obligation of the Contractor under sub-clause 3(1).

(4)	The shape and size of an area surrendered shall be approved by the Minister, which approval shall not be unreasonably withheld.

(5)	The Contractor shall give one (1) year's written notice of surrender in respect of a Commercial Discovery, which is producing or has produced Petroleum and one (1) month written notice of surrender in respect of any other part of the Contract Area. In case of a surrender of the entire Contract Area this Contract shall terminate.

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(6)	No surrender shall reduce shall reduce the minimum amount of exploration work and expenditure fixed in clause 4.

4. MINIMUM EXPLORATION WORK AND EXPENDITURE OBLIGATIONS

(1)	The Contractor shall have the obligation to fulfil the following minimum work and expenditure obligations –

(a) During the Initial Exploration Period of Two (2) Contract Years –

1.1 Minimum Work and Expenditure Obligations
• Acquire and interpret 1,000 km2 of gravity and magnetic data at a cost of – USD250,000.00 • Acquire and interpret 1,000 km/line of 2D seismic data at a cost of USD10,000,000.00
TOTAL MINIMUM EXPENDITURE DURING THE INITIAL EXPLORATION PERIOD USD10,250,000.00

(b) During the First Additional Exploration Period of Two (2) Contract Years:

Minimum Work and Expenditure Obligations
• Acquire 500km2 high density of 3D seismic data at a cost of USD20,000,000.00 AND/OR • Drill one (1) well to a minimum depth of 3,000m at a cost of USD30,000,000.00
TOTAL MINIMUM EXPENDITURE DURING FIRST ADDITIONAL EXPLORATION PERIOD US$30,000,000.00

(c) During the Second Additional Exploration Period of Two (2) Contract Years:

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Minimum Work and Expenditure Obligation
Drill one (1) well to a minimum depth of 3,000m at USD30,000,000.00
TOTAL MINIMUM EXPENDITURE DURING SECOND ADDITIONAL EXPLORATION PERIOD US$30,000,000.00

(2)	The fulfilment of all the minimum work obligations in respect of each Exploration Period as set forth in sub-clauses 4(1) (a), 4 (1) (b) and 4 (1) (c) shall relieve the Contractor of the corresponding expenditure obligation thereto.

(3)	If the drilling of an Exploratory Well is discontinued, prior to reaching the minimum depth herein specified, because that well has encountered the basement, an impenetrable substance or any condition which in accordance with the good international petroleum industry practice would make it unsafe or impractical to continue drilling, the minimum depth obligation in respect of that well shall be deemed to be fulfilled.

(4)	A well drilled to evaluate a Discovery under an Evaluation work programme pursuant to sub-clause 19(2) and 19(3) shall not be considered to an Exploratory Well for the purpose of fulfilling the required number of Exploratory Wells, unless the written consent of the Minister is obtained.

(5)	The minimum exploration expenditure set forth in sub-clause 4(1) is expressed in U.S. dollars of the year of the Effective Date. In any Contract Year of either the Initial Exploration Period or any Additional Exploration Period, for the purpose of comparison of the actual costs incurred and paid by the Contractor with the minimum exploration expenditure, the actual costs incurred and paid by the Contractor for seismic operations and the drilling of Exploratory Wells during that Contract Year shall be converted into constant U.S. dollars by dividing the costs by the Discount Rate.

(6)	If during either the Initial Exploration Period or the First Additional Exploration Period, the Contractor exceeds the minimum work obligation in accordance with sub-clause 4(1) then such excess may be credited toward the respective obligation of the next succeeding Additional Exploration Period or periods.

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(7)	Upon entry into each exploration period, Contractor shall provide bank guarantee of 50% and parent company guarantee of 50% guaranteeing its full minimum work and expenditure obligations for each exploration period guaranteeing the Contractor's minimum work and expenditure obligations under sub-clause 4(1) hereof.

(8)	If at the end of either the Initial Exploration Period or of the First/Second Additional Exploration Period or upon the date of termination of this Contract, whichever occurs first, the Contractor has not fulfilled all its minimum work obligations under sub-clause 4(1) hereof, the Contractor shall pay the Government the minimum monetary obligation in respect of all the work for the expiring period multiplied by the Discount Rate and calculated on the last month of that Exploration Period, and/or the shortfall, if any, between the amount expended, in accordance with sub- clause 4(4) and the minimum monetary obligation for the expiring Exploration Period, multiplied by the Discount Rate.

5. SIGNATURE BONUS AND SURFACE FEES

(1)	The Contractor shall pay a Signature Bonus of US$310,000.00 on or before the Execution Date of this contract by means of a direct bank transfer to an accepted Ministry bank account and in accordance with applicable law.

(2)	The Contractor shall pay, on or before the beginning of the relevant Contract Year to the Ministry, the following surface fees;

(i)  Five Dollars(USD5.00) per square kilometre per annum during the Initial Exploration Period,

(ii)  Ten Dollars (USD10.00) per square kilometre per annum during the First Additional Exploration Period,

(iii)  Fifteen Dollars(USD  15.00) per square kilometre per annum during the Second Additional Exploration Period,

(iv)  One hundred Dollars(USD 100.00) per square kilometre per annum during the Development and Production Periods

(3)	The surface fees shall be calculated on the basis of the surface area of the Contract Area on the date those payments are due.

A fee payable under sub-clause 5(2) is not refundable and a late payment shall attract interest in accordance with sub-clause 34(2).

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6. TERMINATION AND WITHDRAWAL

(1)	The Minister may terminate this Contract by giving the Contractor written notice, if the Contractor –

(a) Fails to make any payment to the Government or the Minister required under this Contract for a period exceeding sixty (60) days; or

(b) Is in material breach of any other obligation under this Contract; or

(c) becomes insolvent, makes a composition with its creditors, or goes into liquidation other than for reconstruction or amalgamation.

(2)	The period of notice in respect of sub-clause 6(1)(a) hereof shall be two (2) months, and in any other case three (3) months, but if the Contractor remedies the breach within the period of notice, the Minister shall withdraw the notice. Where the Minister reasonably believes the Contractor is using its best efforts to remedy the default, the Minister may extend the notice, accordingly.

(3)	When this Contract is terminated or expires in whole or in part, the Contractor shall conclude the Petroleum Operations in the area as to which this Contract has terminated or expired in an orderly manner minimising harm to the Government and third parties.

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PART III RIGHTS AND OBLIGATIONS OF THE CONTRACTOR

7. RIGHTS OF THE CONTRACTOR

(1)	The Contractor shall have the right to carry out the Petroleum Operations within the Contract Area, subject to the provisions of this Contract for the term hereof.

(2)	The Contractor is granted the right to enter upon the Contract Area and conduct Petroleum Operations there, but permission may be granted by the Government to other Persons to search for and mine minerals, other than Petroleum, so long as they do not interfere with the Petroleum Operations, and easements and rights of way may be granted to other Persons for the benefit of land adjacent to the Contract Area.

(3)	The Minister shall facilitate on behalf of the Contractor any permit necessary to enable the Contractor to use the water in the Contract Area for the purpose of the Petroleum Operations but the Contractor shall not unreasonably deprive the users of land, domestic settlement or cattle watering place of the water supply to which they are accustomed.

(4)	The Contractor may, for the purpose of the Petroleum Operations, use gravel, sand, clay and stone in the Contract Area but not in –

(a) Trust land without a licence granted under section 37 of the Trust Land Act;

(b) Other private land without the consent of the owner; and

(c) A beach, foreshore or reef without the consent of the Minister.

(5)	Subject to the provisions of section 10 of the Act and of regulation 6 of the Regulations, and subject to the provisions of Chapter V and Articles 261 and 262 in the 5th schedule of the Constitution and Part IV of the Trust Land Act, the Contractor may exercise all rights granted to him by this Contract.

(6)	Subject to the approval of the applicable Development Plan, the Contractor shall have the right to freely consume or re-inject, without being subject to any taxes, royalties or other payments, Crude Oil and Natural Gas from the Contract Area for the purpose of conducting the Petroleum Operations.

(7)	As a result of conducting the Petroleum Operations, the Contractor shall have the right, without any additional payment, except for those payments provided for in this Contract, to:

(a) Enter into contracts with the other Parties for the services of their personnel or to provide services in relation to the Petroleum Operations;

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(b) Arrange financing for a portion of the capital costs of the development operations to be undertaken by the Contractor, as determined by the Contractor;

(c) Enter into agreements providing for the transportation and terminalling of Crude Oil and Natural Gas;

(d) establish a marketing agreement with one or more of the parties to market the Crude Oil and Natural Gas on behalf of the Contractor on international markets; and

(e) Enter into any other agreements that may be necessary to conduct the Petroleum Operations.

8. GENERAL STANDARDS OF CONDUCT

(1)	The Contractor shall carry out the Petroleum Operations diligently and in accordance with good international petroleum industry practice.

(2)	In particular, the Contractor shall -

(a) Ensure that all machinery, plant, equipment and installations used by the Contractor in connection with the Petroleum Operations are of proper and accepted construction and are kept in good repair;

(b) Use the resources of the Contract Area as productively as possible and ensure that good international petroleum industry practice is used to prevent Petroleum discovered and produced, or mud or any other fluids or substances escaping or being wasted;

(c) prevent damage to adjacent strata which bear Petroleum or water, and prevent water entering through wells into strata bearing petroleum, except where water injection methods are used for secondary recovery operations;

(d) properly confine Petroleum in receptacles constructed for that purpose, and not place Crude Oil in an earthen reservoir except temporarily in an emergency; and

(e) Dispose of waste oil, salt water and refuse in accordance with good international petroleum industry practice, avoiding pollution.

(3)	In conducting the Petroleum Operations, the Contractor may use any of its Affiliates, any Affiliate of the entities constituting the Contractor or independent contractors. The Contractor, however, shall remain responsible for the performance of its obligations.

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9. JOINT LIABILITY AND INDEMNITY

(1)	Where a Contractor consists of more than one (1) Person their liability shall be joint and several.

(2)	The Contractor shall cause as little damage as possible to the surface of a Contract Area and to trees, crops, buildings and other property thereon, shall forthwith repair any damage caused, and shall pay reasonable compensation for any loss suffered, as determined by an independent Expert appointed by the parties, subject to sub-clause 9(5).

(3)	The Minister may, if he has reasonable cause to believe that the Petroleum Operations may endanger persons or property, cause pollution, harm marine life or interfere with navigation and fishing, order the Contractor to take reasonable remedial measures or order the Contractor to discontinue the relevant Petroleum Operations until such measures, or mutually agreed alternatives thereto, are implemented. If Petroleum Operations are suspended in accordance with this sub- clause 9(3) during the Exploration Period, then the Exploration Period shall be extended by the same number of days as the period of the suspension.

(4)	The Contractor shall maintain appropriate and adequate third party liability insurance and workmen's compensation insurance and shall provide the Minister with evidence of those insurances before the Petroleum Operations begin.

(5)	The Contractor shall indemnify, defend and render the Government harmless from all and any third party claims for loss or damage which, but for the conduct of Petroleum Operations by the Contractor or sub-Contractor, would not have arisen or occurred. Under no circumstances, however, shall the Contractor be liable for indirect or consequential losses or damages, pool formation or structure damage, loss of reservoir, loss of production or loss of profits arising out of or in connection with this Contract or the Petroleum Operations.

(6)	In the event of an emergency or extraordinary circumstances requiring immediate action, including the safeguarding of lives or property or protection of the environment or for health reasons, the Operator, on behalf of the Contractor, may take all such actions as it deems proper or advisable to protect the joint property, its investments and its employees, and shall give written notice to the Government immediately thereafter. Any and all costs incurred in connection with such emergency activities shall be regarded as Petroleum Costs for the purpose of cost recovery under Clause 27 and the Accounting Procedure.

10. WELLS AND SURVEYS

(1)	Unless such a notice is waived, the Contractor shall not drill a well or borehole or recommence drilling after a six (6) months' cessation without thirty (30) days' prior notification to the Minister which notice shall set forth the Contractor's reasons for undertaking such well and shall contain a copy of the drilling programme.

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(2)	The design of a well or borehole and the conduct of drilling shall be in accordance with good international petroleum industry practice.

(3)
No borehole or well shall be drilled so that any part thereof is less than five hundred (500) metres from a boundary of the Contract Area, without the consent in writing of the Minister, which consent shall not be unreasonably withheld.

(4)	The Contractor shall not, except where there is danger or a risk of significant economic loss –

(a) abandon a well or remove any permanent form of casing there from, without giving forty-eight (48) hours prior notification to the Minister, and an abandoned well shall be securely plugged to prevent pollution, sub-sea damage, or water entering or escaping from the strata penetrated; or

(b) Commence drilling, re-enter or plug a well unless a representative of the Minister has been given a reasonable opportunity to be present.

(5)	The Contractor shall state, in its application to abandon a well on land, whether that well is capable of providing a water supply.

(6)
The Contractor shall, within two (2) months of termination or expiry of this Contract or the surrender of part of the Contract Area, deliver up all productive wells, in said surrendered area, in good repair and working order together with all casings and installations which cannot be moved without damaging the well, but the Minister may require the Contractor to plug the well at the Contractor's expense by notifying the Contractor within thirty (30) days after such termination or expiry is effected or at least three (3) months prior to surrender of a Development Area.

(7)
Where the Contractor applies to permanently abandon an Exploratory Well in which petroleum of potentially commercial significance has not been found, the Minister may request the Contractor to deepen or sidetrack that well and to test the formations penetrated as a result of such operations, or to drill another exploration well within the same prospect area, subject to the following provisions;

(a) Any such additional Petroleum Operations shall be at the sole cost, risk and expense of the Minister and shall be paid for in accordance with the Accounting Procedure. The Government shall advance to the Contractor the funds necessary to conduct the operations.

(b) The Contractor shall not undertake such additional work if it will interfere with the conduct of the Contractor's Petroleum Operations or if it is not commercially, technically or operationally feasible.

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(c) In the event that the Petroleum Operations undertaken under this sub- clause 10 (7) result in a Discovery which the Contractor elects to evaluate and/or develop as a commercial field, the Contractor shall reimburse the Government Six Hundred per cent (600%) of the costs and expenses incurred by the Government for the conduct of the operations and such sum shall be paid within thirty (30) days of the notification made by the Contractor. If the Contractor does not make such election, the Government shall have the right to continue the Petroleum Operations on this Discovery at the sole cost, risk and expense of the Government.

(8)
The Contractor shall give the Minister thirty (30) days; notice of any proposed geophysical survey of the Contract Area, which notice shall contain complete details of the programme to be conducted. At the request of the Contractor, the Minister may waive the notice period.

11. OFFSHORE OPERATIONS

(1)	The Contractor shall ensure that works and installations erected offshore in Kenya's territorial waters and exclusive economic zone shall be -

(a) Constructed, placed, marked, buoyed, equipped and maintained so that there are safe and convenient channels for shipping;

(b) Fitted with navigational aids approved by the Minister;

(c) Illuminated between sunset and sunrise in a manner approved by the managing director, Kenya Ports Authority; and

(d) Kept in good repair and working order.

(2)	The Contractor shall pay reasonable compensation for any interference in fishing rights caused by the Petroleum Operations.

12. FIXTURES AND INSTALLATIONS AND TITLE TO ASSETS

(1)
With the written consent of the Minister, which consent shall not be unreasonably withheld, the Contractor shall have the right to construct, operate and maintain roads, drill water wells and to place and/or construct fixtures and installations necessary to conduct the Petroleum Operations, including but not limited to, storage tanks, trunk pipelines, shipment installations, pipelines, cables or similar lines, liquefaction, processing and compression, located inside or outside the Contract Area, as well as construct, operate and maintain or lease facilities for the transportation of Crude Oil and Natural Gas from the Contract Area. The consent of the Minister may be conditional on the use by other producers of the excess capacity, if any, of those facilities. Where the Minister and Contractor agree that a mutual economic benefit can be achieved by constructing and operating common facilities, however, the Contractor shall use its reasonable best efforts to reach agreement with other producers on the construction and operation of such common facilities.

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(2)
Other producers may only use the facilities of the Contractor where there exists excess capacity and on payment of a reasonable compensation which includes a reasonable return on investment to the Contractor and provided the use does not interfere with the Contractor's Petroleum Operations.

(3)
The Minister may, in consultation with the Contractor, consent to the laying of pipelines, cables and similar lines in the Contract Area by other Persons, subject to (a) the consent of the Contractor, which consent shall not be unreasonably withheld, and (b) the submission of technical data by the Government demonstrating that such lines shall not interfere with the Petroleum Operations of the Contractor.

(4)
On termination or expiration of this Contract or surrender of part of the Contract Area, the Contractor shall remove the above-ground plant, appliances and installations from the Contract Area or the part surrendered other than those that are situated in or related to a Development Area or, at the option of the Minister, the Contractor shall transfer ownership thereof, at no cost, to the Government, in the condition that they are then in, in which latter case the Government shall be responsible for operating, maintaining, abandoning and decommissioning of such plants, appliances and installations.

(5)
When the rights of the Contractor in respect of a Development Area terminate, expire or are surrendered, the Contractor shall transfer ownership thereof to the Government, at no cost, the plant, appliances and installations that are situated in the Development Area or that are related thereto, unless such plant, appliances and installations are or may be utilised by the Contractor in Petroleum Operations under this Contract, but the Government may require the Contractor to remove the surface installations at the cost of the Contractor.

13. LOCAL EMPLOYMENT, TRAINING AND COMMUNITY DEVELOPMENT PROJECT

(1)
The Contractor, its contractors and sub-contractors shall, where possible, employ Kenya citizens in the Petroleum Operations, and until expiry or termination of this Contract, shall train those citizens. The training programme shall be established with the consultation of the Minister.

(2)
In addition to the obligation under sub-clause 13(1) and commencing on the Effective Date, the Contractor  shall  for  the purposes  of section 11 of the Act contribute or hold to the order of the Ministry a minimum of:

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One hundred and seventy-five thousand Dollars (USD175,000.00) per year during the Initial Exploration Period towards the Ministry Training Fund

(ii)	One hundred and seventy-five thousand Dollars (USD175,000.00) per year during the First Additional E x p l o r a t i o n Period towards the Ministry Training Fund.

(iii)	One hundred and seventy-five thousand Dollars (USD175,000.00) per year during the Second Additional E x p l o r a t i o n Period towards the Ministry Training Fund.

(iv)
The Contractor's obligation hereunder shall be further increased to a minimum of Two hundred thousand Dollars (USD200,000.00) per year commencing with the adoption of the first Development Plan under sub-clause 20(3).

(3)	The Contractor shall by way of direct payments contribute a minimum of Fifty thousand Dollars (USD50,000.00) per year towards the local community development projects.

14. DATA AND SAMPLES

(1)
The Contractor shall keep logs and records of the drilling, deepening, plugging or abandonment of boreholes and wells, in accordance with good international petroleum industry practice and containing particulars of -

(a) The strata and sub-soil through which the borehole or well was drilled;

(b) The casing, tubing and down-hole equipment and alterations thereof, inserted in a borehole or well;

(c) Petroleum, water, workable mineral or mine workings encountered; and

(d) Any other matter related to the Petroleum Operations that is reasonably required by the Minister.

(2)
The Contractor shall record, in an original or reproducible form of good quality, and on seismic tapes where relevant, all geological and geophysical information and data relating to the Contract Area obtained by the Contractor and shall deliver a copy of that information and data, the interpretations thereof and the logs and records of boreholes and wells, to the Minister, in a reproducible form, as soon as practicable after that information, those interpretations and those logs and records come into the possession of the Contractor.

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(3)
The Contractor  may remove, for the purpose of laboratory examination or analysis, petrological specimens or samples of petroleum or water encountered in a borehole or well and, as soon as practicable shall, without charge, give the Minister a representative part of each specimen and sample removed, but no specimen or sample shall be exported from Kenya without prior notification to the Minister.

(4)
The Contractor shall keep records of any supply information concerning the Petroleum Operations, reasonably requested by the Minister, if the data or information necessary to comply with the request are readily available.

15. REPORTS

(1)	The Contractor shall supply to the Minister daily reports on drilling operations and production operations, and weekly reports on geophysical operations.

(2)	The Contractor shall report in writing to the Minister the progress of the Petroleum Operations according to the following schedule -

(a) Within one (1) month of the last day of March, June, September and December, covering the previous three (3) months;

(b) Within three (3) months of the last day of December, covering the previous year;

(c) Within three (3) months of the date of expiry or termination of this Contract.

(3)	A report under sub-clause 15 (2) shall contain, in respect of the period which it covers -

(a) Details of the Petroleum Operations carried out and the factual information obtained;

(b) A description of the area in which the Contractor has operated;

(c) An account of the expenditure on Petroleum Operations in accordance with the Accounting Procedure;

(d) A map indicating all boreholes, wells and other Petroleum Operations;

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(e) On expiry or termination of this Contract details of the Petroleum Operations including all the matters described in paragraphs (a) to (d); and

(f) All information required by clause 14 not hitherto supplied.

PART IV RIGHTS AND OBLIGATIONS OF THE GOVERNMENT AND THE MINISTER

16. RIGHTS OF THE GOVERNMENT

(1)
The Government may acquire a part of the Contract Area for a public purpose other than searching for or extracting Petroleum but not to the extent that will prevent the carrying out of Petroleum Operations within the Contract Area, and the Government shall not, without good cause, acquire a part of the Contract Area on which Petroleum Operations are in progress.

The Contractor shall not carry out Petroleum Operations on such an acquired part but may:-

(a) Enter upon that part but not materially interfere with the public purpose;

(b) Carry out directional drilling from an adjacent part.

(2)
The Minister, or a Person authorized by him in writing, may at all reasonable times inspect any Petroleum Operations, and any records of the Contractor relating thereto, and the Contractor shall provide, where available, facilities similar to those applicable to its own or to sub-contractors' staff for transport to the Petroleum Operations, subsistence and accommodation and pay all reasonable expenses directly connected with the inspection.

(3)
If there is a breach of an obligation due to be performed under this Contract, the Minister may require the Contractor to perform any obligation under this Contract by giving reasonable written notice, and if the Contractor fails to comply with the notice, the Minister may execute any necessary works for which the Contractor shall pay forthwith. The Minister may give notice to execute works at any time but not later than three (3) months after the termination or expiry of this Contract or the surrender of a part of the Contract Area.

17. OBLIGATIONS OF THE GOVERNMENT

(1)	The Government may at the request of the Contractor, make available to the Contractor such land as the Contractor may reasonably require for the conduct of Petroleum Operations and -

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(a) Where the land is Trust Land, the Government may, subject to sub- clause 17(2) set apart such Trust Land in the Contract Area or outside the Contract Area in accordance with the Trust Land Act;

(b) Where the land is private land, the Government may, subject to section 10 of the Act, acquire the land in accordance with the applicable laws;

(c) The Contractor shall pay or reimburse the Government any reasonable compensation that may be required for the setting apart, use or acquisition of any land for the Petroleum Operations as settled by an Expert Determination.

(2)
Where the Contractor has occupied Trust Land for the purpose of the Petroleum Operations before that land has been set apart, the Contractor shall notify the Minister in writing of the need to set apart such land.

(3)
The Government shall grant or cause to be granted to the Contractor, its contractors and sub-contractors such way-leaves, easements, temporary occupation or other permissions within and without the Contract Area as are necessary to conduct the Petroleum Operations and in particular for the purpose of laying, operating and maintaining pipelines and cables, and passage between the Contract Area and the Delivery Point of petroleum.

(4)	The Government shall at all times give the Contractor the right of ingress to and egress from the Contract Area and the facilities wherever located for the conduct of Petroleum Operations.

(5)
Subject to the usual national security requirements and the Immigration Act and Regulations of Kenya in particular, the Government shall not unreasonably refuse to issue and/or renew entry visas or work permits for employees, technicians and managers employed in the Petroleum Operations by the Contractor or its sub-contractors and their dependants.

PART V WORK PROGRAMME, DEVELOPMENT AND PRODUCTION

18. EXPLORATION WORK PROGRAMME

(1)	The Contractor shall submit and orally present to the Minister one (1) month after the Effective Date, a detailed statement of the exploration work programme and budget for the first Contract Year.

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(2)
The Contractor shall submit and orally present to the Minister three (3) months before the end of each Contract Year, a detailed statement of the exploration work programme and budget for the next Contract Year.

(3)
The Minister may submit to the Contractor, within thirty (30) days of the receipt of the annual exploration work programme and budget, suggested modifications and revisions thereof. The Contractor shall consider the inclusion of such suggested modifications and revisions in light of good international petroleum industry practice and shall provide the Minister with the exploration work programme and budget which the Contractor has adopted.

(4)
After the adoption of the annual exploration work programme and budget, the Contractor may make changes to that annual exploration work programme and budget if those changes do not materially affect the original objectives of that exploration work programme and budget, and shall state the reasons for those changes to the Minister.

19. DISCOVERY AND EVALUATION WORK PROGRAMME

(1)	The Contractor shall in accordance with section 9(b) of the Act, notify the Minister of a Discovery and shall report to the Minister all relevant information.

(2)
If the Contractor considers that the Discovery merits Evaluation, it shall submit and orally three (3) months present to the Minister a detailed statement of the Evaluation work programme and budget which shall provide for the expeditious Evaluation of the Discovery and the provisions of sub-clauses 18(3) and 18(4) shall apply to the Evaluation work programme and budget.

(3)	After the Evaluation work programme and budget have been adopted, the Contractor shall diligently evaluate the Discovery without undue interruption.

(4)
In the event of a Discovery in the last year of the Second Additional Exploration Period, the Minister shall, at the request of the Contractor, extend the term of the Second Additional Exploration Period in respect to the prospective area of the Discovery and for the period of time reasonably required to expeditiously complete the adopted Evaluation work programme and budget with respect to such Discovery and to determine whether or not the Discovery is commercial but in any event, such extension to the Second Additional Exploration Period shall not exceed twelve (12) months.

(5)
The Contractor shall, not more than three (3) months after the Evaluation or Market Evaluation Report is completed, report to the Minister the commercial prospects of the Discovery, including all relevant technical and economic data.

(6)
If the Contractor reports under sub-clause 19(5) that the Discovery is a Commercial Discovery, a Development Plan shall be submitted to the Minister within six (6) months of the completion of the Evaluation work programme or Market Evaluation Report unless otherwise agreed, and upon written application of the Contractor, the term of this Contract shall be extended by the Minister, if necessary, in respect of the area of that Commercial Discovery, provisionally established in accordance with the adaptation of a Development Plan.

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20. DEVELOPMENT PLAN AND DEVELOPMENT WORK PROGRAMME

(1)
The Contractor shall prepare, in consultation with the Minister, the Development Plan based on sound engineering and economic principles and in accordance with good international petroleum industry practice and considering the Maximum Efficient Rate of production appropriate to the Commercial Discovery.

(2)	The Development Plan submitted by the Contractor to the Minister shall contain–

(a) Details of the proposed Development Area, relating to the Commercial Discovery which shall correspond as closely as possible to the extension of the discovered accumulation in the Contract Area, as determined by the analysis of all the relevant available information;

(b) Proposals relating to the spacing, drilling and completion of the wells and the facilities and installations required for the production, storage and transportation of petroleum;

(c) A production forecast and an estimate of the investment and expenses involved; and

(d) An estimate of the time required to complete each phase of the Development Plan.

(3)
The Minister and the Contractor shall jointly consider the Development Plan within sixty (60) days of submission thereof and the Minister may within that period, unless otherwise agreed, submit suggested modifications, justifications and revisions thereof. The Contractor shall consider the inclusion of such suggested modifications and revisions in the light of good international petroleum industry practice, and the Development Plan shall be adopted by mutual agreement.

Where the Minister proposes no modifications and revisions, the Development Plan of the Contractor shall be adopted sixty (60) days after its submission unless it is adopted by mutual agreement of the Parties before that period has elapsed.

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(4)
After a Development Plan has been adopted, the Contractor shall use its best efforts to proceed, promptly and without undue interruption, to implement the Development Plan in accordance with good international petroleum industry practice. Development work shall commence six (6) months from the date of adoption of the Development Plan.

In connection therewith, the Contractor shall submit and orally present to the Minister, prior to the first day of October of each year following the adoption of the Development Plan, a detailed statement of the annual development work programme and budget for the next Calendar Year and the provisions of sub- clauses 18(3) and 18(4) shall apply to the Development Plan and to the annual development work programme and budget.

(5)
Where the development operations result in an extension to the area to which the Commercial Discovery relates within the Contract Area, the Minister shall adjust the relevant Development Area to include that extension as determined by the analysis of all the relevant available information.

21. UNITISATION

(1)
Where the recoverable reserves of a Commercial Discovery extend into an area adjacent to the Contract Area, the Minister may require the Contractor to produce Petroleum therefore in co-operation with the Contractor of the adjacent area. Where non-commercial deposits of Petroleum in the Contract Area if exploited with deposits in an area adjacent to the Contract Area, would be commercial, the Minister may make a similar requirement to the contractor of that adjacent area.

(2)
If the Minister so requires, the Contractor shall in co-operation with the contractor of the adjacent area, submit within six (6) months, unless otherwise agreed by the Parties, a proposal for the joint exploitation of the deposits, for the approval of the Minister. The reasonable costs of preparing the proposal shall be divided equally between the Contractor and the adjacent contractor.

(3)
If the proposal is not submitted or approved, the Minister may prepare his own proposal, in accordance with good international petroleum industry practice, for the joint exploitation of the recoverable reserves. The Minister's proposal may be adopted by the Contractor, subject to sub-clause 21(4), and subject to the adjacent contractor's acceptance of the same proposal.

(4)	The provisions of the proposal for joint exploitation shall prevail over this Contract, where those provisions do not reduce the financial benefits to the parties under this Contract.

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22. MARGINAL AND NON-COMMERCIAL DISCOVERIES

(1)
Where the Contractor determines that oil or Natural Gas Discovery is marginal or non-commercial, the Contractor may propose a modification to this Contract, based on an alternative economic evaluation and after consideration the Minister may accept or reject the proposed modification.

Upon making a marginal Discovery of Natural Gas, the Contractor and the Government shall commence good faith negotiations of revisions to Clause 27 that would be necessary in order to provide the Contractor with project economics that will provide a reasonable Rate of Return.

(2)
The parties agree that unless otherwise agreed, if the Contractor fails to commence the Evaluation of a Petroleum Discovery within Twelve (12) Months following the notice of Discovery, or if within Twelve (12) Months following the completion of an Evaluation work programme, and the Contractor considers the Crude Oil Discovery does not merit development, the Minister may request the Contractor to surrender the area corresponding to such Crude Oil Discovery and the Contractor shall forfeit any rights relating to any production there from. The area subject to such surrender shall not exceed the extension of the discovered accumulation as determined by the structural closure of the prospective horizon and all other relevant available information. Any such surrender by the Contractor shall be credited in accordance with sub-clause 3(3) hereof.

23. NATURAL GAS

(1)
Where Natural Gas is discovered and the Contractor and the Minister agree that it may be economically processed and utilised other than in secondary recovery operations, that processing and utilisation shall follow a Development Plan approved in accordance with clause 20.

(2)
The Contractor shall return associated Natural Gas , not required for use in Petroleum Operations or sold, to the subsurface structure, but if such Natural Gas cannot be economically used or sold or returned to the subsurface structure, the Contractor shall, after expiry of sixty (60) days' notice to the Minister giving reasons why such Natural Gas cannot be economically used or sold or returned to the subsurface structure, be entitled to flare such associated Natural Gas in accordance to good international petroleum industry practice. Notwithstanding anything in this clause to the contrary Natural Gas may be flared at any time if necessary for the conducting of well and production tests and during any emergency.

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(3)
Where the Contractor does not consider that it is economical to process and utilise associated Natural Gas and where that Natural Gas is not required for use in Petroleum Operations, the Minister may at the field separator, process and utilise that Natural Gas without compensation but the Government shall pay for all costs and expenses related thereto which shall include, but not be limited to, any engineering studies, new fixtures, equipment and installations required for the gathering, transport, processing and utilisation thereof and the operation and maintenance of same shall be at the sole risk, cost and expense of the Government.

(4)
Where the Contractor considers that it is economical to produce Natural Gas, the Contractor agrees to sell Natural Gas to the Government to the volume calculated in accordance with sub-clause 29(6) below with other terms of sale, including price, to be agreed.

24. PRODUCTION LEVELS AND ANNUAL PRODUCTION PROGRAMME

(1)	The Contractor shall produce Petroleum at the Maximum Efficient Rate in accordance with good international petroleum industry practice.

(2)
Prior to the first day of October of each year following the commencement of Commercial Production, the Contractor shall submit and orally present to the Minister, a detailed statement of the annual production programme and budget for the next Calendar Year, and the provisions of sub-clause 18(3) and (4) shall apply to the annual production programme and budget.

(3)	The Contractor shall endeavour to produce in each Calendar Year the forecast quantity estimated in the annual production programme.

(4)
The Crude Oil shall be run to storage (constructed, maintained and operated by the Contractor) and Petroleum shall be metered or otherwise measured as required to meet the purpose of this Contract in accordance with clause 25.

25. MEASUREMENT OF PETROLEUM

(1)
The volume and quality of Petroleum produced and saved from the Contract Area shall be measured by methods and appliances customarily used in good international petroleum industry practice and approved by the Minister.

(2)
The Minister may inspect the appliances used for measuring the volume and determining the quality of Petroleum and may appoint an inspector to supervise the measurement of volume and determination of quality.

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(3)
Where the method of measurement, or appliances used therefore, have caused an overstatement or understatement of a share of the production, the error shall be presumed to have existed since the date of the last calibration of the measurement devices, unless the contrary is shown, and an appropriate adjustment shall be made for the period of error.

(4)	The Minister and the Contractor shall determine the measurement point at which production shall be measured and the respective shares of Petroleum allocated.

26. VALUATION OF CRUDE OIL AND NATURAL GAS

(1)	The value of Crude Oil, for all purposes under this Contract, shall be denominated in United States dollars and shall be calculated each Calendar Quarter as follows -

(a) if there have been sales of Crude Oil produced from the Contract Area to third parties at arm's length during that Calendar Quarter, the value shall be the weighted average per unit price actually paid in those sales, at the F.O.B. point of export or at the point that title and risk pass to the buyer, adjusted for grade, gravity and quality of such Crude Oil as well as for transportation costs and other appropriate adjustments for grade, gravity, and quality of such Crude Oil transaction where the seller and the buyer are independent of one another and do not have, directly or indirectly, any common interest;

(b) if there have been no sales of Crude Oil produced from the Contract Area to third parties at arm's length during that Calendar Quarter, the value shall be the "fair market value" determined as the average per unit prevailing market price, actually paid during that Calendar Quarter in arm's length sales for export under term Contracts of at least ninety (90) days between unrelated purchasers and sellers, for Crude Oil produced in Kenya and for Crude Oil of comparable quality produced in the nearest major Crude Oil producing and exporting country, and adjusted for grade, gravity and quality of such Crude Oil as well as for transportation costs and any other appropriate adjustments.

If necessary, a value of Crude Oil shall be determined separately for each Crude Oil or Crude Oil mix and for each point of delivery.

The value of Crude Oil shall be mutually agreed at the end of each Calendar Quarter and applied to all transactions that took place during the quarter.

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If the Minister and the Contractor cannot reach agreement on the value of Crude Oil within thirty (30) days of the end of any Calendar Quarter, such dispute may be submitted for an Expert Determination.

(2)
Pending the determination of the value of Crude Oil for a Calendar Quarter, the value of Crude Oil determined for the preceding Calendar Quarter will be provisionally applied to make calculation and payment during such Calendar Quarter until the applicable value for that Calendar Quarter is finally determined pursuant to sub-clause 26(1). Any adjustment to provisional calculation and payment, if necessary, will be made within thirty (30) days after such applicable value is finally determined.

(3)
Natural Gas shall be valued based on the actual proceeds received for sales, provided that, for sales of Natural Gas between the Contractor and any Affiliate, the value of such Natural Gas shall not be less than the then prevailing fair market value for such sales of Natural Gas taking into consideration, to the extent possible, such factors as the markets, the quality and quantity of Natural Gas and other relevant factors reflected in natural gas pricing. For sales of Natural Gas into the domestic market, the price shall be set in accordance with the provisions of sub-clause 23(5).

PART VI COST RECOVERY, PRODUCTION SHARING, MARKETING AND PARTICIPATION

27. COST RECOVERY, PRODUCTION SHARING, WINDFALL AND INCOME TAX

(1)
Subject to the auditing provisions under clause 30, the Contractor shall recover the Petroleum Costs, in respect of all Petroleum Operations, incurred and paid by the Contractor pursuant to the provisions of this Contract and duly entered in the Joint Account, by taking and separately disposing of an amount equal in value to a maximum of Sixty Percent (60%) of all Crude Oil produced from the Contract Area during that Fiscal Year and not used in Petroleum Operations. Such cost recovery Crude Oil is hereinafter referred to as "Cost Oil".

(2)	Petroleum Costs may be recovered from Cost Oil in the following manner:

(a) Petroleum Costs, with the exception of capital expenditures, incurred in respect of the Contract Area, shall be recoverable either in the Fiscal Year in which these costs are incurred and paid or the Fiscal Year in which Commercial Production occurs, whichever is the later; and

(b) capital expenditure incurred in respect of each Development Area shall be recoverable at a rate of 20% based on amortization at that rate starting either in the Fiscal Year in which such capital expenditure are incurred and paid or the Fiscal Year in which Commercial Production from that Development Area commences, whichever is the later.

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For the purpose of this clause, "capital expenditure" shall mean the qualifying expenditure, other than "intangible drilling costs", that is expenditure that has no salvage value, including expenditure on labour, fuel, repairs, maintenance, hauling, mobilization and supplies and materials, other than supplies and materials for well casings or other well fixtures, which is for or incidental to drilling, cleaning, deepening, completing or abandoning wells and is incurred in respect of –

(i) The determination of well locations, geological and geophysical studies, and topographical and geographical surveys preparatory to drilling;

(ii) The drilling, shooting, testing, and cleaning of wells; and

(iii) The clearing, draining and levelling of land, road-building and laying of foundations.

(c) To the extent that, in a Fiscal Year, the Petroleum Costs recoverable according to sub-clauses 27(2) (a) and 27(2)(b) exceed the value of all Cost Oil or Cost Gas for such Fiscal Year, the excess shall be carried forward for recovery by the Contractor in the next succeeding Fiscal Year or Fiscal Years until fully recovered, but in no case after the termination of this Contract.

(d) To the extent that, in a Fiscal Year, the Petroleum Costs recoverable according to sub-clauses 27(2)(a) and 27(2)(b) are less than the maximum value of the Cost Oil or Cost Gas as specified in sub-clause 27(1), the excess shall become part of, and be included in the Profit Oil or Profit Gas as provided for in sub-clause 27(3) hereafter.

(e) For the purpose of valuation of Cost Oil and Cost Gas, the relevant provisions of clause 26 hereof shall apply.

(3)
The total Crude Oil produced and saved from the Contract Area and not used in Petroleum Operations less the Cost Oil as specified in sub-clauses 27(1) and 27(2), shall be referred to as the Profit Oil and shall be shared, taken and disposed of separately by the Government and Contractor according to increments of Profit Oil as follows:

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ONSHORE PROFIT OIL SPLIT TRANCHES

Incremental Production Tranches	Govt. Share	Contractor Share
0-30,000 barrels per day	50%	50%
Next 25,000 barrels per day	60%	40%
Next 25,000 barrels per day	65%	35%
Next 20,000 barrels per day	70%	30%
Above 100,000 barrels per day	78%	22%

(a) For the purpose of this sub-clause, increments of Profit Oil shall be calculated by considering the total Crude Oil produced and saved from the Contract Area less the quantity of Cost Oil required to satisfy recoverable costs, expenses and expenditures according to sub-clauses 27(1) and 27(2).

(b) Where two (2) or more reservoirs are sufficiently close so that they utilize the same surface installation, they shall be considered, for the purposes of sub-clause 27(3) (a), as being one (1) Development Area. When making a proposal for the delineation of a Development Area and its associated Development Plan, the Contractor shall consider in priority the option which is the most favourable for the Government in terms of Profit Oil split.

(c) Windfall Profits

When the value of crude oil for any calendar quarter calculated in accordance with Clause 26 of the PSC exceeds United States US$ 50 per barrel FOB Mombasa (hereinafter referred to as the (“Threshold Price”) adjusted for the United States of America’s Consumer Price Index (CPI) whose Effective Date will be from the date of the contract execution then a Second Tier Amount is payable by the Contractor to the Government.

The Second Tier Amount will be calculated in respect of each Calendar Quarter according to the following formula:

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R = CSPO x 26% x (V – Threshold Price)

Where;
R is the Second Tier Amount in US Dollars;

V is the value of Crude Oil in U.S. dollars for that Calendar Quarter calculated in accordance with Clause 26 and expressed in US$/bbl, provided that V exceeds the Threshold Price; and

CSPO is the Contractor Share of Profit Oil for that Calendar Quarter in bbl calculated pursuant to clause 27(3) (a).

(d)
The Second Tier Amount will be calculated within thirty (30) days following the end of the Calendar Quarter for which it is due. For the purposes of this Contract the Second Tier Amount will be treated as an adjustment to the amount payable as Profit Oil.

(e)
The Threshold Price set forth in this sub-clause 27(3) (c) is US$ 50 per barrel F.O.B Mombasa as of Effective Date and shall be adjusted quarterly as set forth below. The Threshold Price during any Calendar Quarter shall be derived by multiplying the Threshold Price, by the number (hereinafter referred to as the "price index") which is the sum of one (1) and the decimal equivalent of the percentage increase in the United States Consumer Price Index, as reported for the first time in the monthly publication "International Finance Statistics" of the International Monetary Fund, between the month of Effective Date and the month when such valuation is calculated

(4)
With respect to sub-clauses 27(1), 27(2) and 27(3), Cost Oil, Cost Gas, Profit Oil and Profit Gas calculations shall be done quarterly on an accumulative basis. To the extent that actual quantities, costs and expenses are not known, provisional estimates of such data based on the adopted annual production work programme and budget under clause 24 shall be used. Within sixty (60) days of the end of each Fiscal Year, a final calculation of Cost Oil, Cost Gas, Profit Oil and Profit Gas based on actual Crude Oil and Natural Gas production in respect of that Fiscal Year and recoverable Petroleum Costs shall be prepared and any necessary adjustments shall be made.

(5)	Each Contractor shall be subject to and shall comply with the requirements of the income tax laws in force in Kenya, which impose taxes on or are measured by income or profits.

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The portion of the Profit Oil or Profit Gas which the Government is entitled to take and receive, and which is calculated under sub-clause 27(3), shall be inclusive of all taxes, present or future, based on income or profits of the Contractor, including specifically tax payable under the Income Tax Act, and dividend tax imposed by Kenya on any distribution of income or profits by the Contractor, but shall exclude the tax paid by the Contractor on behalf of petroleum service sub-contractors.

The Government agrees to pay and discharge as and when due such taxes for account of each Contractor and the Minister agrees to furnish each Contractor with proper receipts from the Government evidencing the payment of all such taxes on the Contractor's behalf for each Fiscal Year. Each Contractor shall prepare and file a Kenya income tax return for each Fiscal Year within four (4) months after the close of each Fiscal Year. The receipts furnished by the Minister evidencing payment of such taxes shall correspond to the amount of taxes payable on behalf of the Contractor by the Government. The receipts shall be issued by the duly constituted authority for the collection of Kenya income taxes and shall be furnished within three (3) months after the date the Contractor files its Kenya income tax return for the Fiscal Year.

All taxes paid by the Government in the name and on behalf of the Contractor shall be considered income to the Contractor for the Fiscal Year to which the tax payments relate.

(6)
If so directed by the Minister, the Contractor shall be obligated to lift and market part or the entire Government share of Profit Oil, Profit Gas, and any Government or Appointee Participating Interest share of Petroleum in a Development Area.

If any Party fails to lift and market their share of Petroleum, the Contractor nominated as operator may lift and market such Party’s share on their behalf.

When the Minister elects not to take and receive in kind any part of the Government share of Profit Oil, the Minister shall notify the Contractor three (3) months before the commencement of each Semester of a Calendar Year, specifying the quantity of production and such notice shall be effective for the ensuing Semester. Any sale by the Contractor of the Government share of Profit Oil shall not be for a term of more than one (1) year without the Minister's consent. The Contractor shall have the right to market the Government’s share at the then prevailing “fair market price”.

The price paid by the Contractor for the Government share of Profit Oil, shall be the price established according to clause 26. The Contractor shall pay the Government on a monthly basis, such payments to be made within thirty (30) days after the end of the month in which the production occurred.

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(7)
At a reasonable time prior to the scheduled date of commencement of Commercial Production, the parties shall agree to procedures covering the scheduling, storage and lifting of Petroleum produced from the agreed upon Point of Sale.

(8)
In the event that the Contractor elects to produce a Natural Gas Discovery, the Petroleum Costs incurred by the Contractor and directly attributable to the development and production of such Natural Gas shall be recovered from part thereof.

28. GOVERNMENT PARTICIPATION

(1)
The Government will have a ten percent (10%) carried participating interest upto declaration of commerciality and thereafter may elect to acquire an additional ten percent (10%) interest in the PSC thus bringing total government participation to twenty percent (20%). The Government may participate either directly or through an appointee

(2)
If the Government exercises its right to participate in a Development Area, the Government and the Contractor shall enter into either a Participation Agreement of an amendment and novation of the Joint Operating Agreement, to add the Government or its Appointee as a party to the Joint Operating Agreement within three (3) months after notice to the Contractor under sub-clause 28(1).

(3)	The Government shall, in exercise of its right to participate in a Development Area:

(a) Have a right to a vote in proportion to its Participating Interest with respect to all decisions taken under this Contract and either the Participation Agreement or Joint Operating Agreement as appropriate;

(b) Own and separately take and dispose of its Participating Interest share in the Petroleum produced and saved to which the Contractor is entitled under this Contract, corresponding to its Participating Interest in that Development Area;

(c) Assume its share of Petroleum Costs incurred in respect of that Development Area, from the Effective Date of its participation as defined in sub-clause 28(3), pro-rata to its Participating Interest;

(d) Own a Participating Interest share in all assets acquired for Petroleum Operations in or related to the Development Area;

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(4)
The Government shall reimburse the Contractor, without interest, pro-rata to the Government Participating Interest, its share of all costs, expenses and expenditure incurred in respect of the Development Area from the date the Development Plan for that Development Area has been adopted to the date the Government serves notice pursuant to sub-clause 28(3) exercises its right to participate in that Development Area. This reimbursement shall be made within three (3) months after the Government serves notice pursuant to sub-clause 28(3).

29. DOMESTIC CONSUMPTION

(1)
The Contractor shall have the obligation to supply in priority Crude Oil for domestic consumption in Kenya and shall sell to the Government that portion of the Contractor's share of Production, which is necessary to satisfy the domestic supply requirements in accordance with the following provisions.

(2)
In each Calendar Year, the Minister shall notify the Contractor not less than three (3) months prior to the beginning of that Calendar Year, of the domestic supply requirement. The maximum amount of Crude Oil that the Minister may require from  the Contractor's share of production shall be calculated each Calendar Quarter, and shall be equal to the excess of total Crude Oil domestic consumption in Kenya multiplied by a fraction, the numerator of which is the average Crude Oil production from the Contract Area and the denominator of which is the total Crude Oil production from all producers in Kenya, over the amount of Crude Oil available to the Government from the Government’s share of Crude Oil from all production sharing Contracts in Kenya, including the Government’s share of production under clause 27 and in the form of Government participation share under clause 28.

For the purpose of this sub-clause, "domestic consumption" does not include Crude Oil refined in Kenya for export.

(3)
When the Contractor is obligated to supply Crude Oil or Natural Gas for domestic consumption in Kenya, the price paid by the Government shall be calculated in accordance with clause 26. Such sales to the Government shall be invoiced monthly and shall be paid within thirty (30) days of receipt of the invoice, unless other terms and conditions are mutually agreed.

(4)
With the written consent of the Minister the Contractor may comply with this clause by importing Crude Oil and exporting the same amount, but appropriate adjustments shall be made in price and volume to reflect transportation costs, differences in quality, gravity and terms of sale; provided that the Contractor may also comply with this Clause with respect to Natural Gas amounts required under sub-clause 29(6) by importing alternative fuels and exporting a like amount of Natural Gas.

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(5)	In this clause, "Government" includes an Appointee and "Contractor" does not include the Government where the Government has participated under clause 28.

(6)
In each Calendar Year, the Minister shall notify the Contractor not less than three (3) months prior to the beginning of that Calendar Year, of the domestic Natural Gas supply requirement. The maximum amount of Natural Gas that the Minister may require from the Contractor's share of production shall be calculated each Calendar Quarter, and shall be equal to the excess of total domestic Natural Gas consumption in Kenya multiplied by a fraction, the numerator of which is the average Natural Gas production from the Contract Area and the denominator of which is the total Natural Gas production from all producers in Kenya, over the amount of Natural Gas available to the Government from the Government’s share of Natural Gas from all production sharing contracts in Kenya, including in the form of Government’s share of production under Clause 27 and in the form of Government participation share under Clause 28 under this Contract. For the purpose of this sub-clause 29(6), "domestic consumption" does not include Natural Gas liquefied or compressed in Kenya for export.

PART VII BOOKS, ACCOUNTS, AUDITS, IMPORTS, EXPORTS AND FOREIGN EXCHANGE

30. BOOKS, ACCOUNTS AND AUDITS

(1)
The Contractor shall keep books and accounts in accordance with the Accounting Procedure and shall submit to the Minister a statement of those accounts, not more than three (3) months after the end of each Calendar Year.

(2)
At the request of the Minister, the Contractor shall appoint an independent auditor of international standing, approved by the Government to audit annually the books and accounts of the Contractor and report thereon; and the cost of such audit shall be at the charge of the Contractor and cost recoverable.

(3)
The Government may audit the books and accounts in accordance with the provisions of the Accounting Procedure within two (2) Calendar Years of the period to which they relate, and shall complete that audit within one (1) Calendar Year.

(4)
In the absence of an audit within two (2) Calendar Years or in the absence of notice to the Contractor of a discrepancy in the books and accounts within three (3) Calendar Years of the period to which the audit relates the Contractor's books and accounts shall be deemed correct.

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31. PREFERENCE TO KENYAN GOODS AND SERVICES

(1)
The Contractor, its contractors and sub-contractors shall give preference to Kenyan materials and supplies for use in Petroleum Operations as long as their prices, quality, quantities and timeliness of delivery are comparable with the prices, quality, quantities and timeliness of delivery of non-Kenyan materials and supplies.

(2)
The Contractor, its contractors and sub-contractors shall give preference to Kenyan contractors for services connected with Petroleum Operations as long as their prices, quality of performance and timeliness are comparable with the prices, quality of performance and timeliness of non-Kenyan service contractors.

(3)	The Contractor, its contractors and sub-contractors shall provide supplies and services from bases in Kenya where practicable.

(4)	The Contractor shall –

(a) on or before the beginning of each Calendar Year to which it applies, submit to the Minister a tentative schedule of the contemplated service and supply contracts with an estimated value exceeding the equivalent of Five Hundred Thousand (USD 500,000) United States Dollars per contract, to be entered into during the forthcoming Calendar Year, showing the anticipated tender date and approximate value and the goods and services to be provided;

(b) for contracts with an estimated value exceeding the equivalent of Five Hundred Thousand (USD 500,000) United States Dollars per contract, undertake to select its contractors and sub-contractors from adequately qualified companies by means of competitive bidding or by appropriate sole sourcing in accordance with good international petroleum industry practice;

As soon as practicable after their execution, provide to the Minister a copy of each contract, requiring a payment in a currency other than Kenya Shillings and a brief description of the efforts made to find a Kenyan supplier or service contractor;

(d)The minimum amount specified under this sub-clause 31(4) may be changed from time to time by mutual agreement.

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32. EXPORTS AND IMPORTS

(1)
Except as to the petroleum to be delivered to the Government pursuant to the terms of this Contract, the Contractor shall own and receive its share of Petroleum produced from the Contract Area and shall be entitled to lift, take, export and sell or otherwise dispose of such Petroleum outside of Kenya without restriction and free of taxes, charges, fees, duties or levies of any kind or to otherwise freely dispose of the same.

(2)
The Contractor and its contractors and sub-contractors engaged in carrying out Petroleum Operations under this Contract shall be permitted to import into Kenya all the services, materials, equipment and supplies including but not limited to machinery, vehicles, consumable items, movable property and any other articles, to be used solely in carrying out Petroleum Operations under this Contract.

(3)
Such services, materials, equipment and supplies shall be exempt from all Customs Duties, VAT and import declaration fees provided that the Contractor and its contractors and sub-contractors shall give preference to Kenyan goods and services in accordance with clause 31 hereof.

(4)
In relation to materials, equipment and supplies imported or to be imported pursuant to sub-clause 32(2) when a responsible representative of the Ministry has certified that they are to be used solely in carrying out Petroleum Operations under this Contract, the Contractor and its contractors and sub- contractors shall be entitled to make such imports without-

(a) any approval of import licence, provided, however, that an application has been duly made;

(b) any exchange control approval, subject to the provision of clause 33 hereof; or.

(c) any inspection outside of Kenya by general superintendence or other inspecting body, acting for the time being, appointed by the Government.

The actual costs of Contracts for technical and other services entered into by the Contractor for Petroleum Operations and for materials purchased by the Contractor for use in Petroleum Operations shall be recoverable, provided that those services and materials are reasonably required for Petroleum Operations and provided further that the prices paid by the Contractor are no higher than those currently prevailing in normal arm's length transactions of the open market for comparable services and materials.

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(5)
Each expatriate employee of the Contractor, its contractors and sub-contractors shall be permitted to import and shall be exempt from all Customs Duties with respect to the reasonable importation of household goods and personal effects, including one (1) automobile provided however that such properties are imported within three (3) months of their arrival or such longer period as the Government may in writing determine.

(6)
The Contractor and its contractor and sub-contractors and their expatriate employees may sell in Kenya all imported items which are no longer needed for Petroleum Operations. However, if such imports were exempt from Customs Duties, the seller shall fulfil all formalities required in connection with the payment of duties, taxes, fees and charges imposed on such sales.

(7)
Subject to sub-clauses 12(6) and 12(7), Contractor and its contractors and sub- contractors and their expatriate employees may export from Kenya, exempt of all export duties, taxes, fees and charges, all previously imported items which are no longer required for the conduct of Petroleum Operations under this Contract.

(8)
"customs duties", as that term is used herein, shall include all duties, taxes on imports (except those charges paid to the Government for actual services rendered), which are payable as a result of the importation of the item or items under consideration.

33. EXCHANGE AND CURRENCY CONTROLS

Clauses 33(1), 33(2) and 33(3)(c) were deleted following the repealing of the Exchange Control Act Chapter 113 of the laws of Kenya however clauses 33(3)(a), 33(3)(b) and 33(4) have been retained as they are still applicable.

(3)
Subject to the obligation to give preference to Kenyan goods and services as stipulated under clause 31, the Contractor shall have the right to enter all contracts and sub-contracts necessary to carry out Petroleum Operations, without prior approval by the Central Bank of Kenya or any other Government agency. The Government reserves the right to inspect the records or documentation related to such contracts and sub-contracts and, in accordance with clause 30, to appoint independent auditors to examine the accounts of the Contractor, and if the Government requests, the Contractor shall provide a copy of such contracts within thirty (30) days, provided however that where the Government disputes a specific substantive, material provision in the contracts, the value in dispute shall not be included, until, the dispute has been resolved, in respect of:

(a) the qualifying expenditure under the Income Tax Act; and

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(b) the Certificate of Approved Enterprise.

(4)
The Government shall grant to the Contractor a certificate of Approved Enterprise in accordance with the Foreign Investments Protection Act, Chapter 518 of the Law of Kenya. The amount recognized by the certificate as having been invested shall be the actual amount for the time being invested by the Contractor as set forth in its books of account maintained and audited in accordance with this Contract, provided however that the Contractor shall not repatriate any proceeds of sale of an asset forming part of either –

(a) qualifying expenditure under the Income Tax Act; or

(b) any asset subject to a Certificate of Approved Enterprise; without written approval and the necessary amendments to the relevant certificate. Proceeds arising from any other source may be repatriated after a senior Officer of the Ministry, duly authorized in that behalf, has certified that such repatriation is in order.

(5)	In addition to the rights expressed in sub-clause 33(3), the Contractor shall have the right to:

(a) retain abroad the proceeds from all sales of Petroleum to which it is entitled, and to repatriate all capital, loan principal, profits and other income or expense arising out of Petroleum Operations;

(b) establish and maintain interest bearing bank accounts in Kenya and in foreign countries, and to import into Kenya funds required for Petroleum Operations in foreign exchange;

(c) make payments outside of Kenya for goods, works and services of whatever nature in connection with the conduct of Petroleum Operations;

(d) pay wages, salaries, allowances and benefits of its employees partly or wholly outside of Kenya (which shall also apply to the Contractor’s Affiliates and subcontractors).

PART VIII GENERAL

34. PAYMENTS

(1)	All sums due to the Government or the Contractor shall be paid in United States dollars or other currency agreed to by the Government and the Contractor.

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(2)	Any late payment shall attract interest at LIBOR plus 300 basis points.

35. ASSIGNMENT

(1)
After notice to the Minister, an Contractor may assign part or all of its rights and obligations under this Contract to an Affiliate without the prior approval of the Minister, provided such assignment shall result in the assignor and the assignee being jointly and severally liable for all of the assignor's obligations hereunder.

(2)
An Contractor may only assign to a Person other than an Affiliate part or all of its rights and obligations under this Contract with the consent of the Minister, which shall not be unreasonably withheld and which shall be granted or refused within thirty (30) days of receipt by the Minister of the notice from the Contractor that it intends to make such an assignment but the Minister may require such an assignee to provide a guarantee for the performance of the obligations of the Contractor.

(3)	The Contractor shall report to the Minister any Change in Control in its corporate structure.

36. MANAGER, ATTORNEY AND JOINT OPERATION AGREEMENT

(1)
The Contractor shall notify the Minister, before the Petroleum Operations begin, of the name and address of the person resident in Kenya who will supervise the Petroleum Operations, and prior notice of any subsequent change shall be given to the Minister.

(2)
The Contractor shall appoint an advocate resident in Kenya with the power of representation in all matters relating to this Contract, of which appointment the Minister shall be notified before the Petroleum Operations begin, and prior notice of any subsequent change shall be given to the Minister.

(3)	Where the Contractor consists of more than one Person, the Contractor shall deliver to the Minister a copy of the Joint Operating Agreement between those Persons, as soon as it is available.

37. CONFIDENTIALITY

(1)
All the information which the Contractor may supply to the Government under this Contract shall be supplied at the expense of the Contractor and the Government shall keep that information confidential, and shall not disclose it other than to a Person employed by or on behalf of the Government, except with the consent of the Contractor which consent shall not unreasonably withheld.

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(2)
Notwithstanding sub-clause 37(1), the Minister may use any information supplied, for the purpose of preparing and publishing reports and returns required by law, and for the purpose of preparing and publishing reports and surveys of a general nature for internal use.

(3)
The Minister may publish any information, which relates to a surrendered area at any time after the surrender, and in any other case, three (3) years after the information was received unless the Minister determines, after representations by the Contractor, that a longer period shall apply.

(4)
The Government shall not disclose, without the written consent of the Contractor, to any Person, other than a Person employed by or on behalf of the Government, know-how and proprietary technology which the Contractor may supply to the Minister.

(5)
Except as may be necessary to obtain the appropriate governmental approvals, none of the Parties shall disclose the content of this Contract (except to its Affiliates, independent contractors and consultants, bona fide third party purchasers of an interest under this Contract, or as required by law) without the prior written consent of the other Parties.

(6)
Subject to legal or regulatory requirements applicable to the Contractor, the Parties shall cooperate in developing joint publicity statements to be released at an agreed time. After the Effective Date, all public announcements by the Contractor about the Petroleum Operations shall be issued through the Contractor with the approval of the Government.

38. FORCE MAJEURE

(1)
In this clause, “Force Majeure” means an occurrence beyond the reasonable control of the Minister or the Government or the Contractor which prevents any of them from performing their obligation under this Contract, including but not limited to the occurrences set out in clause 38(1).

(2)
“Force Majeure” shall include, among other things, Acts of God, unavoidable accidents, acts of war or conditions attributable to or arising out of war (declared or undeclared), insurrections, riots, and other civil disturbances, hostile acts of hostile forces constituting direct and serious threat to life and property, and all other matters or events of a like or comparable nature beyond the control of the Parties concerned.

(3)
Where the Minister, the Government or the Contractor is prevented from complying with this Contract by  force majeure, the Person affected shall promptly give written notice to the other and the obligations of the affected Person shall be suspended, provided that the Person shall do all things reasonably within its power to remove such cause of force majeure. Upon cessation of the force majeure event, the Person no longer affected shall notify the other Person.

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(4)	Where the Person not affected disputes the existence of force majeure, that dispute shall be referred to arbitration in accordance with clause 41.

(5)	Where an obligation is suspended by force majeure for more than one (1) year, the parties may agree to terminate this Contract by notice in writing without further obligations.

(6)	The term of the Contract shall be automatically extended for the period of the force majeure.

39. WAIVER

A waiver of an obligation of the Contractor shall be in writing, signed by the Minister, and no waiver shall be implied if the Minister does not exercise a remedy under this Contract.

40. GOVERNING LAW

(1)	This Contract shall be governed by, interpreted and construed in accordance with the Laws of Kenya.

(2)	The Contractor agrees that it will obey and abide by all laws, taxes, duties, levies and regulations in force in Kenya.

(3)
If after the Execution Date of this Contract the economic benefits of a party are substantially affected by the promulgation of new laws and regulations, or of any amendments to the applicable laws and regulations of Kenya, the parties shall agree to make the necessary adjustments to the relevant provisions of this Contract, observing the principle of the mutual economic benefits of the parties.

The Parties shall renegotiate and amend this Contract in good faith, so as to achieve the same economic benefits for the Contractor as would have been anticipated had there not been any adverse economic affects. The Parties shall meet within thirty (30) days after the Government’s receipt of the notice from the Contractor regarding the adverse economic affects. If the Parties are unable to agree upon the modifications that are required to this Contract in order to resolve the adverse economic impact on the Contractor within ninety (90) days after the expiration of the preceding thirty (30) day period, or within another time frame as may be agreed by the Parties, the matter may be referred to arbitration by either the Contractor or the Government in accordance with Clause 41.

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41. ARBITRATION

(1)
Except as otherwise provided in this Contract, any question or dispute arising out of or in relation to or in connection with this Contract shall, as far as possible, be settled amicably. Where no settlement is reached within thirty (30) days from the date of the dispute or such a period as may be agreed upon by the parties, the dispute shall be referred to arbitration in accordance with the UNCITRAL arbitration rules adopted by the United Nations Commission on International Trade Law.

(2)	The number of arbitrators shall be three (3) and shall be appointed as follows –

(a) each party shall appoint one (1) arbitrator and so notify the other party of such appointment and those two (2) arbitrators shall appoint the third arbitrator.

(b) if any of the arbitrators shall not have been appointed within thirty (30) days, either party may request in writing the Secretary-General of the International Centre for Settlement of Investment Disputes to appoint the arbitrator or arbitrators not yet appointed and to designate an arbitrator to be the Chairman of the arbitral tribunal. The Secretary-General shall forthwith send a copy of that request to the other party.

The Secretary-General shall comply with the request within thirty (30) days from the receipt thereof or such longer period as the parties may agree.

The Secretary-General shall promptly notify the parties of any appointment or designation made by him pursuant to the aforesaid request.

(c) Arbitrators shall be chosen from countries other than those of which the parties are nationals.

(d) If an arbitrator fails or is unable to act, his successor will be appointed in the same manner as the arbitrator whom he succeeds.

(3)	The arbitration shall take place in Cape Town, South Africa and shall be in English.

(4)	The decision of the majority of the arbitrators shall be final and binding on the parties.

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(5)	Any judgement upon the award of the arbitrators may be entered in any court having jurisdiction in respect thereof,

42. ABANDONMENT AND DECOMMISSIONING OPERATIONS

(1)	Decommissioning Costs

(a) The Decommissioning Plan is to form part of the Development Plan, and shall include a schedule for the amortization of costs and cost recovery of costs, which are estimated to be incurred when the development is decommissioned.

(b) The Contractor shall exercise its good faith judgment to book sufficient accruals for future abandonment and decommissioning operations to cover the expenses which are expected to be incurred under the Decommissioning Plan. The Contractor shall examine on an annual basis, the estimated costs of abandonment and decommissioning operations and, if appropriate, revise them.

(c) The Contractor shall commence booking accruals for abandonment and decommissioning costs in the first Calendar Quarter in which the ratio of cumulative production to overall recoverable reserves reaches sixty percent (60%), unless otherwise agreed in the Development Plan.

(d) All abandonment and decommissioning costs shall be recovered as Petroleum Costs at the time that the accrual is entered in the books.

(e) Contractor shall book an accrual on a Calendar Quarter basis for the amount of future abandonment and decommissioning costs according to the following formula:

FTA = (ECA – AFB) X CPP/PRR

Where:
FTA is the amount to be accrued for future abandonment and decommissioning costs in respect of the relevant Calendar Quarter.

ECA is the total estimated cost of abandonment and decommissioning operations established pursuant to this Abandonment and Decommissioning Clause.

CPP is the volume of Petroleum produced during the Calendar Quarter in which the abandonment and decommissioning accrual was booked.

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PRR is the Contractor’s estimated remaining recoverable reserves at the end of the Calendar Quarter in which the abandonment and decommissioning accrual was booked; as such estimates may be revised by Contractor from time to time.

AFB is the accrued abandonment and decommissioning cost balance at the end of the previous Calendar Quarter.

(2)	Commencements of Abandonment and Decommissioning Operations

(a) Abandonment and decommissioning will be scheduled to occur after a Discovery reaches its Economic Limit. “Economic Limit” shall mean that point in the life of field where expected Revenue to Contractor from Petroleum Operations is insufficient to cover the operating costs to continue Petroleum Operations in accordance with the requirements of the Contract. In addition, “Revenue” means the expected revenues derived from the sale of Petroleum together with any firm tariff income earned by the field facilities, if any.

(b) On or before the start of the 720 calendar day period prior to the expected start date of abandonment and decommissioning, the Minister shall notify the Contractor which of the facilities and assets identified in the Development Plan shall not be abandoned and decommissioned, but which shall revert to the ownership of the Government in accordance with Clause 12 of this Contract. No further funds to cover abandonment and decommissioning costs shall be reserved or accrued for the facilities and assets so identified and a corresponding adjustment shall be made, if necessary, by the Contractor.

(c) If, the Minister decides not to use the said assets, he shall have the right to require the Contractor to remove them at the latter's expense in accordance with the said Decommissioning Plan, it being understood that the abandonment and decommissioning operations shall be carried out by the Contractor in accordance with good international petroleum industry practice, this Contract and in accordance with the time schedule and conditions defined in the Decommissioning Plan which shall have been approved.

(3)	Abandonment and Decommissioning upon Termination of Development Area

(a) If the Contractor recommends abandonment and or decommissioning of facilities assets or wells belonging to it in connection with a termination of an Development Area, pursuant to sub-clause 3(5) of this Contract, the Government may elect to take ownership of and continue using such facilities, assets and wells by giving the Contractor written notice of such decision within sixty (60) calendar days of the Government's receipt of the Contractor's notice of relinquishment. Upon so notifying the Contractor, which notification is effective as of the effective date of the Contractor’s relinquishment, the Government shall take ownership of, and be responsible for, abandonment and decommissioning of such facilities, assets and wells.

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If the Government does not elect to continue using such facilities, assets or wells, the Contractor shall be responsible for their abandonment and decommissioning upon termination of this Contract or of the Development Area within the corresponding Development area, if earlier. Contractor may in consultation with Government defer the abandonment and decommissioning operations for a reasonable length of time if this would result in operational efficiencies, which minimize the cost for all parties.

(4)	Facilities, Assets and Wells, Which the Government Continues to Use

With respect to any facilities, assets or wells which the Government elects to own pursuant to this Contract or pursuant to these Abandonment and Decommissioning provisions:

(a) The Government shall conduct such continued use and/or abandon or decommission in accordance with generally accepted international petroleum industry practice and in such a manner that does not interfere with continuing Petroleum Operations; and

(b) The Government may abandon and decommission such facilities, assets and wells as and when the Government decides.

(5)	Disbursements of Funds for Abandonment and Decommissioning Costs

(a) The Contractor will advise the Government on an annual basis its best estimate of the projected date of abandonment and decommissioning of the Discovery based on the then current estimate of when the Economic Limit will be reached according to the then current production forecast and realized Petroleum prices.

(b) As and when the Contractor commences booking accruals pursuant to these provisions, the Contractor will cause the accrued costs of abandonment and decommissioning operations to be set aside in a separate US$ interest bearing escrow account in the joint names of the Contractor and the Government, established at a mutually acceptable financial institution in London, England to be used solely for paying the decommissioning costs. The account is to be funded on a quarterly basis by the Contractor constituting the Contractor and the Government in proportion to the Contractor’s then current Participating Interest under this Contract and out of its share of ongoing Cost Oil, Cost Gas, Profit Oil and Profit Gas attributable to the Contractor and the Government entities, or by cash payment if production is insufficient. A final reconciliation shall be submitted to all Entities and the Government following completion of all abandonment and decommissioning operations and adjustments made in accordance with sub-clause 42(6) below.

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(6)	Adjustments to Accruals for Abandonment and Decommissioning Costs

(a) If excess accruals which were booked for abandonment and decommissioning costs remain following completion of all abandonment and decommissioning operations, then such excess funds shall be distributed to Contractor and Government in the same proportion as the cumulative Profit Oil or Profit Gas distribution, as appropriate, to Government and Contractor under Clause 27 of this Contract during the years that the accruals for abandonment and decommissioning costs were booked by Contractor.

(b) Any abandonment and decommissioning cost accruals which have been booked for purposes of removing facilities or assets that the Government decides should not be removed shall be paid by Contractor to Government concurrently with the transfer of ownership of such facility, asset or well to the Government. The Government represents that the transferred funds shall only be used in conjunction with its abandonment and decommissioning operations.

If amounts accrued for abandonment and decommissioning costs are insufficient to complete abandonment and decommissioning activities, additional funds for such activities shall be provided from a portion of Crude Oil or Natural Gas which Contractor is entitled to receive under this Contract from any Development Area, or if no production is available, by cash payment by the Entities and the Government in the same ratio as would be applicable for distribution of excess amounts under sub-clause 42(6)(a).

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43. NOTICES

(1)	Any notice and other communication under this Contract shall be in writing and shall be delivered by hand, sent by registered post, or by facsimile to the following address of the other.

To the Government:

To the Government:
Ministry of Energy:
FAO Hon. Minister of Energy
Nyayo House
Kenyatta Avenue
P O Box 30582.00100
Nairobi, Kenya
Tel: +254 20 310 112
Fax: +254 20 228 314

To the Contractor:

President/CEO
ERHC AGC Profond Ltd.
5444 Westheimer Road, Suite 1440
HOUSTON, TX 77056 U S A
Tel: 713-626-4700
Fax: 713-626-4704

(2)	A notice shall be effective on receipt.

(3)
Any notice, if sent by facsimile, shall be deemed to be received by the party to whom it was addressed on the first business day after the day upon which the facsimile was received. Any notice, if by personal delivery to any party, shall be deemed to be received by the addressee on the date of delivery, if that date is a business day, or otherwise, on the next business day following. In the event that a notice sent by facsimile includes a request for confirmation of the receipt thereof, such a confirmation shall be sent no later than one (1) business day after receipt of the notice. The Government and the Contractor may at any time and from time to time change its authorized representative or its address herein on giving the other ten (10) days notice in writing to such effect.

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44. HEADING AND AMENDMENTS

(1)	Headings are inserted in this Contract for convenience only and shall not affect the construction or interpretation hereof.

(2)
This Contract shall not be amended, modified or supplemented except by an instrument in writing signed by the duly authorized representatives of the parties, and constitutes the entire agreement among the Parties.

(3)	In the event of a conflict between the provisions of this Contract and its Appendices, the provisions of this Contract shall prevail.

(4)
In the event one of the provisions of this Contract is or becomes invalid, illegal or unenforceable, such provision shall be deemed to be severed from this Contract and the remaining provisions of this Contract shall continue in full force and effect.

(5)	This Contract shall be executed in six (6) originals, four (4) for the Government and two (2) for the Contractor.

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Signed on the day and year first before written:

For the Government

The Minister

Signature	/s/ Kiraitu Murungi

Name	KIRAITU MURUNGI

Title	MINISTER

In the Presence of:
Witness

Signature	/s/ Patrick M. Nyoike

Name	PATRICK M. NYOIKE

Title	PERMANENT SECRETARY

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For the Contractor (Two Directors)

Signature	/s/ Peter Ntephe

Name	PETER NTEPHE

Title	DIRECTOR/PRESIDENT/CEO

Signature	/s/ Sylvan Odobulu

Name	SYLVAN ODOBULU

Title	DIRECTOR/VICE PRESIDENT/CONTROLLER

In the Presence of:
Witness

Signature	/s/ Peter K. Thuo

Name	PETER K. THUO

Title	TECHNICAL CONSULTANT

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APPENDIX “A”

THE CONTRACT AREA – BLOCK 11A
(The Area to which the Petroleum Agreement relates)

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	Longitude			Latitude
Point	˚	’	'	˚	’	"
T148a	34	56	51.504 E	5	5	12.012 N
T148b	34	49	47.028 E	4	59	21.228 N
T148c	34	44	40.164 E	4	54	39.78 N
T148d	34	34	38.64 E	4	46	5.412 N
T148e	34	22	42.456 E	4	36	40.752 N
T125	35	0	0 E	3	42	10.008 N
T126	35	0	0 E	3	36	45 N
T127	34	56	30.012 E	3	36	45 N
	Longitude			Latitude
Point	˚	’	'	˚	’	"
T128	34	56	30.012 E	3	28	5.988 N
T129	34	52	44.004 E	3	28	5.988 N
T130	34	52	44.004 E	2	58	23.016 N
T131	34	46	17.004 E	2	58	23.016 N
T132	34	46	17.004 E	3	8	7.008 N
T133	34	43	3 E	3	8	7.008 N
T134	34	43	3 E	3	22	41.988 N
T135	34	38	44.988 E	3	22	41.988 N
T136	34	38	44.988 E	3	42	10.008 N
T137	34	35	30.984 E	3	42	10.008 N
T138	34	35	30.984 E	3	51	54 N
T139	34	32	49.992 E	3	51	54 N
T140	34	32	49.992 E	3	29	38.4 N
T141	34	27	4.032 E	3	29	38.292 N
T142	34	26	18.528 E	3	40	58.512 N
T143	34	26	21.984 E	4	1	36.984 N
T144	34	22	36.012 E	4	1	36.984 N
T145	34	22	36.012 E	4	9	11.016 N
T146	34	19	22.008 E	4	9	11.016 N
T147	34	19	22.008 E	4	33	6.624 N
T148	35	0	0.972 E	5	7	40.44 N

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APPENDIX "B"

ACCOUNTING PROCEDURE

PART I - GENERAL PROVISIONS

1.1 - Interpretation.
1.2 - Accounting obligations of the Contractor.
1.3 - Language and units of accounts.
1.4 - Audits.
1.5 - Revision of Accounting Procedure.

PART II -COSTS, EXPENSES, EXPENDITURE AND CREDITS OF THE CONTRACTOR

2.1 - Surface rights.
2.2 - Labour and related costs.
2.3 - Materials.
2.4 - Transportation and employee relocation costs.
2.5 - Services.
2.6 - Damage and losses to joint property.
2.7 - Insurance.
2.8 - Legal expense.
2.9 - Duties and taxes.
2.10 - Offices, camps and miscellaneous facilities.
2.11 - General and administrative expenses.
2.12 - Other expenditure.
2.13 - Credits under the Contract.
2.14 - No duplication of charges and credits.

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PART III – FINANCIAL REPORTS TO THE MINISTER

PART I - GENERAL PROVISIONS

The purpose of this Accounting Procedure is to establish methods and rules of accounting for Petroleum Operations and the principles set forth herein shall apply to Petroleum Operations pursuant to the production sharing contract (hereinafter referred to as the "Contract"), to which this Appendix is attached.

1.1 - INTERPRETATION

1.1.1 - DEFINITIONS

"Controllable Material" means material which the Operator subjects to record control and inventory. A list of types of such material shall be furnished to the Government and non-Operator(s);

"Joint Account" means the set of accounts maintained by the Operator to record all expenditure and other transactions under the provisions of the Contract. Such accounts will distinguish between exploration, evaluation, development and production costs. After adoption of a Development Plan a separate Joint Account shall be maintained for each Development Area.

"Joint Property" means all property where legal title is acquired and held in connection with Petroleum Operations under the Contract;

"Material" means personal property, including supplies and equipment, where legal title is acquired and held for use in Petroleum Operations;

"Non-Operator" means the entities constituting the Contractor other than the Operator, and the Government when it participates.

“Operator” means the party designated to conduct the Petroleum Operations;

Words not defined herein, but which are defined in the Contract, shall have the meanings ascribed to them therein.

1.1.2 - PRECEDENCE OF DOCUMENT

In the event of conflict between the provisions of this Accounting Procedure and the provisions of the Contract, the provisions of the Contract shall prevail.

1.2 - ACCOUNTING OBLIGATIONS OF THE CONTRACTOR

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1.2.1. The Contractor shall maintain financial accounts necessary to record in reasonable detail the transactions relating to Petroleum Operations which shall be prepared in accordance with generally accepted standards of the international petroleum industry, as more particularly, but not exclusively set out in this Accounting Procedure.

1.2.2. The Contractor shall provide the Government with a description of its accounting classifications and the Contractor shall use such classifications when preparing its accounts.

1.2.3. The Contractor shall provide details of the financial accounts in the form of monthly statements which shall -

(a) Reflect all charges and credits related to Petroleum Operations;

(b) Be prepared on accrual basis so that expenditure is - recorded as incurred when title to goods passes or when work is executed; and

(c) Present the total accounts for the Contract Area and each Development Area and the share of the Operator and each Non-Operator.

1.3. - LANGUAGE AND UNITS OF ACCOUNTS

1.3.1. All books of account shall be maintained in the English language and in United States  dollars. Where necessary for clarification, the Contractor may also maintain accounts and records in other language and currencies, provided that such accounts and records shall be prepared in accordance with US GAAP accounting rules and shall be consistent with the generally accepted standards of the international petroleum industry.

1.3.2. It is the intent of this Accounting Procedure that neither the Government nor the Contractor should experience an exchange gain or loss at the expense of, or to the benefit of, the other. However, should there be any gain or loss from exchange of currency, it will be credited or charged to the accounts under the Contract.

1.4. - AUDITS AND INSPECTION RIGHTS OF THE GOVERNMENT

1.4.1. The Government, upon at least thirty (30) days' advance written notice to the Contractor, shall have the right at its sole expense to audit the Joint Account and related records for any Calendar Year or portion thereof within the twenty-four (24) month period following the end of such year. Notice of any exception to the Contractor's accounts of any Calendar Year must be submitted to the Contractor within three (3) years from the end of such year.

1.4.2. For the purposes of auditing, the Government may examine and verify, at reasonable times, all charges and credits relating to the Petroleum Operations such as books of account, accounting entries, Material records and inventories, vouchers, payrolls, invoices and any other documents, correspondence and records necessary to audit and verify the charges and credits. Furthermore, the auditors shall have the right in connection with such audit, to visit and inspect at reasonable times, all sites, plants, facilities, warehouses and offices of the Contractor in Kenya directly or indirectly serving the Petroleum Operations in Kenya, including visiting personnel associated with those operations.

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1.4.3. All adjustments resulting from an audit agreed shall be rectified promptly in the Contractor's accounts. Any unresolved dispute arising in connection with an audit shall be referred to arbitration in accordance with clause 41 of the Contract.

1.4.4. At the request of the Minister, the Contractor shall appoint an independent auditor of international standing approved by the Minister to audit annually the accounts and records of the Petroleum Operations and report thereon, and the cost of such audit and report shall be chargeable to the Joint Account and cost recoverable.

1.5. - REVISION OF ACCOUNTING PROCEDURE

1.5.1. By mutual agreement between the Government and the Contractor, this Accounting Procedure may be revised from time to time by an instrument in writing signed by the parties.

1.5.2. The parties agree that if any procedure established herein proves unfair or inequitable to any party, the parties shall meet and in good faith endeavour to agree on the changes necessary to correct that unfairness or inequity.

PART II    -COSTS, EXPENSES, EXPENDITURE AND CREDITS OF THE CONTRACTOR

Subject to the provisions of the Contract, the Contractor shall bear and pay the following cost and expenses necessary to conduct Petroleum Operations. Such Petroleum Costs are recoverable by the Contractor in accordance with the provisions of the Contract.

2.1. - SURFACE RIGHTS

2.1.1. All direct costs necessary to acquire and to maintain surface right to the Contract area when such costs are paid by the Contractor according to the provisions of the Contract.

2.2. - LABOUR AND RELATED COST

2.2.1. Salaries and wages of employees of the operate and its Affiliate(s) for portion of their time spent performing management, administrative, legal, accounting, treasury, tax, employee relations, computer services, engineering, geological, and all other functions for the benefit of Petroleum Operations, whether temporarily or permanently assigned to the Contract Area, as well as the cost of employee benefits, customary allowances and personal expenses incurred under the usual practice of the Operator and its Affiliate(s) and amount imposed by governmental authorities, which are applicable to such employees.

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2.3. - MATERIAL

2.3.1. Value of Material charged to the accounts Contract. The cost of Material, equipment and supplies purchased or furnished by the Operator for use in Petroleum Operations shall be charged to the Joint Account on the basis set forth below. So far as it is reasonably practical and consistent with efficient and economical operations, only such Material shall be purchased for or transferred to the Joint Property as may be required for immediate use and /or for approved work programmes and the accumulation of surplus stock shall be avoided.

2.3.1.1. Except as otherwise provided in sub-part 2.3.1.2 below, Material purchased, leased or rented shall be charged at the actual net cost incurred by the Operator. "Net cost" shall include, but shall not be limited to, such items as vendor's invoice price, transportation, duties, fees and applicable taxes less all discounts actually received.

2.3.1.2. Material purchased or transferred from the Contractor or its Affiliate(s) shall be charged at the prices specified here below:

(a) New Material (condition "A") shall be valued at the current international net cost which shall not exceed the price prevailing in normal arm's length transactions on the open market.

(b) Used Material (conditions "B", "C" and "D").

(i) Material which is in sound serviceable condition and is suitable for reuse without reconditioning shall be classified as condition "B" and priced at seventy-five percent (75%) of the current price of new Material defined in (a) above.

(ii) Material which cannot be classified as condition "B" but which after reconditioning will be further serviceable for its original function shall be classified as condition "C" and priced at fifty per cent (50%) of the current price of new Material as defined in (a), above. The cost of reconditioning shall be charged to the reconditioned Material provided that the value of condition "C" Material plus the cost of reconditioning do not exceed the value of condition "B" Material.

(iii) Material which cannot be classified as condition "B" or condition "C" shall be classified as condition "D" and priced at a value commensurate with its use.

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2.3.2. - INVENTORIES

2.3.1.1. At reasonable intervals, inventories shall be taken by the Operator of all Controllable Material. The Operator shall give ninety (90) days' written notice of intention to take such inventories to allow the Minister and non-Operator(s) to be represented when any inventory is taken. Failure of any party to be represented after due notice given shall bind such party to accept the inventory taken by the Operator.

2.3.2.2. The Operator shall clearly state the principles upon which valuation of the inventory has been based.

2.3.2.3. Whenever there is a sale or change of interest in the Joint Property, a special inventory may be taken by the Operator, provided the seller and/or purchaser of such interest to bear all of the expense thereof. In such cases, both the seller and the purchaser shall  be entitled to be represented and shall be governed by the inventory so taken.

2.4. - TRANSPORTATION AND EMPLOYEE RELOCATION COSTS

2.4.1. ransportation of Material and other related costs such as origin services, expediting, crating, dock charges, forwarder's charges, surface and air freight, and customs clearance and other destination services.

2.4.2. Transportation of employees as required in the conduct of Petroleum Operations, including employees of the Operator’s Affiliate(s) whose salaries and wages chargeable under subparts 2.2.1 and 2.5.2.

2.4.3. Relocation costs of the Contract Area vicinity of employees permanently or temporarily assigned to Petroleum Operations. Relocation costs from the Contact Area vicinity, except when an employee is reassigned to another location classified as a foreign location by the Operator. Such costs include transportation of employee' families and their personal and household effects and all other relocation cost in accordance with the usual practice of the Operator and its Affiliate(s).

2.5. - SERVICES

2.5.1. The actual cost of contract services, professional consultants, and other services performed by third parties other service provided by the entities constituting the Contractor or their Affiliate(s), but the prices paid by the Contractor shall not be higher than those generally charged for comparable services.

2.5.2. Costs of technical services, such as but not limited to, engineering, and related data processing, performed by the Contractor and its Affiliate(s) for the direct benefit of Petroleum Operations, engineering, and related data processing, performed by the Contractor provided such cost shall not exceed those currently prevailing if performed by third parties in normal arm's length transaction for like services.

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2.5.3. Costs of use of equipment and facilities for the direct benefit of the Petroleum Operations, furnished by third parties, Contractor or its Affiliate(s) at rate commensurate with the costs of ownership, or rental, and the cost of operation thereof, but such rates shall not exceed those currently prevailing in the general vicinity of the Contract Area in normal arm's length transactions on the open market for like services and equipment.

2.6. - DAMAGES AND LOSSES TO JOINT PROPERTY

2.6.1. All costs or expenses necessary for the repair or replacement of Joint Property resulting from damages or losses incurred by fire, flood, storm, theft, accident, or any other cause, except insofar as those costs and expenses are caused by the wilful misconduct of the Operator. The Operator shall furnish the Government and non-Operator(s) written notice of damages or losses for each damages or loss in excess of United States Dollars Fifty Thousand (U.S 50,000.00.) as soon as after the loss as practicable.

2.7. – INSURANCE

2.7.1. Premium for insurance required under the Contract, provided that a party not participating in such insurance shall not share in the cost unless such insurance is compulsory under the laws of Kenya and provided further that if such insurance is wholly or partly paced with an Affiliate of the Contractor such premium shall be recoverable only to the extent generally charged by competitive insurance companies other than an Affiliate of the Contractor.

2.7.2. Actual expenditure incurred in the settlement of all losses, claims, damages, judgments, and other expenses for the benefit of the Petroleum Operations.

2.8. - LEGAL EXPENSES

2.8.1. All costs or expenses of litigation, or legal service otherwise necessary or expedient for the protection of the Joint Property or other interest in the Contract Area, including but not limited to legal counsel's salaries and fees, court costs, cost of investigation or procuring evidence and amounts paid in settlement or satisfaction of any such litigation or claims. These services may be performed by the Operator's legal staff or an outside firm as necessary.

2.9. - DUTIES AND TAXES

2.9.1. All duties, taxes (except taxes based on income), fees, and governmental assessments of every kind and nature which have been paid by the Entities with respect to the Contract.

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2.10. - OFFICE, CAMPS AND ADMINISTRATIVE EXPENSES

2.10.1. Cost of establishing, maintaining and operating any offices, sub offices, camps, warehouse, housing and other facilities directly serving Petroleum Operations. The cost shall be allocated to the operations served on an equitable basis.

2.11.  - GENERAL AND ADMINISTRATIVE EXPENSES

2.11.1. These charges shall be made monthly for services of all personnel and offices of the Operator and its Affiliate(s) outside Kenya and those not otherwise provided herein. It shall include service and related office cost of personnel performing management, administrative, legal, accounting, treasury, tax, employee relations, computer service, purchasing, engineering, geological, geophysical, and all other functions for the direct benefit of Petroleum Operations. The charge shall be made as follows:

This charge will be at the rate of Three Percent ( 3%) of total costs per months during any period in which exploration operation are being conducted. For the period commencing on the date that the contractor reports a commercial discovery to the Government to the discovery to Government as required in clause 19(5) of the contract is terminated the provisional rates shall be Three Percent ( 3%) of total costs.
The charge shall be as follows:

The provisional charges for such costs are based upon operator's cost experience and estimates of cost to be incurred in conduct of the petroleum operations, and are subject to quarterly adjustment as operator’s costs indicate are necessary and equitable. Within ninety (90) days following the end of each quarter, the operator shall determine the actual cost incurred in performing such services, and shall charge or credit the joint account for the difference between the actual cost incurred for the quarter and the provisional rate charge during the quarter.

On request of the Government, the operator shall make available at its home offices all supporting documents used for the determination of the charges. Such documents shall include but shall not be limited to time allocation reports prepared by employees providing services described in subpart 2.11.1., cash vouchers supporting cash expenses included in overhead pool, inter- company billing supporting charges for services provided by operator's affiliates (e.g. building rentals, telecommunications paid by the operator's parent company), summary or impersonalized computer run supporting salaries, wages and employee benefits and other such documents as may be mutually agreed.

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2.12. - OTHER EXPENDITURE

2.12.1. Other reasonable expenditure not covered or dealt with in the forgoing provisions, which are incurred by the Operator and/or the other entities constituting the Contractor and their respective Affiliate(s) for the necessary, proper, economical and efficient conduct of Petroleum Operations.

2.12.2. Interest incurred on loans raised by the Contractor for capital expenditure in Petroleum Operations under the Contract at rate not exceeding prevailing commercial rates may be recoverable as Petroleum Costs.

2.13. - CREDITS UNDER THE CONTRACT

The net proceeds of the following transaction will be credited to the account under the Contract -

(a) The net proceeds of any insurance or claim in connection with the Petroleum Operations or any assets charged to the accounts under the Contract;

(b) Revenue received from outsiders for the use of property or assets charged to the accounts under the Contract;

(c) Any adjustment received by the Contractor from the suppliers/manufactures or their agents in connection with defective equipment or Material the cost of which was previously charged by the contractor under the Contract;

(d) Rentals, refunds or other credits received by the Contractor which apply to any charge which has been made to the accounts under the Contract;

(e) Proceeds from all sales of surplus Material or assets charged to the account under the Contract; and

(f) The prices originally charged to the accounts under the Contract for inventory Materials subsequently exported from Kenya.

2.14. - NO DUPLICATION OF CHARGES AND CREDITS

Notwithstanding any provision to the contrary in this Accounting Procedure, it is the intention that there shall be no duplication of charges or credits in the accounts under the Contract.

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PART III - FINANCIAL REPORTS TO THE MINISTER

3.1. The reporting obligations provided for in this Part III shall, unless the contrary is stated, apply to the Operator.

3.2.  The Operator shall submit annually to the Minister the following:

3.2.1. The annual work programme and budget three(3) months before the beginning of the year to which they apply and the budget shall be analyzed by item within the exploration programme, Evaluation programme, development programme and production programme and show for each major budget item, with reasonable detail, the following:-

(a) Latest forecast cumulative costs anticipated at the start of the budget year;

(b) Cumulative expenditure anticipated at the end of each quarter of the budget year; and

(c) Expenditure anticipated in future years to complete the budget item.

3.2.2. A schedule of the service and supply contracts, to be entered into during the forthcoming year exceeding the equivalent of Five Hundred Thousand U.S. Dollars (U.S. $500,000.00) per contract, showing the anticipated tender date and approximate value and the goods or services to be provided;

3.2.3. The audit report required by sub-part 1.4.4 of this Accounting Procedure, stating whether in the opinion of the auditors of the Contract-

(a) The last annual expenditure report records the expenditure of the Contractor truly and fairly in accordance with the provisions of the Contract;

(b) The reports on petroleum revenue submitted truly and fairly determined the arm's length value of disposals of petroleum during the year.

3.3. the Operator shall submit quarterly within thirty (30) days of each quarter to the Minister:

3.3.1. a report of expenditure and receipts under the Contract analyzed by budget item showing-

(a) Actual expenditure and receipts for the quarter in question;

(b) Actual cumulative cost to date;

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(c) Latest forecast cumulative cost at the year end;

(d) Variations between budget costs and actual costs, and explanations thereof; and

(e) With effect from adoption of the Development Plan, the total payroll costs segregated between Kenyan and non-Kenyan personnel and the total expenditure segregated between Kenyan and non-Kenyan goods and services.

3.3.2. A cost recovery statement containing the following information-

(a) Recoverable Petroleum Costs carried forward from the previous quarter, if any;

(b) Recoverable Petroleum Costs incurred and paid during the quarter;

(c) Total recoverable Petroleum Costs for the quarter (a) plus (b) above);

(d) Quantity and value of Cost Oil taken and separately disposed of by the Contractor for the quarter;

(e) Amount of Petroleum recovered for the quarter;

(f) Amount of recoverable Petroleum Costs to be carried forward into the next quarter, if any; and

(g) Value of Government's share of production taken by the Contractor pursuant to clause 27 of the Contract.

3.4. A copy of each contract for goods or services valued in excess of Five Hundred Thousand U.S. Dollars (USD 500,000.00) shall be provided to the Minister as soon as practicable after its execution.

3.5. After the commencement of production the Operator shall, within fifteen (15) days after the end of each month, submit a production report to the Minister showing for each Development Area the quantity of Petroleum -

(a) Held in stocks at the beginning of the month

(b) Produced during the month

(c) Lifted, and by whom;

(d) Lost and consumed in Petroleum Operations; and

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(e) Held in stocks at the end of the month.

3.6. A lifting party shall submit, within fifteen (15) days after the end of each month, a report to the Minister stating-

(a) The quantities and sales value of arm's length petroleum sales made in that month;

(b) The quantities, sales value and arm's length value of disposals of petroleum other than by sale at arm's length during the month; and

(c) The total Petroleum revenue for that month.

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APPENDIX "C"

PARTICIPATION AGREEMENT

1 - Interpretation
2 - Participation interests and commencement
3 - Operator and duties of operator
4 - Operating committee and work programmes
5 - Costs and expenses
6 - Payments to operator
7 - Material and equipment
8 - Relationship of the parties and tax provisions
9 - Surrenders and transfers
10 - Disposal of production
11 - Sole risk operations
12 - Confidentiality
13 - Liability
14 - Governing law
15 - Arbitration
16 - Force majeure
17 - Notices
18 - Term
19 - Final provisions

Exhibit "A"-Accounting procedure.

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PARTICIPATION AGREEMENT

This Participation Agreement, made and entered into on this ......................day of........................... by and between the Government of the Republic of Kenya (hereafter referred to as the "Government") represented for the purpose of this agreement by the Minister for the time being responsible for energy (hereinafter referred to as the "Minister") and ERHC Energy AGC Profond Limited (hereinafter referred to as the "Contractor").

WHEREAS the Government and the Contractor have entered into a production-sharing contract (referred to as the "Contract"), to which this Appendix is attached;

WHEREAS the Government may decide to exercise its option under clause 28 of the Contract; and

WHEREAS the Parties wish to set forth the terms and conditions under which the Government has agreed to participate in the Petroleum Operations in the event such an option is exercised;

NOW, THEREFORE, the Parties agree as follows:

1 - INTERPRETATION

1. In this participation Agreement, words in the singular includes the plural and vice versa, and except where the context otherwise requires:

"AFE" means an authorization for expenditure;

"Government" includes an appointee as defined in sub clause 28 (2) of the Contract;

"Joint account" means the accounts maintained by the operator to record all transactions related to operations in the participation area under this Participation Agreement;

"Joint property" means all property acquired and held for use in connection with operations under this Participation Agreement;

"Non-operator" means a party other than the operator;

"Operating committee” means the committee established by Article 4 hereof;

"Operator" means the party designated to conduct the petroleum operations, pursuant to Article 3 hereof and its successors;

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“Participating interest" means the respective undivided interest of each of the parties as it may exist at any given time in the participation area and under this Participation Agreement;

"Participation area" means a development area in which the Government elects to participate under the Contract;

"Participation dates" means the effective date of participation by the Government as defined in sub clause 28 (3) of the Contract;

"Participation work programme" means a programme of the petroleum operations under this Participation Agreement;

"Parties" means, collectively, the Government and the entities consulting the Contractor, their respective successors or assignees.” party" means anyone of the parties;

"Year" means calendar year.

2. Words not defined in this Participation Agreement but which are defined in the Contract have the meanings given to the in the Contract.

3. In the event of any conflict between the Contract and this Participation Agreement, Contract shall prevail and this Participation Agreement shall be deemed amended accordingly.

2. PARTICIPATING INTERESTS

1. When and if the Government elects, pursuant to clause 28 of the contract, to participate in petroleum operations in a participation area, the Contractor constituting the contractor shall assign proportionately to the Government a part of its interest in the development area so that the rights, interest and obligations of the contractor and the Government in such area shall be owned and borne as of the participation date in undivided interests as follows:

Government………… ( …..%) or such lesser amount as may be elected in accordance with clause 28 of the Contract;

Contractor…………(……. %) or such greater amount as may remain after the Government's election.

2. In the event a party shall transfer in whole or in part its Participating interest pursuant to clause 35 of the Contract and Article 9 of this Participation Agreement, the participating interest of the parties therein shall be revised accordingly

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3. OPERATOR AND DUTIES OF OPERATOR

1. The operator shall be the party acting as operator on the participation date and the operator shall have the rights and obligations of a non-operator in respect of its participating interest.

2. The operator shall serve as operator until it resigns or is removed pursuant to the provisions of this Article, or until it ceases to hold a participating interest hereunder. In the event that an operator assigns the whole of its participating interest hereunder to one of its affiliates, such affiliate shall become operator hereunder in the former's place.

3. Upon the affirmative vote of all the non-operators, the operator shall be removed as operator in case of any one of the following-

(a) Bankruptcy of the operator or its parent company;

(b) Assignment for the benefit of the operator's creditors;

(c) Appointment of a receiver or manager with respect to the whole or any part of the property or assets of the operator;

(d) entitlement of any person other than an affiliate of the operator to appoint a majority of the members of the board of directors of the operator by the reason of any act, default or neglect of the operator;

(e) Failure without justification by the operator to pay a sum due to or in the name of the joint account for more than sixty (60) days;

(f) the operator's material breach of this Participation Agreement which remains un remedied for more than thirty (30) days after the operator is notified by non-operators of such breach; or

(g) Reduction in the operator's participating interest to...............per cent (........ %) or less.

4. An operator may at any time resign as operator by giving to the other parties notice in writing of such resignation. Such resignation shall be effective one hundred-eighty (180) days after the date of notice thereof or on the date on which a successor operator appointed by the parties (other than the operator) shall be ready and able to assume the obligations of operator in accordance with all the provisions of this Participation Agreement, whichever shall first occur.

5. Should an operator so resign or be removed, a successor operator shall immediately be appointed by the operating committee. A party having been removed as operator may not vote to succeed itself as operator. Such appointment parties holding not less than the percentage figure of the remaining participating interests set out in Article 4 (6). For the purpose of this Article, operator includes any of its affiliates holding a participating interest in this Participation Agreement.

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6. Removal or resignation of an operator shall not in any way affect its rights or obligations as non-operator party to this Agreement. On the effective date of removal or resignation, the operator shall deliver to the successor operator any and all funds, equipment, materials, appurtenances, books, records, data, interpretations, information and rights acquired by and in the custody of the operator for the joint account of the parties (including available petroleum not delivered to the parties), shall, with the successor or operator, prepare an inventory of joint property, adjusting the joint account accordingly, and shall co-operate as far as possible in effecting a smooth transfer of operating responsibilities.

7. An operator that is removed under Article 3 (3) (g) hereof may charge to the joint account all reasonable and necessary expenditure incurred in demobilizing and repatriating personnel and equipment.

8. The operator shall have control of the petroleum operations in the participation area and shall have exclusive custody of all materials; equipment and other property acquired therefore, and shall perform the duties under this Participation Agreement diligently and in accordance with good international petroleum industry practice, and sound and accepted engineering, management and accounting principles.

The operator shall not be liable to any non-operator for any acts or omissions, claims, damages, losses or expenses, in connection with or arising out of this Participation Agreement or the contract or petroleum operations save those caused by gross negligence or wilful misconduct of the operator.

9. The operator shall-

(a) Consult with non-operators and advise them of all matters arising from the petroleum operations;

(b) Comply with the decisions of the operating committee;

(c) Keep the participating interests and all property acquired or used free from liens, except for those authorized by Article 6 hereof; and

(d) Pay the costs of the petroleum operations under this Participation Agreement promptly and make proper charges to non-operators.

10. The operator shall submit a copy of an AFE to the non-operators for each budget item of capital expenditure in the approved participation work programme and budget that costs more than .................U.S. dollars (U.S $............).

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Where it is necessary to complete an expenditure in a budget item in the approved participation work programme, the operator may exceed the budget for the budget item by the lesser of ten per cent (10%) thereof or.................U.S.D................) and shall report promptly such excess expenditure to the non-operators.

The operator may spend not more than ............................U.S. dollars (USD………………………………..) on petroleum operations in the participation area not included in an approved participation work programme, provided that such expenditure shall not be for items previously rejected by the operating committee. The operator shall report promptly that expenditure to the non-operators and, if it is approved in accordance with Article 4 (6), the operator may make further expenditure thereon or on other items not exceeding U.S. dollars (U.S.$...........) in that year.

The limits in this Article 3(10) may be changed from time to time by the operating committee.

In the case of emergency, the operator may make such immediate expenditure and take such immediate action as may seem necessary for the protection of life or property or the prevention of pollution and such emergency expenditure shall be reported promptly to the parties by the operator.

11. A non-operator may inspect the participation area, the petroleum operations, and the books, records and other information of the operator pertaining thereto.

The operator shall supply to a non-operator by telephone, telefax, telegraph or telex, daily reports on drilling and such other reports in writing normally provided by an operator to a non-operator in the international petroleum industry, including but not limited to reports on well tests and core analysis, and copies of drilling logs, well surveys and velocity surveys. The operator shall furnish any other information reasonably requested by non-operator, if such information is readily available.

12. The operator shall obtain and maintain all insurance required by law and such other insurance as the operating committee may from time to time determine, provided that, in respect of such other insurance, any party may elect not to participate provided such party gives notice to that effect to the operator. The cost of insurance in which all the parties are participating shall be for the joint account and the cost of insurance in which less than all the parties are participating shall be charged to such parties individually. The operator shall, in respect of any insurance-

(a) Promptly inform the parties participating therein when it is taken out and supply them with copies of the relevant policies when the same are issued;

(b) arrange for the parties participating therein, according to their respective participating interests, to be named as co-insureds on the relevant policies with waiver of subrogation in favour of the parties; and

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(c) Duly file all claims and take all necessary and proper steps to collect any proceeds and, if all the parties are participating therein, credit them to the joint account or, if less than all the parties are participating therein, credit them to the participating parties.

Subject as stipulated above, any of the parties may obtain such insurance as it deems advisable for its own account at its own expense provided such insurance is acceptable under the applicable law.

If the operator is unable to obtain such other insurance required by the operating committee, it shall so advise the parties and thereafter, it shall be discharged of its obligation to obtain such insurance.

The operator shall take all reasonable steps to ensure that all contractors (including sub-contractors) performing work in respect of the petroleum operations and the joint property obtain and maintain all insurance required by the law and obtain from their insurers a waiver of subrogation in favour of the parties.

13. The operator may prosecute, defend and settle claims and litigations arising out of the petroleum operations and may compromise or settle such claims or litigations which involve an amount not exceeding the equivalent of one hundred thousand U.S. dollars (U.S. $100,000) without the approval of the operating committee. Any claim or litigation involving an amount in excess of the equivalent of one hundred thousand U.S. dollars (U.S. $100,000) shall be reported promptly to the non-operators and a non-operator shall have the right to be represented by its own counsel at its expense in the compromise, settlement or defence of such claims or litigation.

14. The operator shall fulfil the reporting obligations of the Contractor as specified in the [Contract] unless otherwise stipulated in this Participation Agreement and the Contract.

4. - OPERATING COMMITTEE AND WORK PROGRAMMES

1. The parties shall establish an operating committee to supervise and control the petroleum operations. The operating committee shall consist of one representative appointed by each of the Parties provided always that more than one of the Parties may appoint the same representative who shall represent them separately.

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Each party shall, as soon as possible after the date of this Participation Agreement, give notice to all the other parties of the name of its representative and of an alternate on the operating committee. Such representative may be replaced, from time to time, by like notice. Representatives may bring to meetings of the operating committee such advisers as they consider necessary. The representative of a Party or, in the absence of the representative, his alternate, shall be deemed authorized to represent and bind such party with respect to any matter which is within the powers of the operating committee. The representative of the party, which is the operator, shall be the chairman of the operating committee and shall report the proceedings.

2. Except as otherwise provided in this Participation Agreement the powers and duties of the operating committee shall include-

(a) The consideration and determination of all matters relating to general policies, procedures and methods of operation hereunder;

(b) The approval of any public announcement or statement regarding this Participation Agreement or the petroleum operations;

(c) The consideration, revision and approval or disapproval, of all proposed participation work programmes, budgets and AFE's prepared and submitted to it pursuant to the provisions of this Participation Agreement;

(d) The determination of the timing and location of all wells drilled under this Participation Agreement and any change in the use or status of a well;

(e) the determination of whether the operator will represent the parties regarding any matters or dealings with the Minister, any other governmental authorities or third parties in so far as the same relate to the petroleum operations, provided that there is reserved to each party the unfettered right to deal with Minister or any other government authorities in respect of matters relating to its own participating interest; and

(f) the consideration and, if so required, the determination of any other matter relating to the petroleum operations which may otherwise be designated under this Participation Agreement for reference to it.

3. The operator shall, when requested by a representative of any party, call a meeting of the operating committee. The operator may do so at any time to keep the parties informed on the petroleum operations.

4. A request to call a meeting of the operating committee shall state the purpose of that meeting and, except in an emergency, the operator shall give the parties at least fifteen (15) days' written notice with an agenda of the meeting, but where a meeting is called in an emergency, the operator shall give as much notice thereof as possible by telephone, telex or telegraph and except with the consent of all the parties, the business of a meeting shall be only that for which it was called.

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5. The operator may, instead of calling a meeting, submit matters to the parties by written notice, upon which each party may vote within the period prescribed in the notice which shall not be less than three (3) days or more than fifteen (15) days from the date notice is received. Failure of a party to vote within the above time limits shall be deemed a negative vote.

6. Each party shall have a voting interest equal to its participating interest. Unless otherwise provided in this Participation Agreement, all decisions of the operating committee shall be made by the affirmative vote of at least two (2) parties holding not less than ............per cent (.......%) of the participation interests.

7. The operator shall, at least four (4) months before the end of each year, submit to the parties for approval a participation work programme and budget, which shall contain details of the petroleum operations to be carried out in the next year and allocation of funds therefore including administrative overheads and third party expenditure, in accordance with the accounting procedure attached to this Participation Agreement as exhibit "A".

8. Unless unanimously agreed at least sixty (60) days prior to the beginning of the year, the operator shall call a meeting of the operating committee to discuss and approve a participation work programme and budget for the ensuing year and such work programme and budget shall be approved not later than thirty (30) days prior to the commencement of such year and the decision of the operating committee shall bind the parties. Upon approval of such work programme and budget the operator is hereby authorized and obliged to proceed with it in accordance with such approval.

9. Such approved participation work programme and budget may be reviewed and revised from time to time by the operating committee. Any party may in writing request a review of an approved participation work programme or budget, or of a project within a programme, if that project costs more than ...............U.S. dollars (U.S. $.............), and the request shall state the objections of the party, which shall be considered by the operating committee, who may amend the participation work programme or budget.

5. - COST AND EXPENSES.

1. Except as otherwise specifically provided in the Contract and this Participation Agreement, all costs and expenses incurred by the operator in the conduct of operations hereunder shall be borne by the parties in proportion to their respective Participating Interests set forth in Article 2.

2. All costs and expenses incurred by the operator in the conduct of petroleum operations hereunder shall be determined and settled in accordance with internationally accepted accounting practice consistent with the provisions of the Contract and its accounting procedure as complemented by the provisions of exhibit "A" to this Participation Agreement, and the operator shall keep its records of costs and expenses in accordance therewith.

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6. PAYMENTS TO OPERATOR

1. A non-operator shall pay its share of an expenditure relating to the petroleum operations, within fifteen (15) days of receipt of the account of the operator.

2. The operator may, upon twenty (20) days' written notice, request a non-operator to advance a share of the estimated expenditure for the following month, stipulating the due date of payment, provided however that such due date of payment shall not be before the first banking day of that month and the operator shall include with such notice an estimate of the cash calls for the next three (3) months. The operator's estimate of expenditure shall not exceed the approved year's budget. The operator may, at any time upon fifteen (15) days' written notice, request additional advances to cover unforeseen expenditure.

3. Cash requirements shall be specified by the operator in the currencies required for the petroleum operations and the non-operators shall advance their shares in the currencies so specified.

4. If any non-operator's advances for a given month exceed its share of cash disbursements for the same month, the next succeeding cash advance, after such determination, shall be reduced accordingly.

However, non-operator(s) may request that excess advances be refunded. The operator shall make such refund within fifteen (15) days after date of such notice.

5. Where a party is in default of payment, the operator and the non- defaulting parties shall have, as security for amounts due hereunder from a defaulting non-operator, a lien on the participating interest share, the interest in material and equipment acquired for the petroleum operations and upon the proceeds from the sale of petroleum, of that non-operator, and a non-operator shall have for amounts due hereunder, a similar lien on the same interests and property of the operator.

6. A lien may be exercised by a non-defaulting party by collecting the amount due from a purchaser of petroleum and the statement of the operator of the amount due shall be proof thereof.

7. A late payment shall attract interest at LIBOR plus three hundred per cent (300%) or ...........per cent (....... %), whichever is the greater, compounded monthly and calculated from the due date of payment. A payment not received within seventy-two (72) hours of the due date shall accrue interest from the due date and the non-paying party shall be deemed to be in default from the due date of the payment.

8. A party which remains in default for five (5) days shall have no right to vote at any operating committee meeting held during the period of the default but shall be bound by all decisions of the operating committee made during such period, and the defaulting party's participating interest shall be deemed to be vested pro-rata in the non-defaulting parties for voting purpose during the continuation of the default.

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9. Where a party fails to pay an amount required to be paid hereunder, and remains in default for ninety (90) days, the participating interest share of the defaulting party may be declared forfeit by the non-defaulting parties, unless the amount due is an advance and the defaulting party provides an irrevocable letter of credit or other security, acceptable to the operator, for the amount due.

10. When the participating interest share of a defaulting party is declared forfeit, the operator shall give notice thereof to all the parties, and that share shall vest rateably, unless otherwise agreed, in the non-defaulting parties without payment of compensation and the defaulting party shall at its sole expense take all steps necessary to vest that share accordingly, and the defaulting party hereby appoints the operator to act as its attorney to execute any and all documents required to effect such transfer. Notwithstanding the transfer of a defaulting party's participating interest share in accordance with the foregoing, the defaulting party shall remain liable for its proportionate share of the commitments incurred before its rights lapsed.

11. Where a party is in default of payment, the remaining parties shall advance the operator on demand a share of that payment, in proportion to the participating interests of those parties. Any payments received from a defaulting party shall be credited to the accounts of the non-defaulting parties who advanced funds on behalf of the defaulting party.

7. - MATERIAL AND EQUIPMENT

1. All material and equipment acquired by the operator for petroleum operations hereunder shall be owned by the parties in undivided shares in the proportion of their respective participating interests.

2. Except as may be otherwise approved by the operating committee, the operator shall purchase for the joint account of the parties only such material and equipment as are reasonably required in the conduct of operation provided for in approved participation work programmes or revisions thereof, the operator shall not stockpile material or equipment for future use without the approval of the operating committee.

3. Jointly acquired material or equipment declared by the operator to be surplus shall be disposed of in such manner as the operating committee may direct; or, if the book value thereof does not exceed.................U.S. dollars(U.S. $...........), the operator shall dispose of same in such manner as the operator shall deem appropriate; provided, however, that each Party may, if practicable, separately take or sell and dispose of its interest in such material or equipment or may by notice in writing, and subject to revocation at will, authorize the operator, for a period or periods of not more than one (1) year each, to sell such material and equipment for the account of the party or parties giving such authorization. Each party shall have the right to purchase, at the prevailing market price in the area, material or equipment which the operator has declared to be surplus and which the operator intends to dispose of on the open market.

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4. Subject to the provision of clause 12 of the Contract, upon termination of this Participation Agreement the operator shall salvage for the jointly-owned material and equipment which can reasonably be salvaged, to be disposed of as provided in Article 7 (3) hereof.

8. - RELATIONSHIP OF THE PARTIES AND TAX PROVISIONS

1. The parties declare that it is not their intention by entering into this Participation Agreement to create or be considered as a partnership or any other similar Contractor.

2. Each party shall be responsible for and shall pay its own taxes to the Kenyan authorities on its operations hereunder.

3. It is recognized that a party hereunder may be subject to the laws of its place of incorporation in addition to the laws of Kenya. For United States Federal income tax purposes, each of the parties hereto which is subject to United States Income Tax laws ("U.S. Party") hereby elects to be excluded from the application of all of the provisions of Sub-chapter "K", chapter 1, Sub-title "A", of the United States Internal Revenue Code of 1954, as permitted and authorized by Section 761 of that Code and the regulations promulgated there under. Should there be any requirement that each U.S. Party evidence this election, each U.S. Party agrees to execute such documents and furnish such other evidence as may be required by the United States Federal Internal Revenue Service. Upon the request of any U.S. Party, the Operator shall provide data necessary for filing United States tax returns.

9. - SURRENDERS AND TRANSFERS

1. Any party desiring that all of the participation area be surrendered voluntarily shall notify the other parties in writing accordingly, specifying its reasons thereof, and thereafter:

(a) Each party shall within thirty (30) days after receipt of the notice inform the other parties in like manner whether it concurs in or opposes the proposed surrender;

(b) If all the parties concur in the proposed surrender, the participation area shall be surrendered as soon as possible under the Contract;

(c) If one or more of the parties shall oppose the proposed surrender, the party or parties desiring to surrender shall, upon request by the opposing parties, transfer and convey without warranty of title-free and clear of all liens, charges and encumbrances and without right to compensation, all of its or their interest(s) in the participation area and material left thereon to said opposing party or parties, each in the proportion that its or their participating interest(s) hereunder bear to the sum of the participating interests of all the opposing parties, or as otherwise agreed by the opposing parties. The transferring party or parties shall bear-

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(i) Its or their participating interest share(s) of costs, expenses and liabilities incurred hereunder which are attributable to the participation area for the period prior to the effective date of such transfer of interest;

(ii) Its or their participation interest share(s) of all costs and expenses incurred by the operator after such date under any contracts entered into by the operator in execution of a participation work programme theretofore approved by the operating committee; and

(iii) Its or their participating interest share(s) of any accrued obligations under the contract which are not included rights or other obligations in connection therewith.

(d) A transfer under paragraph (c) above shall be effective as among the parties thirty (30) days after the opposing parties' receipt of the transferring party's first mentioned notice proposing surrender. Thereafter until such transfer has received whatever approvals may be necessary under the provisions of the Contract or applicable law, the transferring Party or parties shall hold at most legal, but not equitable, title to the interest (s) transferred for the benefit of the opposing party or parties. The transferring party or parties receiving the interest(s) transferred shall execute and deliver such documents and do such other acts as may be necessary to give legal effect to such transfer, to obtain all approvals thereof as may be required from the Minister, and otherwise to effectuate the purpose of this paragraph.

(e) Notwithstanding the foregoing, if the operating committee determines that .................per cent (.............%) or more of the estimated, discovered and recoverable reserves under the participation area have been produced, no party shall be allowed to surrender or required to transfer interest in this Participation Agreement and the Contract without the unanimous consent of all parties.

2. No transfer of any interest under this Participation Agreement and the Contract shall be made by any party otherwise than in respect of an undivided interest in all or part of its participating interest in this participation Agreement and the Contract, and in accordance with the following provisions of this Article 9.

3. If any party shall receive a bona fide offer for the purchase of all or a portion of an offeree party's participation interest in this Participation Agreement and the participation area which the offeree party is willing to accept, the offeree party shall give notice thereof in writing to the other parties:

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(a) Such notice shall set forth the identity of the offeror, the terms and conditions (including monetary and other considerations) offered in good faith, and all other relevant particulars.

(b) For a period of thirty (30) days next following the receipt of such notice, the other parties shall have an option to purchase the entire interest proposed to be sold on the same terms offered by the offeror, as set forth in the respective offer.

(c) If more than one of the parties should exercise its right to purchase said interest, each shall have the right to acquire such interest in the proportion that the Participating Interest hereunder of such party bears to the sum of the Participating interests of all the parties exercising such right except as they may otherwise agree.

(d) If within such a period of thirty (30) days, none of the other parties shall exercise its rights to purchase said interest, the sale to said offeror may be made under the terms and conditions set forth in the notice given; provided that the sale shall be consummated within six (6) months from the date of such notice and that the sale and any transfer shall be in accordance with the Contract and applicable law.

(e) For the purpose of this paragraph, an offer to purchase shall also include an acceptance of a Contractor's offer to sell.

4. The limitations of Article 9 (3) shall not apply to transfer of a participating interest by a party to an affiliate of such party, or by the Contractor to an acceptable assignee as defined in the Contract, or by the Government to an appointee, or from an appointee to another appointee, nor shall they apply to a transfer of a participating interest effected as a result of merger, consolidation, re-organization or sale of capital stock of the parent company of a Party.

5. Every transfer of a participating interest in the participation area shall be made expressly subject to this Participation Agreement and shall include a corresponding interest in jointly acquired equipment and facilities. No transfer of an interest hereunder shall be effective unless made by an instrument in writing duly executed by the parties thereto in accordance with applicable law, and until the same has received all consents required under this Participation Agreement and the Contract. A transfer shall provide that the transferor remains liable for obligations incurred before the date of transfer and such obligations shall in addition become the obligations of the transferee. Where after the transfer, the transferee or transferor owns a participating interest of less than five per cent (5%), they shall be jointly represented.

6. A transfer other than to an affiliate on an appointee shall be of sufficient financial standing to meet its participating interest share of its obligations under the Contract and this Participation Agreement. In the event of a transfer of a participating interest to an affiliate of a party the transferor party shall remain responsible for the full performance by the affiliate of the obligations undertaken by said party under this Participation Agreement and the Contract, and if such affiliate ceases to be an affiliate, the participating interest shall be transferred back to the party.

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7. In this Article, transfer means a transfer, assignment, sale or other disposal of the interest of a party.

10. DISPOSAL OF PRODUCTION

1. Each party shall separately own, take in kind and dispose of its participating interest share of that portion of the petroleum produced and saved from the participation area to which the Contractor is entitled under clause 27 of the Contract.

2. Within six (6) months following the signing of this Participation Agreement, the parties shall, in accordance with the provisions of the Contract and in light of the gathering and transportation facilities available under the adopted development plan, in good faith establish a set of rules governing the scheduling, lifting and other necessary provisions for the crude oil offtakes of the parties, consistent with good international petroleum industry practice, which shall provide, among other things, such detailed terms and procedures as required for-

(a) Short-term production forecasts;

(b) Nomination and calculation of entitlements;

(c) Scheduling of deliveries;

(d) Lifting tolerances;

(e) Under lift, over lift and make-up provisions;

(f) Passage of title and risk;

(g) Penalties assessable to the Parties which cause shut-in or reductions of production; and

(h) Other related matters.

Whatever is mutually agreed by the Parties shall be deemed to form part of this Participation Agreement.

The above terms and procedures shall apply separately to each grade of crude oil that is segregated and separately stored for off take.

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3. The Government may request from time to time that the Contractor purchase all or part of the Government's participating interest share of crude oil. The Contractor shall use its best efforts to comply with this request but in the event that the Contractor is not able to take such crude oil, then the Contractor will assist the Government in good faith to market such crude oil at the best price, terms and conditions available in the international market for the sale of such crude oil.

4. In the event of production of associated natural gas or of any discovery of natural gas, the parties shall agree upon appropriate procedures for disposal of any natural gas available under this Participation Agreement and the Contract.

11. SOLE RISK OPERATIONS

1. Any party may undertake petroleum operations at sole risk (hereinafter referred to as "sole risk project") in a participation area, subject to the provisions of this Article.

2. The following types of sole risk project may be proposed-

(a) the drilling of a well or the deepening, side-tracking, completing, plugging back, testing or reworking of an existing well drilled for the joint account of the parties, in order to test a formation in which no jointly-owned well has been completed as a well producing or capable of producing petroleum;

(b) The installation of production and transportation facilities.

3. The conduct of a project in a development area may not be the subject of a sole risk notice under this Article until after it has been proposed in complete form to the operating committee for consideration pursuant to Article 4 hereof and has not been approved within the period therein provided.

In the event that such project fails to obtain the requisite approval of the operating committee, then any party may serve notice on the other parties of its intention to carry out that project at sole risk. The other parties may give counter- notice that they wish to participate in the project within sixty (60) days after receipt thereof but, where a drilling rig is on the location and has not been released, the period is reduced to seventy-two (72) hours after receipt thereof. The periods set forth in this Article 11 (3) shall be extended for any period of time mutually agreed by the parties as necessary or desirable for acquiring or developing additional information on the sole risk project.

4. If all the other parties elect to participate in the project identified in the proposing party's notice within the period thereof provided, such project is considered as being approved by the operating committee and the provisions of Article 4 (8) of this Participation Agreement shall apply.

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5. In the event that less than all the parties elect to participate in the project, the parties which elected to participate (hereafter referred to as "sole risk parties") shall be entitled to have the sole risk project carried out.

The interest of each sole risk party in a sole risk project shall be in proportion to its participation interest in this Participation Agreement, or in such other proportion as the sole risk parties may agree. Any sole risk project shall be carried out at the sole risk, cost and expense of the sole risk parties in the proportion of their respective interests.

6. A sole risk project shall be carried out by the operator on behalf of the sole risk parties under the provisions of this participation agreement. No sole risk project may be commenced after one hundred and eighty (180) days following the expiration of the notice period prescribed in Article 11 (3), but the operator shall commence work as promptly as reasonably possible if the notice period of seventy two (72) hours, set forth in Article 11 (3), applies. The operator shall complete the sole risk project with due diligence provided that it does not jeopardize, hinder or unreasonably interfere with petroleum operations carried out under the Contract and adopted by the operating committee pursuant to Article 4 of this Participation Agreement.

The sole risk parties may use for the sole risk project any production, handling, processing and/or transporting facilities, which are joint property, subject to a determination by the operating committee as to usage fees, availability of capacity and production compatibility.

7. In connection with any sole risk project-

(a) the sole risk project will be carried out under the overall supervision and control of the sole risk parties in lieu of the operating committee;

(b) the computation of costs and expenses of the sole risk project incurred by the sole risk parties shall be made in accordance with the principles set out in exhibit “A" attached hereto;

(c) the operator carrying out the sole risk project shall maintain separate books, records and accounts (including bank accounts) for the sole risk project which shall be subject to the same right of examination and audit by the sole risk parties;

(d) the costs and expenses of the sole risk project shall not be reflected in the statements and billing rendered by the operator for petroleum operations under the Participation Agreement; and

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(e) if the operator is carrying out a sole risk project on behalf of the sole risk parties, the operator shall be entitled to request the sole risk parties in connection with the sole risk project to advance their share of the estimated expenditure and shall not use joint account funds or be required to use its own funds for the purpose of paying the costs and expenses of the sole risk project; furthermore the operator shall not be obliged to commence or, having commenced, to continue the sole risk project unless and until relevant advances have been received from the sole risk parties.

8. The sole risk parties shall indemnify and hold harmless the other parties against all actions, claims, demands and proceedings whatsoever brought by any third party arising out of or in connection with the sole risk project and shall further indemnify the other parties against all damages, costs, losses and expenses whatsoever directly or indirectly caused to or incurred by them as a result of anything done or omitted to be done in the course of carrying out such sole risk project.

9. Subject to the provision of Article 11 (10) below, the sole risk project, including data and information, is wholly owned by the sole risk parties in accordance with the provisions of the Contract, but the sole risk parties shall keep the other parties informed about the project.

In the event that such project results in an increase of production of petroleum from the participation area, the portion of such increase, which is available to the Contractor, shall be owned solely by the sole risk parties. Each of them shall have the right and obligation to take in kind, and separately dispose of its proportional share of supplementary petroleum production.

10. Any party or parties which are not participating in the sole risk project may, by giving thirty (30) days' notice to the sole risk parties, become participants in such project, at any time after the sole risk parties have recovered from the supplementary petroleum production the following sums of money to which they are entitled on the project:

In the case of a project under Article 11 (2) (a) hereof six hundred per cent (600%) of the Sole Risk cost of such project, plus one hundred per cent (100%) of the cost of operating such well incurred by the Sole Risk Parties.

In the case of a project under Article 11 (2) (b) hereof..........per cent (.......%) of the Sole Risk cost of such project, plus one hundred per cent (100%) of the cost of operating such facilities.

The value of the supplementary production to which a Sole Risk Party is entitled shall be the market value in sales at arm's length, determined in accordance with clause 26 of the Contract.

From and after the election of any party or parties to become participants in such project, all relevant wells, facilities, equipment and other property appurtenant thereto shall be owned jointly by the participating parties and each of the participating parties shall be entitled to receive its proportional share of the supplementary petroleum production.

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12. CONFIDENTIALITY

1. All information related to the petroleum operations shall be confidential and shall not be disclosed to a person other than a party except to-

(a) An affiliate;

(b) the Government and other public authorities to the extent necessary for the purpose of any applicable law;

(c) a stock exchange to which a party is obliged to make disclosure;

(d) Contractors, consultants, legal counsels or arbitrators of a Party, where disclosure is essential;

(e) a bona fide prospective purchaser of an interest of a Party in the Contract, but that purchaser shall undertake to treat that information as confidential;

(f) a lender, where disclosure is essential; or

(g) a person to whom disclosure has been agreed by the Parties.

2. A party making a disclosure to a person described in paragraph (1) (e) or (f) shall give ten (10) days' written notice thereof to the other parties.

3. The parties shall consult with each other prior to the release of any public statement or press release, and except to the extent required by law, rule or regulation of any government authority or stock exchange, no party shall make any public statement or press release without the approval of all the other parties, which shall not be unreasonably withheld. The operator shall utilize its best efforts to co- ordinate all such public statements to the end that all Parties may effect simultaneous press releases.

4. The obligations of the parties under this Article 12 are continuing obligations and any party ceasing to be a party to this Agreement shall remain bound by this Article until this Agreement is no longer in force between any remaining parties and the Contract has expired.

13. LIABILITY

1. The parties shall be severally liable in accordance with their respective participating interest to third parties.

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2. Where the Government has nominated an Appointee, as defined in clause 28 (1) of the Contract, and the appointee defaults the Government shall be liable.

3. If because of the operation of the joint and several liability provisions contained in the Contract, any one of the Parties hereto shall be required to pay in full to the Government or any other party, any sum which, if the liability were several, would be required separately from each of the Parties or from one other party only, then the Party(ies) shall notify forthwith and request immediate payment of the Party(ies') proportionate share according to its Participating interest. If within ten (10) days from receipt of said notice, the other Party(ies) shall fail to make payment as provided above such Party(ies) shall be in default and the provisions of Article 6 above shall apply, this being without prejudice to any other legal remedies available to the non-defaulting Party(ies) against the defaulting Party(ies).

14. GOVERNING LAW

This Participation Agreement shall be governed by and be construed in accordance with the laws of Kenya.

15. ARBITRATION

A dispute under this Participation Agreement shall be referred to arbitration in accordance with clause 41 of the Contract.

16. FORCE MAJEURE

1. In this Article 16, , “Force Majeure” shall include Acts of God, unavoidable accidents, acts of war or conditions attributable to or arising out of war (declared or undeclared), laws, rules, regulations, and orders by any government or governmental agency strikes, lockouts, or other labour or political disturbances, insurrections, riots, and other civil disturbances, hostile acts of hostile forces constituting direct and serious threat to life and property, and all other matters or events of a like or comparable nature beyond the control of the Party concerned, other than rig availability which prevents any of them from performing their obligations under this Participation Agreement.

2. In this clause, “Force Majeure” means an occurrence beyond the reasonable control of the Minister or the Government or the contractor which prevents any of them from performing their obligation under this contract

3. Where a party is prevented from performing an obligation under this Participation Agreement by force majeure, that party shall give written notice to the other Parties, and the obligation of the affected Party shall be suspended for the period of the force majeure.

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4. The affected party shall promptly notify the other parties when the period of force majeure terminates.

5. No Party may claim force majeure as a reason for the failure to timely pay any monies pursuant to this Participation Agreement.

6. Where any Party disputes the existence of force majeure, that dispute may be referred to arbitration as provided in clause 44 of the Contract.

17. NOTICES

1. All notices and other communications provided for in this Participation Agreement shall be made in writing and shall be delivered by hand or sent by registered airmail, as appropriate, return receipt requested, or by telegram or telex (with confirmation by mail) to the Parties at the following addresses:

To the Government:

Ministry of Energy: FAO Hon. Minister of Energy
Nyayo House
Kenyatta Avenue
P O Box 30582.00100
Nairobi, Kenya
Tel 00254 20 310 112
Fax 00254 20 228 314

To the Contractor:
President/CEO
ERHC Energy AGC Profond Limited
5444 Westheimer Road, Suite 1440
HOUSTON, TX 77056
U S A
Tel: 713-626-4700
Fax: 713-626-4704

2. Notices given by registered airmail shall be deemed received on the date shown on the return receipt. Notices given by telegram or telex shall be presumed received on the working day at the place of receipt following the time of transmission.

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3. Any party may at any time and from time to time change its authorized representative or its address herein on giving the other Parties ten (10) days notice in writing to such effect.

to the Contract.

18. TERM

1. This Participation Agreement shall come into force on the participation date and shall remain in force until-

(a) It is terminated by the written consent of all the parties;

(b) All the Participating interests are vested in one Party; or

(c) The expiration or termination of the Contract.

2. Before this Participation Agreement is terminated, there shall be a final accounting and settlement of the Joint Account.

19. FINAL PROVISIONS

1. Headings are inserted in this Participation Agreement for convenience and shall not affect the construction for interpretation hereof.

2. This Participation Agreement shall not be amended, modified or supplemented except by an instrument in writing signed by the parties.

3. Subject to the provisions hereof, this Participation Agreement is binding upon and shall apply to the successors and assignees of the parties hereto and each of them respectively.

IN WITNESS WHEREOF, the Parties hereto have signed this Participation Agreement on the day and year first above written.

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EXHIBIT "A"

ACCOUNTING PROCEDURE

Attached to and made a part of the Participation Agreement.

Section 1 - General Provisions

1.1 - Interpretation

1.2 - Statements, billings and adjustments

1.3 - Advances and payments

1.4 – Audits

SECTION 1

GENERAL PROVISIONS

The purpose of this accounting procedure is to establish equitable methods for determining charges and credits applicable to operations under the Agreement.

It is the intent of the Parties that no Party shall lose or profit by reason of its duties and responsibilities as either operator or as non- operator and that no duplicate charges to the joint account for the same work shall be made.

The parties agree that if any procedure established herein proves unfair or inequitable to any party, the parties shall meet and in good faith endeavour to agree on the changes necessary to correct that unfairness or inequity.

1.1. - INTERPRETATION

1.1.1. In this Exhibit-

(i) "The Agreement" means the Participation Agreement, of which this Exhibit forms part,

(ii) "the Contract" means the production sharing contract to which the Agreement is attached

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(iii) Words and expressions defined in the Agreement, the Contract and its appendices have the meanings therein ascribed to them.

1.1.2. In the event of any conflict between the provisions of the Agreement and this exhibit, the provisions of the Agreement shall prevail.

1.1.3. By mutual agreement between the parties, this accounting procedure attached to the Agreement may be revised from time to time by an instrument in writing signed by the parties.

1.2. - STATEMENTS, BILLINGS AND ADJUSTMENTS

1.2.1. The operator shall maintain financial accounts necessary to record in reasonable details the transactions relating to petroleum operations under the Agreement which shall be prepared in accordance with generally accepted standards of the international petroleum industry. The operator shall upon request by the Party furnish a description of its accounting classifications.

1.2.2. Each party to the Agreement is responsible for preparing its own accounting and tax reports and paying of its own tax obligations to meet Kenyan requirements. The operator shall furnish the non- operator(s) with all reports, statements, billings and accounting documents necessary to maintain their own accounting records.

1.2.3. The operator shall bill the non-operator(s) on or before the last day of each month for their proportionate share of expenditure for the preceding month. Such billings shall be accompanied by statements of all charges and credits to the joint account, summarized in reasonable detail by appropriate accounting classifications indicative of the nature thereof, except that items of controllable material and unusual charges and credits shall be detailed.

1.2.4. The operator shall, upon request by non-operator(s) furnish a description of such accounting classifications.

1.2.5. Amounts included in the billings shall be expressed in the currency in which the operator's records are maintained. In the conversion of currencies when accounting for advances or payments in different currencies as provided for in sub-section 1.3., or any other currency transactions affecting operations under the Agreement, it is the intent that none of the parties shall experience an exchange gain or loss at the expense of, or to the benefit of, the other Parties. It is agreed that any loss or gain to the joint account resulting from the exchange of currency required for operations under the Agreement or from the translations required, shall be charged or credited to the joint account. The operator shall furnish the parties with a description of the procedure applied by the operator to accomplish said translation or exchange of currencies and provide currency exchange data sufficient to enable non- operator(s) to translate the billings to the currency of the non-operator(s) accounts.

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1.2.6. of billings by non-operator(s) shall not prejudice the right of any non-operator(s) to protest or question the correctness thereof; however, all bills and statements rendered to non-operator(s) by the operator during any year shall conclusively be presumed to be true and correct after twenty-four (24) months following the end of any such year, unless within the said twenty-four (24) month period a non-operator takes written exception thereto and makes claim on the operator shall be made unless it is made within the same prescribed period. The provisions of this Sub-section shall not prevent adjustment resulting from a physical inventory or the joint property or from a third party claim.

1.3. - ADVANCES AND PAYMENT

1.3.1. If operator so requests, non-operator(s) shall advance to the operator the non-operator(s)' share of estimated cash requirements for the succeeding month's operation in accordance with Article 6 of the Agreement. Operator shall make written request for the advance to non- operator(s) at least twenty (20) days prior to the first banking day of such succeeding month. The advance shall not be due and payable before the first banking day of the month for which the advance is requested. The request shall set out the funds in the currencies to be expended as estimated by the operator to be required. The non-operator(s) shall on or before the due date make corresponding advances in the currencies requested by depositing such funds to operator's account at a bank as may be from time to time designated by the operator.

1.3.2. Should the operator be requested to pay any large sums of money for operations under the Agreement, which were unforeseen at the time of providing the non-operator(s) with said monthly estimates of its requirements, the operator may make a written request of the non- operator(s) for special advances covering the non-operators' share of such payments. Non-operator(s) shall advance to operator their share of such advances within fifteen (15) days after date of such notice.

1.3.3. If non-operators' advances exceed their share of actual expenditure, the next succeeding cash advance, after such determination, shall be reduced accordingly. However, non-operator(s) may request that excess advances be refunded. The operator shall make such refund with fifteen (15) days after the date of such notice.

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1.3.4. If non-operators' advances are less than their share of actual expenditure, the deficiency shall, at operator's option, be added to subsequent cash advance requirements or be paid by non-operators within fifteen (15) days following operator's billing to non-operator(s) of such deficiency.

1.3.5. If the operator does not request non-operator(s) as provided in sub-part 1.3.1., to advance their share of estimated cash requirements, non-operator(s) shall pay their share of actual expenditure within fifteen (15) days following date of operator's billing.

1.3.6. Payments of advances or billings shall be made on or before the due date; and if not so paid, the unpaid balance shall be treated as provided under Article 6 of the Agreement.

1.4. - AUDITS

1.4.1. A non-operator, upon at least thirty (30) days' advance written notice to the operator and other non-operator(s), shall have the right at its sole expenses to audit the joint account and related records for any year or portion thereof within the twenty-four (24) month period following the end of such year; however, the conducting of an audit shall not extend the time for the taking of written exception to and the adjustment of accounts as provided for in sub-part 1.2.5. The operator shall make every reasonable effort to co-operate with the non-operators, and the non-operators shall make every reasonable effort to conduct audits in a manner which will result in a minimum of inconvenience to the operator.

1.4.2. All adjustments resulting from an audit agreed between the operator and the non-operator conducting the audit shall be rectified promptly in the joint account by the operator and reported to the other non-operator. Any unresolved dispute arising in connection with an audit shall be referred to arbitration in accordance with Article 15 of the Agreement.

1.4.3. Except as otherwise provided in the Contract, the cost of any audit or verification of the joint account that is for the benefit of all parties shall be chargeable to the joint account if the parties mutually agree.

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SECTION 2

CHARGEABLE COSTS, EXPENDITURE AND CREDITS

The operator shall charge the joint account for all those costs and expenditure necessary to conduct petroleum operations under the agreement pursuant to the provisions of sub-parts 2.12. inclusive of appendix "B" to the Contract.

The operator shall credit the joint account for all the proceeds resulting from petroleum operations under the Agreement pursuant to the provisions of sub-part 2.31. of Appendix "B" to the Contract.

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EXHIBIT D
Deed of Transfer Model Form

DEED OF ASSIGNMENT

between

ERHC ENERGY KENYA LIMITED

and

CEPSA KENYA LIMITED

THIS DEED OF ASSIGNMENT is made is made on             2013 between:

(1)	ERHC ENERGY KENYA LIMITED, a company registered in accordance with the laws of Kenya under registration number CPR/2012/86952 (ERHC);

(2)	CEPSA KENYA LIMITED, a company registered in accordance with the laws of Kenya under registration number CPR/2013/113607 (CEPSA).

WHEREAS

A.	EHRC is the sole Contractor in a production sharing contract between ERHC and the Government of the Republic of Kenya covering Block 11 A in the north western region of Kenya dated 28th June, 2012.

B.	ERHC has agreed to transfer and assign to CEPSA fifty five per cent (55%) of its rights as the Contractor in the Block 11 A PSC and operatorship of Block 11 A.

C.	The Cabinet Secretary of the Ministry of Energy of Kenya has in a letter dated [∆] given his consent to the execution of this Deed of Assignment.

IT IS AGREED AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

Unless the context otherwise requires, the words and expressions defined in the PSC shall bear the same meanings ascribed to them in the PSC wherever used in this Deed (including recitals to this Deed).

1.1.1	Business Day means [∆];

1.1.2	Cabinet Secretary in the Ministry of Energy (formerly Minister) is the senior most civil servant and accounting officer in the Ministry of Information Communications and Technology;

1.1.3	PSC means production sharing contract between ERHC and the Government of the Republic of Kenya covering Block 11 A dated 28th June, 2012;

1.1.4	Parties means the parties to this Agreement.

1.2	Interpretation

1.2.1	In addition to the definitions in clause 1.1, unless the context requires otherwise:
1.2.1.1	the singular includes the plural and vice versa;
1.2.1.2	a person includes reference to a body corporate or other legal entity;
1.2.1.3	any written law includes that law as amended or re-enacted from time to time;
1.2.1.4	any agreement or other document includes that agreement or other document as varied or replaced from time to time;
1.2.1.5	a clause is to the relevant clause of this agreement;
1.2.1.6	any party includes that party’s successors and assigns.

1.3	Clause headings are inserted for convenience only and shall be ignored in construing this agreement.

NOW THIS DEED WITNESSETH THAT

2.	With effect from [∆], ERHC hereby assigns to CEPSA an undivided fifty five per cent (55%) Participating Interest in all the rights and interests and by way of novation transfers all its liabilities and obligations pursuant to and in respect of the PSC (the “Transferred Interest”) to hold the same and subject to performance and observance by CEPSA of the terms and conditions contained in the PSC and on the part of the Contractor therein described to be performed and observed, in so far as they relate to the Transferred Interest.

3.	ERHC confirms that the rights and privileges of the Government of Kenya under the PSC shall not be prejudiced by the provisions of this Deed of Assignment.

4.	ERHC and CEPSA jointly and severally covenant with and in favour of the Minister that they will perform and observe the terms and conditions contained in the PSC and on the part of the Contractor therein described to be performed and observed.

5.	For the purpose of this Deed of Assignment, all notices shall be sent to the following addresses:

5.1	If to ERHC
[∆]
Tel: [∆]
E-mail: [∆]
Attention: [∆]

5.2	If to CEPSA
[∆]
Tel: [∆]
E-mail: [∆]
Attention: [∆]

6.	This Deed of Assignment may be executed in any number of counterparts with the same effect as if the signatures on the counterparts were upon a single engrossment of this Deed of Assignment provided that this Deed of Assignment shall not be effective until all the counterparts have been executed.

7.	The construction, validity and performance of this Deed of Assignment shall be governed by the Laws of Kenya and each party hereby submits to the non-exclusive jurisdiction of the Kenyan Courts.

IN WITNESS WHEREOF the parties hereunto affixed their respective common seals the day and year first above written.

THE COMMON SEAL OF ERHC	)
WAS HEREUNTO	)
AFFIXED IN THE PRESENCE OF:	)
)
)
DIRECTOR	)
)
)
)
DIRECTOR/SECRETARY	)

THE COMMON SEAL OF CEPSA	)
WAS HEREUNTO	)
AFFIXED IN THE PRESENCE OF:	)
)
)
DIRECTOR	)
)
)
)
DIRECTOR/SECRETARY	)

CONSENT

By executing this Deed of Assignment, the Cabinet Secretary of the Ministry of Energy does on behalf of the Government of Kenya consent and approve to the assignment of the Transferred Interest by ERHC to CEPSA in accordance with the provisions of the PSC.

APPROVED BY THE MINISTRY OF ENERGY:

Cabinet Secretary

Date